As filed with the Securities and Exchange Commission on July 30, 2003

Registration No. 333-106617

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KANKAKEE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6712	36-3846489
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

310 South Schuyler Avenue, Kankakee, Illinois 60901 (815) 937-4440

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Carol S. Hoekstra, Executive Vice President

Kankakee Bancorp, Inc.

310 South Schuyler Avenue

Kankakee, Illinois 60901

(815) 937-4440

(name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John E. Freechack, Esq. Karyn L. Doerfler, Esq. Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC 333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606 Phone: (312) 984-3100 Fax: (312) 984-3150	Thomas A. Litz, Esq. Thomas E. Proost, Esq. Thompson Coburn LLP One US Bank Plaza, Suite 3400 St. Louis, Missouri 63101 Phone: (314) 552-6000 Fax: (314) 552-7000

Approximate date of commencement of proposed sale of securities to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common stock, $.01 par value	350,196 shares	$ 21.63 value per share	$7,574,739	$613

(1)	Represents the estimated maximum number of shares to be issued pursuant to the agreement and plan of merger dated as of May 27, 2003, between Kankakee Bancorp, Inc., a Delaware corporation, and Aviston Financial Corporation, an Illinois corporation.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (f)(2) of Regulation C under the Securities Act of 1933, as amended, and calculated as the book value per share of Aviston Financial Corporation common stock as of May 31, 2003, for each of the 495,326 shares of Aviston Financial Corporation common stock, the maximum number of shares outstanding at the effective time of the merger, to be exchanged for the common stock of the registrant pursuant to the merger agreement.
(3)	The registration fee was previously paid to the Commission on June 27, 2003.

DELAYING AMENDMENT: The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement for the Special Meeting of Stockholders of Kankakee Bancorp, Inc.	Proxy Statement for the Special Meeting of Stockholders of Aviston Financial Corporation

Prospectus of Kankakee Bancorp, Inc.

In Connection With an Offering of Up

to 350,196 Shares of its Common Stock

The boards of directors of Kankakee Bancorp, Inc. and Aviston Financial Corporation have approved a merger agreement that would result in Aviston Financial’s tax-free merger with and into Kankakee Bancorp. As a result of the merger, each outstanding share of Aviston Financial common stock will be converted into the right to receive 0.707 shares of Kankakee Bancorp common stock. As soon after the completion of the merger as possible, we will also merge our respective subsidiary depository institutions into a single commercial bank.

Kankakee Bancorp common stock is traded on the American Stock Exchange under the symbol “KNK.” The closing price of Kankakee Bancorp common stock on July 28, 2003 was $52.58.

To complete this merger, we must obtain the necessary government approvals and the approvals of the stockholders of both Kankakee Bancorp and Aviston Financial. Each of our companies will hold a special meeting of our respective stockholders to vote on the agreement and plan of merger and the transactions it contemplates. Your vote is very important. Whether or not you plan to attend your company’s special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. The dates, times and places of the meetings are as follows:

For Kankakee Bancorp stockholders: September 15, 2003 10:00 a.m., local time Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC 333 W. Wacker Drive, Suite 2700 Chicago, Illinois 60606	For Aviston Financial stockholders: September 11, 2003 6:00 p.m., local time Sheraton Hotel Conference Center 319 Fountains Parkway Fairview Heights, Illinois 62208

Kankakee Bancorp’s board of directors unanimously recommends that Kankakee Bancorp stockholders vote

FOR approval of the merger agreement and the

transactions it contemplates and adoption of the

amendments to the certificate of incorporation.

Aviston Financial’s board of directors unanimously recommends that Aviston Financial stockholders vote FOR approval of the merger agreement and the transactions it contemplates.

For a description of the significant considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page 28.

We encourage you to read this entire document carefully. This joint proxy statement-prospectus gives you detailed information about the merger and the amendments to Kankakee Bancorp’s certificate of incorporation its board of directors is proposing, and it includes a copy of our merger agreement as Appendix A. In addition to the information contained in this joint proxy statement-prospectus about both of our companies, you also can obtain information about Kankakee Bancorp from publicly available documents it has filed with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 87.

Carol S. Hoekstra Executive Vice President Kankakee Bancorp, Inc.	Thomas A. Daiber President Aviston Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement-prospectus or determined if this joint proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This joint proxy statement-prospectus is dated July 30, 2003 and is first being mailed on or about August 4, 2003.

Kankakee Bancorp, Inc.

310 South Schuyler Avenue

Kankakee, Illinois 60901

Notice of Special Meeting of Stockholders

To Be Held On September 15, 2003

A special meeting of stockholders of Kankakee Bancorp, Inc., a Delaware corporation, will be held at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, on September 15, 2003, 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 27, 2003, between Kankakee Bancorp, Inc. and Aviston Financial Corporation, an Illinois corporation, and the transactions contemplated by the Agreement and Plan of Merger, including the merger of Aviston Financial with and into Kankakee Bancorp.

2.	To consider and vote upon three amendments to the certificate of incorporation of Kankakee Bancorp, as previously amended, that would:

•	Change the name of Kankakee Bancorp to Centrue Financial Corporation;

•	Increase the number of authorized shares of Kankakee Bancorp common stock from 3.5 million to 5.5 million; and

•	Change the manner in which the certificate of incorporation may be amended in the future, as described more fully in the attached joint proxy statement-prospectus.

3.	To transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting.

The close of business on July 28, 2003, has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only stockholders of record on such date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

By Order of the Board of Directors,

CAROL S. HOEKSTRA
July 30, 2003	Executive Vice President

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope, or by voting by telephone or internet as described on the enclosed proxy card. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or internet.

Your Board of Directors unanimously recommends that you vote FOR approval of the merger agreement and the transactions it contemplates, FOR adoption of the amendment to Kankakee Bancorp’s certificate of incorporation changing its name to Centrue Financial Corporation, FOR adoption of the amendment to Kankakee Bancorp’s certificate of incorporation increasing the number of authorized shares and FOR adoption of the amendment to Kankakee Bancorp’s certificate of incorporation changing the manner in which the certificate of incorporation may be amended in the future.

Aviston Financial Corporation

101 South Page Street

Aviston, Illinois 62216

Notice of Special Meeting of Stockholders To Be Held On September 11, 2003

A special meeting of stockholders of Aviston Financial Corporation, an Illinois corporation, will be held at the Sheraton Hotel Conference Center, 319 Fountains Parkway, Fairview Heights, Illinois 62208, on September 11, 2003, 6:00 p.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 27, 2003, between Aviston Financial Corporation and Kankakee Bancorp, Inc., a Delaware corporation, and the transactions contemplated by the Agreement and Plan of Merger, including the merger of Aviston Financial with and into Kankakee Bancorp.

2.	To transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting.

The close of business on July 28, 2003, has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only stockholders of record on such date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

By Order of the Board of Directors,

THOMAS A. DAIBER
July 30, 2003	President

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Your Board of Directors unanimously recommends that you vote FOR approval of the merger agreement and the transactions it contemplates.

i

Appendix A – Agreement and Plan of Merger

Appendix B – Sections 11.65 and 11.70 of the Illinois Business Corporation Act (Appraisal Rights)

ii

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This joint proxy statement-prospectus has been prepared as of July 30, 2003. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of common stock of the combined company will create any implication to the contrary. However, if there is a material change to information requiring the filing of a post-effective amendment with the Securities and Exchange Commission, you will receive an updated document and your proxy will be resolicited.

The information contained in this joint proxy statement-prospectus pertaining to Kankakee Bancorp was supplied by Kankakee Bancorp, and the information pertaining to Aviston Financial was supplied by Aviston Financial.

HOW TO OBTAIN ADDITIONAL INFORMATION

This joint proxy statement-prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is described on page 91 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

For Kankakee Bancorp documents: Lynn O’Brien Secretary Kankakee Bancorp, Inc. 310 South Schuyler Avenue Kankakee, Illinois 60901 (Telephone (815) 937-4440)	For Aviston Financial documents: Bryan L. Marsh Secretary Aviston Financial Corporation 101 South Page Street Aviston, Illinois 62216 (Telephone (618) 228-7215)

To obtain timely delivery of the documents, you must request the information by September 5, 2003.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: On what am I being asked to vote?

A: You are being asked to vote on an Agreement and Plan of Merger, which, if approved, will result in Aviston Financial being merged with and into Kankakee Bancorp.

In addition, Kankakee Bancorp stockholders are being asked to adopt three amendments to the certificate of incorporation of Kankakee Bancorp. One of these amendments would change Kankakee Bancorp’s name to Centrue Financial Corporation. Another of these amendments would increase the number of authorized shares of common stock from 3.5 million to 5.5 million. The third amendment would change the manner in which the certificate of incorporation may be amended in the future.

The adoption of these amendments is not a condition to the completion of the merger. Approval of the merger agreement and the transactions it contemplates is not a condition to the adoption of the amendments.

We also are soliciting proxies that would grant the authority to vote to adjourn the special meeting of your company, if necessary, to solicit additional proxies for approval of the matters to be voted on.

You may also be asked to consider other matters as may properly come before each of our respective special meetings. Neither Kankakee Bancorp nor Aviston Financial knows of any other matters that will be presented for consideration at its special meeting.

Q: Why do Kankakee Bancorp and Aviston Financial want to merge?

A: Kankakee Bancorp is acquiring Aviston Financial because we both believe that by combining our two companies we can create a stronger and more diversified company that provides significant long-term benefits to stockholders and customers alike. In addition, the merger will allow the combined company to expand its presence within the central Illinois and St. Louis metropolitan area.

Q: What will happen to my shares of Kankakee Bancorp?

A: All shares of Kankakee Bancorp will remain outstanding.

Q: What will I receive for my shares of Aviston Financial?

A: You will receive 0.707 shares of Kankakee Bancorp common stock for each share of Aviston Financial common stock that you own at the effective time of the merger. Each share of Kankakee Bancorp common stock that you receive will include all rights that are inherent in and attached to the outstanding shares of Kankakee Bancorp common stock as described in this joint proxy statement-prospectus. Kankakee Bancorp will not issue any fractional shares. Instead of fractional shares, Aviston Financial stockholders will receive cash in an amount determined as described in this joint proxy statement-prospectus.

Q: When do you expect the merger to be completed?

A: We hope to complete the merger late in the third quarter or during the fourth quarter of 2003, or as soon as possible upon the approval of bank regulatory authorities and the satisfaction of other closing conditions.

Q: When and where will the special meetings take place?

A: The Kankakee Bancorp special meeting will be held on September 15, 2003, at 10:00 a.m., local time, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606.

The Aviston Financial special meeting will be held on September 11, 2003, at 6:00 p.m., local time, at the Sheraton Hotel Conference Center, 319 Fountains Parkway, Fairview Heights, Illinois 62208.

Q: Who must approve the proposals at the special meetings?

A: Holders of a majority of the outstanding shares of Kankakee Bancorp common stock as of the close of business on July 28, 2003, must approve the merger agreement and the transactions it contemplates and adopt the two amendments to Kankakee Bancorp’s certificate of incorporation changing the corporate name and increasing the number of authorized shares of Kankakee Bancorp common stock. Holders of at least 80% of the outstanding shares of Kankakee Bancorp common stock as of the close of business on July 28, 2003, must adopt the amendment to Kankakee Bancorp’s certificate of incorporation changing the manner in which the certificate of incorporation may be amended in the future.

Holders of at least two-thirds of the outstanding shares of Aviston Financial common stock as of the close of business on July 28, 2003, must approve the merger agreement and the transactions it contemplates.

Q: What are the recommendations of the Kankakee Bancorp Board of Directors and the Aviston Financial Board of Directors?

A: The board of directors of Kankakee Bancorp recommends and encourages its stockholders to vote “FOR” approval of the merger agreement and the transactions it contemplates and “FOR” the adoption of all three of the amendments to Kankakee Bancorp’s certificate of incorporation.

The board of directors of Aviston Financial recommends and encourages its stockholders to vote “FOR” approval of the merger agreement and the transactions it contemplates.

Q: How do the directors and executive officers of Aviston Financial and the directors of Kankakee plan to vote?

A: All of Aviston Financial’s directors and executive officers have agreed to vote their shares in favor of the merger agreement. These individuals collectively hold, as of the record date for the Aviston Financial special meeting, approximately 140,000 shares, or approximately 28.4% of Aviston Financial common stock eligible to vote. The directors of Kankakee Bancorp have indicated that they intend to vote their shares in favor of all of the proposals. For a description of the interests of certain directors and officers of Aviston Financial and Kankakee Bancorp, see “Description of Transaction—Interests of Certain Persons in the Merger” beginning on page 53.

Q: What do I need to do now?

A: After reviewing this document, submit your proxy by executing and returning the enclosed proxy card. If you are a stockholder of Kankakee Bancorp, you may also vote by telephone or internet, as described on the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at your special meeting in accordance with your instructions. Your proxy vote is important. Whether or not you plan to attend your special meeting, please submit your proxy promptly in the enclosed envelope.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q: How will my shares be voted if I return a blank proxy card?

A: If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxies will be counted as a vote for the proposals identified in this document and in the discretion of the persons named as proxies in any other matters properly presented for a vote at your special meeting.

Q: What will be the effect if I do not vote?

A: If you abstain or do not return your proxy card or otherwise do not vote at your special meeting, your failure to vote will have the same effect as if you voted against approval of the merger agreement and, if applicable, adoption of the amendments to Kankakee Bancorp’s certificate of incorporation.

Q: Can I vote my shares in person?

A: Yes, if your shares are registered in your own name, you may attend your special meeting and vote your shares in person rather than signing and mailing your proxy card, or, if applicable, voting by telephone or internet. However, to ensure that your vote is counted at your special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card, or, if you are a stockholder of Kankakee Bancorp, vote by telephone or internet.

Q: Can I change my mind and revoke my proxy?

A: Yes, you may revoke your proxy and change your vote at any time before the polls close at your special meeting by:

•	signing another proxy with a later date,

•	giving written notice of the revocation of your proxy to the secretary of either Kankakee Bancorp or Aviston Financial (whichever is applicable) before your special meeting, or

•	voting in person at your special meeting.

Your latest dated proxy or vote will be counted.

Q: What regulatory approvals are required to complete the merger?

A: To complete the merger, Kankakee Bancorp and Aviston Financial must obtain the approval of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and the approval of the Illinois Office of Banks and Real Estate. The merger of KFS Bank, F.S.B., a wholly owned subsidiary of Kankakee Bancorp, with and into the State Bank of Aviston, a wholly owned subsidiary of Aviston Financial, must be approved by the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the Illinois Office of Banks and Real Estate. Applications for all of the necessary regulatory approvals have been filed.

Q: What are the tax consequences of the merger to Aviston Financial stockholders?

A: In general, the exchange of your Aviston Financial common stock solely for Kankakee Bancorp common stock will not cause you to recognize any taxable gain or loss for federal income tax purposes. However, you will have to recognize taxable income or gain in connection with cash received in lieu of any fractional shares of common stock of the combined company.

Each of Kankakee Bancorp’s and Aviston Financial’s respective obligations to complete the merger is conditioned upon receipt of an opinion about the federal income tax treatment of the merger. The opinion will not bind the Internal Revenue Service, which could take a different view. To review in greater detail the tax consequences to Aviston Financial stockholders, see “Description of Transaction—Material Federal Income Tax Consequences of the Merger,” beginning on page 36. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q: What risks should I consider before I vote on the merger?

A: We encourage you to read carefully the detailed information about the merger contained in this joint proxy statement-prospectus, including the section entitled “Risk Factors” beginning on page 28.

Q: What if I oppose the merger? Do I have dissenters’ rights?

A: Aviston Financial stockholders who oppose the merger have dissenters’ rights under the Illinois Business Corporation Act. A copy of the provisions of Illinois law relating to dissenters’ rights is attached as Appendix B to this document. See “Description of Transaction—Dissenters’ Rights” beginning on page 46.

Kankakee Bancorp stockholders who oppose the merger do not have any dissenters’ rights.

Q: Should I send in my Aviston Financial stock certificate now?

A: No. Once the merger is completed we will send you written instructions for exchanging your stock certificates.

Q: Who can answer my questions about the merger?

A: If you are a stockholder of Kankakee Bancorp, you may contact James M. Lindstrom at (815) 937-4440 to answer your questions about the merger.

If you are a stockholder of Aviston Financial, you may contact Thomas A. Daiber at (618) 228-7215 to answer your questions about the merger.

Summary

This brief summary highlights selected information from this joint proxy statement-prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the transaction we are proposing. For more information about Kankakee Bancorp, see “Where You Can Find More Information.” We have included page references in this summary to direct you to other places in this joint proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

General

This joint proxy statement-prospectus relates to the proposed merger of Aviston Financial with and into Kankakee Bancorp and to three proposed amendments to Kankakee Bancorp’s certificate of incorporation. Kankakee Bancorp and Aviston Financial believe that the merger will enhance stockholder value by allowing Aviston Financial stockholders to receive Kankakee Bancorp common stock in exchange for their shares of Aviston Financial common stock and by permitting Kankakee Bancorp to expand its presence with the addition of new markets in central Illinois and the St. Louis metropolitan area. In addition, Aviston Financial customers will have access to additional products and services, banking centers and ATMs. Kankakee Bancorp believes that the proposed amendments to its certificate of incorporation will increase Kankakee Bancorp’s identification in the marketplace by changing the corporate name, and will create desirable flexibility by creating a reserve of additional authorized stock and by making it easier to make future amendments to its certificate of incorporation.

The Companies

(pages 69 and 72)

Kankakee Bancorp, Inc.

310 South Schuyler Avenue

Kankakee, Illinois 60901

(815) 937-4440

Kankakee Bancorp, a Delaware corporation, is a savings and loan holding company registered under the Home Owner’s Loan Act, as amended. Through KFS Bank, F.S.B., Kankakee Bancorp’s wholly owned subsidiary bank, Kankakee Bancorp conducts a range of commercial and personal banking activities and offers trust, insurance and investment services in Illinois. In addition to Kankakee Bancorp’s main office in Kankakee, Kankakee Bancorp’s subsidiary bank operates 13 branches in Illinois. At March 31, 2003, Kankakee Bancorp reported, on a consolidated basis, total assets of $516.8 million, deposits of $419.8 million and stockholders’ equity of $32.8 million. Kankakee Bancorp common stock is traded on the American Stock Exchange under the symbol “KNK.”

Aviston Financial Corporation

101 South Page Street

Aviston, Illinois 62216

(618) 228-7215

Aviston Financial, an Illinois corporation, is a bank holding company registered under the Bank Holding Company Act, as amended. Aviston Financial was organized by an investor group led by Thomas A. Daiber, its Chairman, President and Chief Executive Officer, in October 2002 to acquire the outstanding shares of Aviston Bancorp, Inc., the holding company for the State Bank of Avison. Through the State Bank of Aviston, Aviston Financial conducts a range of commercial and personal banking activities in central Illinois. In addition to Aviston Financial’s main office in Aviston, the State Bank of Aviston operates two branches in Illinois. At March 31, 2003, Aviston Financial reported, on a consolidated basis, total assets of $97.5 million, deposits of $79.1 million and stockholders’ equity of $10.4 million. Aviston Financial common stock is not publicly traded.

Special Meetings

(pages 31 and 33)

Kankakee Bancorp stockholders. The Kankakee Bancorp meeting will be held on September 15, 2003, at 10:00 a.m., local time, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606. At Kankakee Bancorp’s meeting, you will be asked:

•	to approve the merger agreement and the transactions it contemplates;

•	to adopt an amendment to the certificate of incorporation of Kankakee Bancorp changing its corporate name to Centrue Financial Corporation;

•	to adopt an amendment to the certificate of incorporation of Kankakee Bancorp increasing the number of authorized shares of common stock from 3.5 million to 5.5 million;

•	to adopt an amendment to the certificate of incorporation of Kankakee Bancorp changing the manner in which the certificate of incorporation may be amended in the future; and

•	to act on other matters that may properly be submitted to a vote at the meeting.

The adoption of the amendments is not a condition to the completion of the merger. Approval of the merger agreement and the transactions it contemplates is not a condition to the adoption of the amendments.

Aviston Financial stockholders. The Aviston Financial meeting will be held on September 11, 2003, at 6:00 p.m., local time, at the Sheraton Hotel Conference Center, 319 Fountains Parkway, Fairview Heights, Illinois 62208. At Aviston Financial’s meeting, you will be asked:

•	to approve the merger agreement and the transactions it contemplates; and

•	to act on other matters that may properly be submitted to a vote at the meeting.

Record Date; Vote Required

(pages 32 and 33)

Kankakee Bancorp stockholders. You may vote at the meeting of Kankakee Bancorp’s stockholders if you owned Kankakee Bancorp common stock at the close of business on July 28, 2003. You can cast one vote for each share of Kankakee Bancorp common stock that you owned at that time. To approve the merger agreement and the transactions it contemplates and to adopt the amendments to the certificate of incorporation of Kankakee Bancorp changing its corporate name and increasing the number of authorized shares, the holders of a majority of the outstanding shares of Kankakee Bancorp common stock must vote in favor of doing so. To adopt the amendment to the certificate of incorporation of Kankakee Bancorp changing the manner in which the certificate of incorporation may be amended in the future, the holders of at least 80% of all outstanding shares of Kankakee Bancorp common stock must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You may also vote by telephone or internet as described on the enclosed proxy card. You can revoke your proxy at any time before Kankakee Bancorp takes a vote at the meeting by submitting a written notice revoking the proxy or a later-dated proxy to the secretary of Kankakee Bancorp, or by attending the meeting and voting in person.

Although Kankakee Bancorp’s directors have indicated that they intend to vote their shares in favor of the proposals, they hold only approximately 7.8% of the outstanding shares of Kankakee Bancorp common stock. Therefore, there is no assurance that any of the proposals will be approved.

Aviston Financial stockholders. You may vote at the meeting of Aviston Financial’s stockholders if you owned Aviston Financial common stock at the close of business on July 28, 2003. You can cast one vote for each share of Aviston Financial common stock that you owned at that time. To approve the merger agreement and the transactions it contemplates, the holders of at least two-thirds of the outstanding shares of Aviston Financial common stock must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You can revoke your proxy at any time before Aviston Financial takes a vote at the meeting by submitting a written notice revoking the proxy or a later-dated proxy to the secretary of Aviston Financial, or by attending the meeting and voting in person.

Although Aviston Financial’s directors and executive officers have agreed to vote their shares in favor of the proposal to approve the merger agreement and the transactions it contemplates, they hold only approximately 28.4% of the outstanding shares of Aviston Financial common stock. Therefore, there is no assurance that the proposal will be approved.

Recommendations to Stockholders

(pages 33 and 35)

Kankakee Bancorp stockholders. Kankakee Bancorp’s board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions it contemplates. Kankakee Bancorp’s board of directors unanimously recommends that you vote “FOR” each proposal to adopt the proposed amendments to the certificate of incorporation of Kankakee Bancorp.

Aviston Financial stockholders. Aviston Financial’s board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions it contemplates.

Share Ownership of Management and Significant Stockholders

(pages 33 and 34)

Kankakee Bancorp. On Kankakee Bancorp’s record date, its directors and executive officers, their immediate family members and the entities they control owned approximately 85,000 shares, or approximately 9.1% of the outstanding shares of Kankakee Bancorp common stock, including shares they may acquire through exercising stock options. All of Kankakee Bancorp’s directors have indicated that they intend to vote their shares in favor of all proposals presented at the special meeting.

Aviston Financial. On Aviston Financial’s record date, its directors and executive officers, their immediate family members and the entities they control owned approximately 140,000 shares, or approximately 28.4% of the outstanding shares of Aviston Financial common stock, including shares they may acquire through exercising stock options. All of Aviston Financial’s directors and executive officers have agreed to vote their shares to approve the merger agreement and the transactions it contemplates.

The Merger

(page 35)

We have attached a copy of the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

We propose a combination in which Aviston Financial will merge with and into Kankakee Bancorp. If the amendment to Kankakee Bancorp’s certificate of incorporation is approved, the name of the combined company will be Centrue Financial Corporation from the time the amendment is filed. The combined company’s main office will continue to be located in Kankakee, Illinois. We expect to complete the merger late in the third quarter or early in the fourth quarter of 2003, although delays could occur.

At the same time as or shortly following the merger, we also intend to merge Kankakee Bancorp’s subsidiary thrift, KFS Bank, into the State Bank of Aviston. The resulting institution will be an Illinois chartered commercial bank headquartered in Kankakee, Illinois. We are in the process of deciding on a new name for the resulting bank.

What You Will Receive in the Merger

(page 35)

Kankakee Bancorp stockholders. You will not need to surrender your stock certificates. Each of your shares of Kankakee Bancorp common stock will remain outstanding, and will represent shares of common stock of the combined company.

Aviston Financial stockholders. Each of your shares of Aviston Financial common stock will automatically become the right to receive 0.707 shares of Kankakee Bancorp common stock. The total number of shares you will have the right to receive will be equal to the number of shares of Aviston Financial common stock you own multiplied by 0.707. For example, if you hold 100 shares of Aviston Financial common stock, you will be entitled to receive 70.7 shares (100 x 0.707) of Kankakee Bancorp common stock. Based on the $52.58 closing price of Kankakee Bancorp common stock on July 28, 2003, the value of 0.707 of a share of Kankakee Bancorp common stock was $37.17, and the total value of the merger consideration was approximately $13.0 million. However, because the exchange ratio is fixed, the market value of the shares of Kankakee Bancorp common stock you will receive in the merger will fluctuate from time to time, causing the total value of the merger consideration to fluctuate.

Each share of Kankakee Bancorp common stock will include all rights that are attached to or inherent in the then-outstanding shares of Kankakee Bancorp common stock, including preferred stock purchase rights and, if applicable, common stock purchase rights. See “Effect of the Merger on Rights of Stockholders—Rights Plan,” “—Common Stock Purchase Rights” and “Description of Kankakee Bancorp Capital Stock.”

The number of shares of Kankakee Bancorp common stock Aviston Financial stockholders will receive in the merger is subject to adjustments for reorganizations, recapitalizations, stock dividends and similar events that occur before the merger is completed. None of those adjustments would alter the value of the exchange ratio.

You will need to surrender your Aviston Financial common stock certificates to receive new certificates representing common stock of the combined company. However, this will not be necessary until you receive written instructions, which will occur on or around the time of the merger.

Kankakee Bancorp will not issue any fractional shares. Instead, Aviston Financial stockholders will receive cash in lieu of any fractional shares of common stock of the combined company owed to them in exchange for their shares of Aviston Financial common stock. The amount of cash for any fractional shares will be based on the average closing prices of Kankakee Bancorp common stock for the five trading days immediately following the completion of the merger.

Effect of the Merger on Options

(page 36)

The merger agreement requires all options to purchase Aviston Financial common stock to be exercised or extinguished prior to the merger. Therefore, there will be no Aviston Financial options outstanding at the time of the merger. All options to purchase Kankakee Bancorp common stock will remain outstanding and will represent options to purchase common stock of the combined company.

Ownership of the Combined Company After the Merger

(page 35)

Based on the exchange ratio contained in the merger agreement, upon completion of the merger, Kankakee Bancorp will issue 350,196 shares of its common stock to Aviston Financial stockholders. Based on these numbers, after the merger, assuming all outstanding Kankakee Bancorp options are exercised, existing Kankakee Bancorp stockholders would own approximately 72.7%, and former Aviston Financial stockholders would own approximately 27.3%, of the outstanding shares of common stock of the combined company.

Material Federal Income Tax Consequences

(page 36)

For federal income tax purposes, the exchange of shares of Aviston Financial common stock for shares of Kankakee Bancorp common stock will not cause the holders of Aviston Financial common stock to recognize any gain or loss. Holders of Aviston Financial common stock, however, will recognize income, gain or loss in connection with any cash received to redeem any fractional share interest.

These tax consequences, however, may not apply to each of Aviston Financial’s stockholders. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

Our Reasons for the Merger

(pages 43 and 44)

Each of our boards of directors believes the merger will enhance stockholder value by permitting the combined company to expand its presence within the central Illinois and St. Louis metropolitan area.

We expect the merger to strengthen our position as a competitor in the financial services business, which is rapidly changing and growing more competitive.

In addition, Kankakee Bancorp’s board considered Thomas A. Daiber, the President of Aviston Financial, to be a strong candidate to fill the vacant position as Kankakee Bancorp’s President and Chief Executive Officer, because of his experience with bank holding companies located in the Midwest.

Kankakee Bancorp’s board also considered the benefits of converting KFS Bank from a thrift into a commercial bank.

We expect to incur merger-related costs of $0.4 million, before tax, as a result of combining our companies.

You can find a more detailed discussion of the background of the merger and Aviston Financial’s and Kankakee Bancorp’s reasons for the merger in this document under “Description of Transaction—Background of the Merger” beginning on page 38, “—Recommendation of the Kankakee Bancorp Board and Kankakee Bancorp’s Reasons for the Merger” beginning on page 43 and “—Recommendation of the Aviston Financial Board and Aviston Financial’s Reasons for the Merger” beginning on page 44.

The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see “A Warning About Forward-Looking Statements” on page 30.

Dissenters’ Appraisal Rights

(page 46)

Kankakee Bancorp stockholders. Delaware law governs the rights of Kankakee Bancorp stockholders. Under Delaware law, as stockholders of the company surviving the merger, Kankakee Bancorp stockholders do not have the right to dissent from the merger.

Aviston Financial stockholders. As more fully described beginning on page 46, under Illinois law, Aviston Financial stockholders have the right to dissent from the merger and receive the fair value of their shares of Aviston Financial common stock in cash.

To dissent and receive the fair value of their shares, Aviston Financial stockholders must follow the procedures outlined in Appendix B, including:

•	making a proper demand for appraisal in accordance with Illinois law;

•	holding your shares of Aviston Financial common stock until the merger is completed; and

•	not voting in favor of the merger (including by appointing a proxy to vote your shares).

If you dissent from the merger and the conditions outlined in Appendix B are met, your shares of Aviston Financial common stock will not be converted into the right to receive Kankakee Bancorp common stock, and your only right will be to receive the fair value of your Aviston Financial shares as determined by mutual agreement between you and the combined company or by appraisal of a court if you are unable to agree. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger and a waiver of your dissenters’ rights. A vote “AGAINST” the merger does not dispense with the requirements to request an appraisal under Illinois law.

The appraised value may be more or less than the consideration you would have received under the terms of the merger agreement. If you dissent from the merger and you complete the process of having a court determine the fair value of your shares in accordance with Illinois law, the amount you are awarded could be less than the value of the shares of Kankakee Bancorp common stock that you would have received in the merger.

Effective Time of the Merger

(page 45)

The merger will become final when a certificate of merger is filed with the Secretary of State of the State of Delaware and articles of merger are filed with the Secretary of State of the State of Illinois. If our stockholders approve the merger at their special meetings, and if Kankakee Bancorp obtains all required regulatory approvals, we anticipate that the merger will be completed late in the third quarter or early in the fourth quarter of 2003, although delays could occur.

We cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Exchange of Stock Certificates

(page 47)

On or around the time of the merger, you will receive a letter and instructions on how to surrender your stock certificates representing Aviston Financial common stock in exchange for stock certificates of the combined company. You must carefully review and complete these materials and return them as instructed along with your stock certificates for Aviston Financial common stock. Please do not send to Kankakee Bancorp or Aviston Financial any stock certificates until you receive these instructions.

Conditions to Completion of the Merger

(page 48)

The completion of the merger depends on a number of conditions being met. These include:

•	accuracy of the respective representations and warranties of Kankakee Bancorp and Aviston Financial in the merger agreement, subject to exceptions that would not have a material adverse effect on Kankakee Bancorp or Aviston Financial;

•	compliance in all material respects by each of Kankakee Bancorp and Aviston Financial with their respective covenants and agreements in the merger agreement, subject to exceptions that would not have a material adverse effect on Kankakee Bancorp or Aviston Financial;

•	approval of regulatory authorities;

•	approval of the merger agreement by our stockholders;

•	receipt by each of us of an opinion that, for federal income tax purposes, Aviston Financial stockholders who exchange their shares for shares of common stock of the combined company will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares or the payment of cash resulting from the exercise of appraisal rights (this opinion will be subject to various limitations and we recommend that you read the more detailed description of tax consequences provided in this document beginning on page 36); and

•	the absence of any injunction or legal restraint blocking the merger, or of any proceedings by a government body trying to block the merger.

A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals

(page 50)

We cannot complete the merger unless it is approved by the Federal Reserve Board and the Illinois Office of Banks and Real Estate. Once the Federal Reserve Board approves the merger, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the U.S. Department of Justice can challenge the merger on antitrust grounds.

We have filed all of the required applications or notices with the Federal Reserve Board and the Illinois Office of Banks and Real Estate.

We have also filed applications with the Illinois Office of Banks and Real Estate and the FDIC for approval of the merger of KFS Bank and the State Bank of Aviston, resulting in a commercial bank. Notice of the proposed merger of the subsidiaries has also been given to the Office of Thrift Supervision, which we refer to as the OTS, as required by the regulations of that agency.

Waiver, Amendment and Termination

(page 51)

We may jointly amend the merger agreement and each of us may waive our right to require the other party to adhere to any term or condition of the merger agreement. However, we may not do so after our stockholders approve the merger, if the amendment or waiver would change the conversion ratio or materially and adversely affect the rights of Aviston Financial or Kankakee Bancorp stockholders.

We can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if the merger has not been completed by April 1, 2004, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement.

In addition, either Kankakee Bancorp or Aviston Financial can terminate the merger agreement if the conditions to its respective obligation to consummate the merger have not been satisfied, and Aviston Financial can terminate the merger agreement if its board of directors has approved or recommended to its stockholders a competing takeover proposal from a third party.

Management and Operations After the Merger

(page 52)

The present management groups of both companies will share the responsibility of managing the combined company after the completion of the merger. The board of directors of the combined company will be comprised of seven members, two of whom will be chosen from among Aviston Financial’s current directors, and five of whom are Kankakee Bancorp’s current directors. The two new directors will be Thomas A. Daiber and likely one of either S. Kris Jakel or Michael J. Hejna.

Following the merger, Michael A. Griffith will be Chairman of the Board and Thomas A. Daiber will be President and Chief Executive Officer of the combined company.

Interests of Certain Persons in the Merger that Differ From Your Interests

(page 53)

Some of our directors and officers have interests in the merger that differ from, or are in addition to, their interests as stockholders in our companies. These interests exist because of employment and severance agreements that certain officers of our companies have. These agreements could provide the officers with severance benefits as a result of the merger.

Additional interests of some of our directors and executive officers are described under “Description of Transaction—Interests of Certain Persons in the Merger” on page 53.

The members of our boards of directors knew about these additional interests and considered them when they approved the merger agreement and the transactions it contemplates.

Accounting Treatment

(page 55)

The merger will be accounted for as a “purchase transaction” in accordance with accounting principles generally accepted in the United States.

Expenses and Termination Fees

(page 55)

If we mutually agree to terminate the merger agreement, or if either of us terminates the merger agreement because the merger has not been completed by April 1, 2004, then we will each pay our own fees and expenses.

If:

•	Kankakee Bancorp terminates the merger agreement because Aviston Financial breached its obligations under the merger agreement;

•	Kankakee Bancorp or Aviston Financial terminates the merger agreement because Aviston Financial’s stockholders fail to approve the merger agreement; or

•	Aviston Financial terminates the merger agreement because its board of directors has approved or recommended to its stockholders a competing takeover proposal from a third party,

then, if Kankakee Bancorp is in material compliance with its obligations under the merger agreement, Aviston Financial must pay to Kankakee Bancorp an amount equal to the sum of Kankakee Bancorp’s fees and expenses, up to $500,000, plus an additional termination fee of $300,000. In addition, if a termination described above occurs and within 12 months after the termination Aviston Financial enters into an agreement relating to a competing takeover proposal, Aviston Financial must pay Kankakee Bancorp an additional termination fee of $500,000.

If:

•	Aviston Financial terminates the merger agreement because Kankakee Bancorp breached its obligations under the merger agreement; or

•	Kankakee Bancorp or Aviston Financial terminates the merger agreement because Kankakee Bancorp’s stockholders fail to approve the merger agreement,

then, if Aviston Financial is in material compliance with its obligations under the merger agreement, Kankakee Bancorp must pay to Aviston Financial an amount equal to the sum of Aviston Financial’s fees and expenses, up to $200,000, plus an additional termination fee of $300,000.

We have agreed to pay these special termination fees to each other to increase the likelihood that we would complete the merger. These fees could discourage other companies from attempting to combine with either of us before we complete the merger.

Material Differences in the Rights of Stockholders

(page 56)

The rights of Kankakee Bancorp stockholders are governed by Delaware law and Kankakee Bancorp’s certificate of incorporation and by-laws. The rights of Aviston Financial stockholders are governed by Illinois law and Aviston Financial’s articles of incorporation and by-laws. Upon our completion of the merger, Aviston Financial stockholders will become stockholders of the combined company and their rights will be governed by Delaware law and by the combined company’s certificate of incorporation and by-laws, which are the currently effective certificate of incorporation and by-laws of Kankakee Bancorp. As discussed elsewhere in this joint proxy statement-prospectus, Kankakee Bancorp is proposing that its stockholders adopt three amendments to its certificate of incorporation, as currently in effect. There are differences between the rights of the stockholders of Kankakee Bancorp and Aviston Financial. Some of these differences include the requirements to amend the certificate of incorporation and the by-laws, the procedures surrounding potential business combinations and dissenters’ rights of appraisal. These differences, among others, are discussed in detail beginning on page 56.

Common Stock Purchase Rights

(pages 60 and 86)

As described further in this joint proxy statement-prospectus, Kankakee Bancorp’s board of directors has decided to issue common stock purchase rights to its stockholders, which will be conditionally exercisable on a short-term basis, as a future source of capital. If issued prior to the completion of the proposed merger with Aviston Financial, the rights also will be issued to Aviston Financial’s stockholders. However, it is uncertain at this time whether these rights will be issued prior to completion of the merger. If they are not, no rights will be issued to the Aviston Financial stockholders in the merger. Because of the conditional nature of the rights, it is possible that the rights initially will have no monetary value. See “Description of Kankakee Bancorp Capital Stock—Common Stock Purchase Rights.”

Amendment of Kankakee Bancorp’s Certificate of Incorporation

(page 67)

In addition to the merger agreement, the stockholders of Kankakee Bancorp are also being asked to vote on three amendments to the certificate of incorporation of Kankakee Bancorp. One amendment would change Kankakee Bancorp’s name to Centrue Financial Corporation. Another amendment would increase the number of authorized shares of Kankakee Bancorp common stock from 3.5 million to 5.5 million. The third amendment would change the manner in which the certificate of incorporation may be amended in the future. The adoption of these amendments is not a condition to, or required for, the completion of the merger. Moreover, the approval of the merger agreement is not a condition to, or required for, the adoption of any of these amendments.

Authority to Adjourn Special Meetings to Solicit Additional Proxies

(pages 33 and 35)

We are asking our stockholders to grant full authority for the special meetings to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Comparative Market Prices of Common Stock

(page 14)

Shares of Kankakee Bancorp common stock are traded on the American Stock Exchange under the symbol “KNK.” On May 27, 2003, the last trading day before we announced the merger, the last reported trading price of Kankakee Bancorp common stock was $38.50 per share. On July 28, 2003, the last reported trading price of Kankakee Bancorp common stock was $52.58 per share. We can make no prediction or guarantee at what price Kankakee Bancorp common stock will trade after the completion of the merger. Shares of Aviston Financial common stock are not publicly traded.

Comparative Per Share Data

The following table presents certain historical per share data of Kankakee Bancorp and Aviston Financial and certain unaudited pro forma per share data that reflect the combination of Kankakee Bancorp using the purchase method of accounting.

The information listed as “equivalent pro forma” was obtained by multiplying the pro forma amounts by the exchange ratio of 0.707. We present this information to reflect the fact that Aviston Financial stockholders will receive 0.707 shares of Kankakee Bancorp common stock for each share of Aviston Financial common stock exchanged in the merger. We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had our companies been combined as of the dates or for the periods presented.

This data should be read in conjunction with Kankakee Bancorp’s audited and unaudited consolidated financial statements and notes thereto, which are incorporated by reference in this joint proxy statement-prospectus and the audited and unaudited financial statements and related notes of Aviston Financial and its predecessor, Aviston Bancorp, Inc., which are included elsewhere in this joint proxy statement-prospectus, along with the unaudited pro forma combined consolidated financial information included elsewhere in this joint proxy statement-prospectus.

	As of and for the Three Months Ended March 31, 2003
			Pro Forma
	Kankakee Bancorp	Aviston Financial	Kankakee Bancorp and Aviston Financial	Aviston Financial Equivalent(1)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share:
Basic	$1.28	$0.78	$1.21	$0.86
Diluted	$1.28	$0.78	$1.21	$0.86
Dividends declared on common stock	$0.15	—	$0.15	$0.11
Book value per common share	$35.20	$21.63	$36.18	$25.58

	As of and for the Year Ended December 31, 2002
					Pro Forma
	Kankakee Bancorp	Aviston Bancorp, Inc.(2)		Aviston Financial	Kankakee Bancorp and Aviston Financial	Aviston Financial Equivalent(1)
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Net income per common share:
Basic	$1.87	$347		$0.44	$2.18	$1.54
Diluted	$1.86	$347		$0.44	$2.18	$1.54
Dividends declared on common stock	$0.57	$1,000	(3)	—	$0.57	$0.40
Book value per common share	$35.26	N/A		$20.63	$36.08	$25.51

(1)	The Aviston Financial pro forma equivalent per share amounts are computed by multiplying the Kankakee Bancorp and Aviston Financial pro forma column amounts by 0.707 (the fraction of a share of Kankakee Bancorp common stock to be received by Aviston Financial stockholders in exchange for each share of Aviston Financial common stock).
(2)	Aviston Bancorp, Inc. was purchased by Aviston Financial on October 23, 2002.
(3)	Represents a special dividend for the settlement of estate taxes payable by a former shareholder.

Market Price Information

Kankakee Bancorp common stock is traded on the American Stock Exchange under the symbol “KNK.” Aviston Financial common stock is not publicly traded. On May 27, 2003, the business day immediately preceding the public announcement of the execution of the merger agreement, and July 28, 2003, the most recent practicable date prior to the mailing of this document, the market prices of Kankakee Bancorp common stock and per share book values of Aviston Financial common stock and the equivalent price per share of Kankakee Bancorp common stock giving effect to the merger were as follows:

	Closing Sales Price/Book Value
	Kankakee Bancorp	Aviston Financial	Equivalent Price Per Share of Kankakee Bancorp Common Stock
Price per share
May 27, 2003	$38.50	$21.63	$27.22
July 28, 2003	$52.58	$22.22	$37.17

The “Equivalent Price Per Share of Kankakee Bancorp Common Stock” at each specified date in the above table represents the product achieved when the closing sales price of a share of Kankakee Bancorp common stock on that date is multiplied by the exchange ratio of 0.707 which is the number of shares of Kankakee Bancorp common stock that an Aviston Financial stockholder would receive for each share of Aviston Financial common stock owned. Stockholders should obtain current market price quotations for shares of Kankakee Bancorp common stock prior to making any decisions with respect to the merger.

By voting to approve the merger agreement and the transactions it contemplates, Aviston Financial stockholders will be choosing to invest in the combined company because they will receive Kankakee Bancorp common stock in exchange for their shares of Aviston Financial common stock. An investment in the combined company’s common stock involves significant risk. In addition to the other information included in this joint proxy statement-prospectus, including the matters addressed in “A Warning About Forwarding-Looking Statements” beginning on page 30, Aviston Financial stockholders should carefully consider the matters described below in “Risk Factors” beginning on page 28 when determining whether to approve the merger agreement and the transactions it contemplates.

The market price of Kankakee Bancorp common stock likely will fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Kankakee Bancorp common stock is subject to fluctuations, the value of the shares of Kankakee Bancorp common stock that Aviston Financial stockholders will receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

Kankakee Bancorp

The following table sets forth, for the calendar quarter indicated, the high and low closing market prices per share of Kankakee Bancorp common stock as reported on the American Stock Exchange and the dividends per share of Kankakee Bancorp common stock, adjusted to reflect previous stock splits:

Quarter Ended	High	Low	Dividends Declared
2003:
Third quarter (through July 28, 2003)	$58.00	$46.20	—
Second quarter	$47.25	$37.01	$0.15
First quarter	$40.80	$36.70	$0.15
2002:
Fourth quarter	$37.85	$35.00	$0.15
Third quarter	$39.50	$35.50	$0.15
Second quarter	$40.50	$34.40	$0.15
First quarter	$39.40	$28.27	$0.12
2001:
Fourth quarter	$29.30	$25.20	$0.12
Third quarter	$26.90	$24.70	$0.12
Second quarter	$26.00	$23.00	$0.12
First quarter	$24.00	$22.00	$0.12

The timing and amount of future dividends on shares of Kankakee Bancorp common stock will depend upon earnings, cash requirements, the financial condition of Kankakee Bancorp and its subsidiaries, applicable government regulations and other factors deemed relevant by Kankakee Bancorp’s board of directors.

Aviston Financial

On October 23, 2002, Aviston Financial was capitalized by an investor group consisting of 115 shareholders with the issuance of 483,826 shares at a price of $20.00 per share. There is no trading market for shares of Aviston Financial common stock and no trades of Aviston Financial common stock have been made subsequent to the initial capitalization of Aviston Financial. Aviston Financial has paid no dividends on its common stock.

Unaudited Pro Forma Consolidated Financial Information

The following unaudited Pro Forma Financial Information and related footnotes are presented to show the impact of the merger on the historical financial position and results of operations of Kankakee Bancorp. As a result of the merger, each share of Aviston Financial common stock will be converted into the right to receive 0.707 shares of Kankakee Bancorp common stock.

The unaudited Pro Forma Consolidated Balance Sheet reflects the historical position of Kankakee Bancorp and Aviston Financial at March 31, 2003, with pro forma adjustments based on the assumption that the merger was consummated on March 31, 2003. The pro forma adjustments are based on the purchase method of accounting. Based on the exchange ratio noted above, upon completion of the merger, Kankakee Bancorp will issue 350,196 shares of its common stock to former Aviston Financial stockholders, assuming all outstanding Kankakee Bancorp options are exercised prior to the merger, the existing Kankakee Bancorp stockholders would own approximately 72.7%, and former Aviston Financial stockholders would own approximately 27.3%, of the outstanding shares of common stock of the combined company. As a result of the significantly higher ownership percentage of the combined company by the former holders of Kankakee Bancorp common stock following the merger, Kankakee Bancorp is treated as the acquiror for accounting purposes. Based on the $38.50 closing price of Kankakee Bancorp stock on May 27, 2003, the 350,196 shares of Kankakee Bancorp stock to be issued to Aviston Financial stockholders are valued at approximately $13.5 million. The unaudited Pro Forma Consolidated Income Statement assumes that the merger was completed on the first day of the earliest indicated period, i.e., January 1, 2002. The unaudited pro forma consolidated financial information reflects estimated nonrecurring charges consisting of management’s estimates of legal, accounting and compensation expenses that will be incurred in connection with the merger.

The unaudited pro forma earnings amounts do not reflect any potential earnings enhancements or cost reductions that are expected to result from the consolidation of Kankakee Bancorp’s and Aviston Financial’s operations and are not necessarily indicative of the results expected of the future combined operations. We cannot give any assurances with respect to the ultimate level of earnings enhancements or cost reductions to be realized.

The following information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Kankakee Bancorp and Aviston Financial included with or incorporated by reference in this joint proxy statement-prospectus. Results of Kankakee Bancorp and Aviston Financial and Aviston Bancorp, Inc., as applicable, for the interim period ended March 31, 2003 and for the year ended December 31, 2002, are not necessarily indicative of results of operations or the combined financial position that would have resulted had the merger actually been completed at the beginning of the periods indicated.

The unaudited Pro Forma Financial Information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the period presented.

Unaudited Pro Forma Combined Condensed

Consolidated Balance Sheet

March 31, 2003

(dollars in thousands, except share and per share data)

	Kankakee Bancorp, Inc. Historical	Aviston Financial Corporation Historical	Pro Forma Adjustments		Pro Forma Combined Company
Cash and cash equivalents	$44,891	$4,507	(410	)(3)	$48,988
Certificates of deposit	50	—			50
Investment and mortgage backed securities:
Available for sale	76,619	20,702			97,321
Held to maturity	915	—			915

	77,534	20,702	—		98,236
Loans, gross	367,266	66,997			434,263
Less allowance for loan losses	(6,577)	(1,397)			(7,974)

Net loans	360,689	65,600	—		426,289
Loans held for sale	894	—			894
Goodwill	3,066	4,000	(4,000	)(3)
			6,841	(3)	9,907
Other intangible assets	956	—	901	(3)	1,857
Property & equipment	10,446	1,301			11,747
Accrued interest and other assets	18,294	1,066			19,360

Total assets	$516,820	$97,176	$3,332		$617,328

Deposits	$419,788	$79,028			498,816
Borrowings	49,000	7,013			56,013
Trust preferred debentures	10,000	—			10,000
Other liabilities	5,207	669	315	(3)
			(108	)(3)	6,083

Total Liabilities	483,995	86,710	207		570,912

Common stock	17	4,838	(4,838	)(3)
			4	(3)
			115	(3)
			(115)		21
Additional paid-in capital	15,040	4,838	(4,838	)(3)
			13,479	(3)
			108	(3)
			194	(3)
			(194)		28,627
Retained earnings	39,713	590	(590	)(3)
			(201	)(3)
			201		39,713
Accumulated other comprehensive income	1,462	200	(200	)(3)	1,462
Treasury stock	(23,407)	—	—		(23,407)

Total stockholders’ equity	32,825	10,466	3,125		46,416

Total liabilities & stockholders’ equity	$516,820	$97,176	$3,332		$617,328

Book value per common share	$35.20	$21.63			$36.18

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Unaudited Pro Forma Combined Condensed

Consolidated Income Statement

For the Three Months Ended March 31, 2003

(dollars in thousands, except per share and weighted average share data)

	Kankakee Bancorp, Inc. Historical	Aviston Financial Corporation Historical	Pro Forma Adjustments		Pro Forma Combined Company
Interest Income:
Loans	$6,211	$1,084			$7,295
Investment and mortgage backed securities	1,122	313			1,435
Other	—	3			3

Total interest income	7,333	1,400	—		8,733

Interest expense:
Deposits	2,614	534			3,148
Borrowings	728	37			765

Total interest expense	3,342	571	—		3,913

Net interest income	3,991	829	—		4,820
Provision for losses on loans	66	142			208

Net interest income after provision for losses on loans	3,925	687	—		4,612

Other income:
Fee income	633	31			664
Gain on sale of real estate held for sale	26	—			26
Gain on sale of loans	382	43			425
Gain on sale of securities	—	134			134
Gain on sale of branch	478	—			478
Insurance commissions	5	—			5
Other	217	6			223

Total other income	1,741	214	—		1,955

Other expenses:
Compensation and benefits	1,908	202			2,110
Occupancy	339	22			361
Furniture and equipment	176	12			188
Advertising	106	—			106
Data processing	132	25			157
Telephone and postage	138	12			150
Amortization of intangible assets	38	—	45	(4)	83
Other	832	73			905

Total other expense	3,669	346	45		4,060

Income before income taxes	1,997	555	(45)		2,507
Income taxes	626	176	(16	)(4)	786

Net income	$1,371	$379	$(29	)(4)	$1,721

Earnings per share:
Basic	$1.28	$0.78			$1.21

Diluted	$1.28	$0.78			$1.21

Weighted average shares outstanding
Basic	1,067,164	483,826			1,417,360
Diluted	1,068,267	487,217			1,418,463

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Unaudited Pro Forma Combined Condensed

Consolidated Income Statement

For the Year Ended December 31, 2002

(dollars in thousands, except per share and weighted average share data)

	Kankakee Bancorp, Inc. Historical	1/1/02 thru 10/23/2002 Aviston Bancorp, Inc. Historical	10/24/02 thru 12/31/2002 Aviston Financial Corporation Historical	Pro Forma Adjustments		Pro Forma Kankakee Bancorp, Inc.
Interest Income:
Loans	$27,615	$3,534	$840			$31,989
Investment and mortgage backed securities	2,556	1,303	249			4,108
Other	1,944	30	9			1,983

Total interest income	32,115	4,867	1,098	—		38,080

Interest expense:
Deposits	13,294	2,384	446			16,124
Borrowings	2,793	16	10			2,819

Total interest expense	16,087	2,400	456	—		18,943

Net interest income	16,028	2,467	642	—		19,137
Provision for losses on loans	3,990	220	52			4,262

Net interest income after provision losses on loans	12,038	2,247	590	—		14,875

Other income:
Fee income	2,535	100	53			2,688
Gain on sale of real estate held for sale	52	—	—			52
Gain on sale of loans and securities	1,116	57	9			1,182
Other	849	130	4			983

Total other income	4,552	287	66	—		4,905

Other expenses:
Compensation and benefits	7,151	459	171			7,781
Occupancy	1,249	129	30			1,408
Furniture and equipment	613	39	11			663
Advertising	325	4	3			332
Data processing	417	78	17			512
Telephone and postage	452	37	9			498
Amortization of intangible assets	184	—	—	180	(4)	364
Other	3,082	266	51			3,399

Total other expense	13,473	1,012	292	180		14,957

Income before income taxes	3,117	1,522	364	(180)		4,823
Income taxes	883	481	153	(63	)(4)	1,454

Net income	$2,234	$1,041	$211	$(117	)(4)	$3,369

Earnings per share:
Basic	$1.87	$347.00	$0.44			$2.18

Diluted	$1.86	$347.00	$0.44			$2.18

Weighted Average Shares Outstanding
Basic	1,193,555	3,000	483,826			1,543,751
Diluted	1,197,925	3,000	484,315			1,548,121

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Notes to Unaudited Pro Forma Combined Condensed

Consolidated Financial Information

Note 1. Basis of Presentation of Acquisition of Aviston Financial

The unaudited pro forma combined condensed consolidated financial information has been prepared assuming the acquisition will be accounted for under the purchase method of accounting. The unaudited pro forma combined condensed consolidated income statement for the three months ended March 31, 2003, and for the year ended December 31, 2002, are presented as if the Aviston Financial acquisition occurred at the beginning of the respective periods; the December 31, 2002, year-end information presented for Aviston Financial includes the Aviston Bancorp, Inc. pre-acquisition information combined with the Aviston Financial post-acquisition information. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2003, is presented as if the Aviston Financial acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the Aviston Financial acquisition actually occurred on that day.

Certain historical data of Aviston Financial have been reclassified on a pro forma basis to conform to Kankakee Bancorp’s classifications and period ends.

Note 2. Purchase Price of Aviston Financial

Pursuant to the merger agreement between Kankakee Bancorp and Aviston Financial, each Aviston Financial stockholder will have the right to receive for each share of Aviston Financial common stock issued and outstanding immediately prior to the merger 0.707 shares of Kankakee Bancorp common stock. These shares are expected to be newly issued.

Based upon a share price of $38.50 for Kankakee Bancorp’s common stock on May 27, 2003, the estimated total consideration to be paid in connection with the Aviston acquisition is $13.5 million—substantially all of which will be in the form of Kankakee Bancorp common stock. In addition, approximately $0.4 million of transaction expenses are estimated to be incurred in connection with the acquisition.

Note 3. Allocation of Purchase Price of Aviston Financial Corporation

Under purchase accounting, Aviston Financial’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair values have been determined by Kankakee Bancorp based upon available information. Kankakee Bancorp cannot be sure that such estimated values represent the fair value that would ultimately be determined as of the acquisition date. The following are the pro forma adjustments made to record the transaction and to adjust Aviston Financial’s assets and liabilities to their estimated fair values at March 31, 2003:

Purchase price of Aviston Financial (in thousands):

Market value of Kankakee Bancorp stock (as of close on May 27, 2003) to be issued	$13,483
Cost of acquisition incurred by Kankakee Bancorp in cash	410

$13,893

Historical net assets of Aviston Financial	$10,466
Less previously recognized goodwill, eliminated in acquisition	(4,000)
Fair market value adjustments as of March 31, 2003:
Goodwill	6,841
Other intangibles	901
Deferred taxes on purchase accounting adjustments	(315)

$13,893

Management determined that no significant market value adjustments were necessary for loans, deposits, property and equipment or borrowings due to the adjustments reflected in the historical amounts resulting from the purchase by Aviston Financial of Aviston Bancorp, Inc. in October 2002.

The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and the other intangibles and their lives for amortization purposes. For pro forma presentation purposes only, Kankakee Bancorp has included an estimate of core deposit intangibles calculated as 3% of transaction deposit accounts. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives are not amortized; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the other intangibles will be amortized over their estimated lives and recorded as charges to operations.

Prior to consummation of the merger, Aviston Financial will issue 11,500 shares of $10 par value common stock in exchange for cancellation of the 45,000 stock options outstanding. Compensation expense of $309,000, net of tax benefit of $108,000, is included in the pro forma balance sheet as a reduction in retained earnings. The pro forma balance sheet also reflects the issuance of common shares with an increase of $115,000 in common stock and $194,000 in additional paid-in capital. The tax benefit of $108,000 resulting from the transaction has been included in the pro forma balance sheet as a reduction of other liabilities.

The issuance of additional shares of Aviston Financial in exchange for stock options requires recognition of compensation expense net of tax benefit and is recognized on the pro forma balance sheet as follows (in thousands):

Issuance of 11,500 shares of $10.00 par value common stock	$115
Additional paid in capital based on fair value of shares issued	194

Compensation expense	309
Tax benefit/tax receivable as result of additional compensation expense	(108)

Net impact on retained earnings	$201

In conjunction with the merger of Aviston Financial into Kankakee Bancorp and in accordance with current accounting pronouncements, the total amount of Aviston Financial’s stockholder’s equity will be eliminated as follows (in thousands):

Common stock	$4,953
Additional paid in capital	5,032
Retained earnings	389
Accumulated other comprehensive income	200

$10,574

The purchase price paid by Kankakee Bancorp, in stock, will be recorded as an increase in Common Stock at $0.01 per share of stock issued with the remainder recorded as additional paid in capital (in thousands) as follows:

Issuance of 350,196 shares of $.01 par value common stock	$4
Additional paid in capital	13,479

Total purchase price	$13,483

Note 4. Pro Forma Condensed Combined Consolidated Income Statement Adjustments

For purposes of determining the pro forma effect of the Aviston Financial acquistion on the statement of income, the following pro forma adjustments (in thousands) have been made as if the acquisition occurred as of January 1 with respect to each period:

	Three Months Ended March 31, 2003	Year Ended December 31, 2002
Amortization of other intangibles	$(45)	$(180)
Tax benefit of pro forma adjustments	16	63

	$(29)	$(117)

For purposes of determining the pro forma effect of the Aviston Financial merger, the other intangible assets were assumed to have an average life of five years and to be amortized on a straight-line method. Goodwill will not be amortized, but will be reviewed for impairment at least annually.

Selected Financial Data

The following tables present selected consolidated financial data as of March 31, 2002 and 2003 and for the three-month periods then ended, and as of December 31, 1998, 1999, 2000, 2001 and 2002 for each of the five years then ended, for Kankakee Bancorp and selected consolidated financial data as of March 31, 2003 and for the three-month period then ended, and as of December 31, 2002, and for the 69-day period then ended, for Aviston Financial. The information for Kankakee Bancorp is based on the historical financial information that is contained in reports Kankakee Bancorp has previously filed with the Securities and Exchange Commission. Historical financial statements of Kankakee Bancorp can be found in its Form 10-Q for the quarter ended March 31, 2003, and its Annual Report on Form 10-K for the year ended December 31, 2002. These documents are incorporated by reference in this joint proxy statement-prospectus. The information for Aviston Financial is based on the historical consolidated financial statements as of the dates and for the periods indicated. These financial statements are included in this joint proxy statement-prospectus beginning on page F-1. See “Where You Can Find More Information” on page 87.

You should read the following tables in conjunction with our consolidated financial statements described above and with the related notes.

Historical results do not necessarily indicate the results that you can expect for any future period. We believe that we have included all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair presentation of our interim results of operations. Results for the interim period ended March 31, 2003, do not necessarily indicate the results that you can expect for the year as a whole.

Selected Historical Financial and Other Data

Kankakee Bancorp, Inc.

(dollars in thousands, except per share data)

	At or for the Three Months Ended March 31,		At or for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Selected Financial Condition Data:
Total assets	$516,820	$531,554	$546,404	$490,280	$459,894	$404,718	$411,779
Loans, net, including loans held for sale	361,583	396,292	384,367	394,618	338,956	270,360	247,144
Mortgage-backed securities held-to-maturity	23	32	26	38	67	109	168
Mortgage-backed securities available-for-sale	33,252	40,899	38,179	11,636	16,051	17,491	18,578
Investment securities held-to-maturity (1)	942	1,515	1,117	1,516	1,999	857	893
Investment securities available-for-sale	43,367	36,319	44,459	34,755	57,170	65,132	75,943
Deposits	419,788	422,486	432,032	415,467	388,050	354,977	346,803
Total borrowings	59,000	62,600	69,700	30,000	29,000	11,200	22,900
Stockholders’ equity	32,825	41,316	41,107	41,191	39,289	36,248	39,677
Shares outstanding	932,611	1,223,757	1,165,881	1,216,358	1,263,108	1,243,383	1,367,358
Stockholders’ equity per share	$35.20	$33.76	$35.26	$33.86	$31.11	$29.15	$29.02
Stockholders’ tangible equity per share (2)	30.88	30.18	31.62	30.22	27.30	24.97	24.93
Selected Operations Data:
Total interest income	$7,333	$7,780	$32,115	$32,759	$30,339	$26,900	$27,522
Total interest expense	3,342	3,933	16,087	18,729	17,437	15,343	16,126

Net interest income	3,991	3,847	16,028	14,030	12,902	11,557	11,396
Provision for losses on loans	66	148	3,990	502	50	—	—

Net interest income after provision for losses on loans	3,925	3,699	12,038	13,528	12,852	11,557	11,396

Fee income	633	590	2,535	2,353	1,942	1,925	1,532
Gain on sales of loans and securities	409	248	1,168	730	—	365	179
Gain on sale of branch office	478	—	—	—	—	—	—
Other non-interest income	221	121	849	521	572	674	765

Total non-interest income	1,741	959	4,552	3,604	2,514	2,964	2,476

Other expenses	3,669	3,380	13,474	12,231	11,472	11,900	10,432
Income tax expense	626	385	883	1,640	1,310	862	1,151

Total non-interest expense	4,295	3,765	14,357	13,871	12,782	12,762	11,583

Net income	$1,371	$893	$2,233	$3,261	$2,584	$1,759	$2,289

Earnings per share (basic)	$1.28	$0.73	$1.87	$2.68	$2.05	$1.35	$1.66
Earnings per share (diluted)	$1.28	$0.72	$1.86	$2.62	$1.99	$1.28	$1.56
Dividends	$0.15	$0.12	$0.57	$0.48	$0.48	$0.48	$0.48

(1)	Includes certificates of deposit.
(2)	Calculated by subtracting goodwill and other intangible assets from stockholders’ equity.

Selected Historical Financial and Other Data

Kankakee Bancorp, Inc. (continued)

	At or for the Three Months Ended March 31,		At or for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	1.04%	0.72%	0.42%	0.69%	0.60%	0.43%	0.57%
Interest rate spread information:
Average during the year/quarter	3.28%	3.21%	3.16%	3.02%	3.13%	2.99%	2.92%
End of year/quarter	3.26%	3.16%	3.13%	3.01%	2.85%	2.96%	2.68%
Net interest margin (1)	3.28%	3.32%	3.22%	3.16%	3.25%	3.08%	3.07%
Ratio of operating expense to average total assets	2.75%	2.69%	2.52%	2.58%	2.68%	2.92%	2.60%
Return on equity (ratio of net income to average equity)	14.88%	8.72%	5.42%	8.20%	6.95%	4.61%	5.86%
Ratio of average interest-earning assets to average interest-bearing liabilities	99.98%	103.20%	101.67%	103.25%	102.66%	102.39%	103.47%
Quality Ratios:
Non-performing assets to total assets at end of period	2.42%	1.07%	2.03%	0.45%	0.76%	0.69%	0.82%
Allowance for loan losses to non-performing loans	54.79%	59.69%	63.51%	230.33%	83.89%	124.20%	160.43%
Classified assets to total assets at end of period (2)	2.83%	1.91%	2.93%	1.80%	1.29%	1.20%	1.70%
Allowance for loan losses to classified assets	44.96%	26.91%	40.76%	29.32%	36.34%	44.84%	33.95%
Capital Ratios:
Equity to total assets at end of period	6.35%	7.77%	7.52%	8.40%	8.54%	8.96%	9.64%
Average equity to average assets	6.99%	8.28%	7.70%	8.41%	8.70%	9.38%	9.75%
Dividend payout ratio	12.76%	16.50%	30.65%	18.32%	24.12%	37.50%	30.77%
Other Data:
Number of full service branch offices (including main branch)	14	15	15	15	15	15	15

(1)	Net interest income divided by average interest earning assets.
(2)	Includes items classified as special mention.

Selected Historical Financial and Other Data

Aviston Financial Corporation

(dollars in thousands, except share and per share data)

	As of or for the Three Months Ended March 31, 2003	As of or for the 69 Days Ended December 31, 2002(2)
Selected Financial Condition Data:
Total assets	$97,176	$96,434
Loans, net, including loans held for sale	65,600	60,877
Mortgage-backed securities held-to-maturity	—	—
Mortgage-backed securities available-for-sale	99	334
Investment securities held-to-maturity	—	—
Investment securities available-for-sale	20,603	27,285
Deposits	79,028	82,834
Total borrowings	7,013	3,025
Stockholders’ equity	10,466	9,979
Shares outstanding	483,826	483,826
Stockholders’ equity per share	$21.63	$20.63
Stockholders’ tangible equity per share (1)	13.36	12.36
Selected Operations Data:
Total interest income	1,400	1,098
Total interest expense	571	456

Net interest income	829	642
Provision for losses on loans	142	52

Net interest income after provision for losses on loans	687	590

Fee income	31	53
Gain on sales of loans and securities	177	9
Other non-interest income	6	4

Total non-interest income	214	66

Other expenses	346	292
Income tax expense	176	153

Total non-interest expense	522	445

Net income	379	211

Earnings per share (basic)	$0.78	$0.44
Earnings per share (diluted)	$0.78	$0.44
Dividends	—	—

(1)	Calculated by subtracting goodwill and other intangible assets from stockholders’ equity.
(2)	Aviston Bancorp, Inc. was purchased by Aviston Financial on October 23, 2002.

Selected Historical Financial and Other Data

Aviston Financial Corporation (continued)

	As of and for the Three Months Ended March 31, 2003	As of and for the 69 Days Ended December 31, 2002(5)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	1.59%	1.18%
Interest rate spread information:
Average during the year/quarter	3.27%	3.24%
End of year/quarter	3.25%	3.24%
Net interest margin (1)	3.70%	3.71%
Ratio of operating expense to average total assets (2)	1.43%	1.63%
Return on equity (ratio of net income to average equity)	14.45%	11.36%
Ratio of average interest-earning assets to average interest-bearing liabilities	116.02%	117.78%
Quality Ratios:
Non-performing assets to total assets at end of period	0.14%	0.04%
Allowance for loan losses to non-performing loans	1011.59%	2808.89%
Classified assets to total assets at end of period (3)	0.14%	0.04%
Allowance for loan losses to classified assets	1042.54%	3717.65%
Capital Ratios:
Equity to total assets at end of period	10.77%	10.35%
Average equity to average assets	10.83%	10.38%
Dividend payout ratio	0.00%	0.00%
Other Data:
Number of full-service branch offices (including main branch)(4)	2	2

(1)	Net interest income divided by average interest earning assets.
(2)	Operating expense is non-interest expense.
(3)	Includes items classified as special mention.
(4)	Excludes the Fairview Heights facility that is under construction.
(5)	Aviston Bancorp, Inc. was purchased by Aviston Financial on October 23, 2002.

RISK FACTORS

By voting in favor of the merger, Aviston Financial stockholders will be choosing to invest in the combined company’s common stock to the extent they receive Kankakee Bancorp common stock in exchange for their shares of Aviston Financial common stock. In addition to the information contained elsewhere in this joint proxy statement-prospectus or incorporated in this joint proxy statement-prospectus by reference, as a stockholder of Kankakee Bancorp or Aviston Financial, you should carefully consider the following factors in making your decision as to how to vote on the merger.

Risks Relating to the Merger

The exchange ratio is fixed and will not be adjusted to reflect any changes in the market value of Kankakee Bancorp or Aviston Financial common stock prior to the effective time of the merger.

The precise value of the merger consideration to be paid to Aviston Financial’s stockholders will not be known at the time of the Aviston Financial special meeting. The merger agreement provides that each share of Aviston Financial common stock outstanding at the effective time will be converted into the right to receive 0.707 of a share of Kankakee Bancorp common stock. The exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either Aviston Financial or Kankakee Bancorp common stock between the date of the merger agreement and the effective time of the merger. The value of Kankakee Bancorp common stock, however, will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the merger agreement or the date of the Aviston Financial special meeting. Stock price changes may result from a variety of factors, including completion of the merger, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond Kankakee Bancorp’s control. Aviston Financial stockholders are urged to obtain current market price quotations for Kankakee Bancorp common stock.

Your interests will be diluted by the merger.

After the merger, Aviston Financial’s stockholders will own less than a majority of the outstanding voting stock of the combined company and could therefore be outvoted by the existing and continuing Kankakee Bancorp stockholders if they all voted together as a group on any issue that is presented to the combined company’s stockholders. Kankakee Bancorp’s stockholders will own approximately 72.7% of the combined company’s outstanding voting stock, but the President and Chief Executive Officer of the combined company and two of the combined company’s seven-member board of directors will be individuals who formerly served as officers or directors of Aviston Financial. There is no single individual stockholder of Kankakee Bancorp or Aviston Financial who controls in excess of 12% of either company’s common stock. Neither group of stockholders will have the same control over the combined company as they currently have over their respective companies.

In addition, if common stock purchase rights are issued to Kankakee Bancorp and Aviston Financial stockholders, any future issuance of shares upon exercise of these rights may dilute your proportional ownership interest in the combined company.

Some directors and executive officers of Aviston Financial will receive benefits in the merger in addition to the merger consideration received by all other stockholders of Aviston Financial.

The President of Aviston Financial, Thomas A. Daiber, has entered into an employment agreement in connection with the merger, and two officers of Aviston Financial, Bryan L. Marsh and Brad Rench, have entered into change of control agreements in connection with the merger. In addition, all of the members of Kankakee Bancorp’s current board of directors and two of the members of Aviston Financial’s board of directors will together serve as the entire board of directors of the combined company after the completion of the merger. Following the merger, they will also serve on the board of the combined bank subsidiary, and receive payments for their service. Accordingly, our directors and some of our executive officers may have interests in the merger that are different from, or in addition to, yours. See “Description of Transaction—Interests of Certain Persons in the Merger.”

Post-Merger Risks

Difficulties in combining the operations of Aviston Financial and Kankakee Bancorp may prevent the combined company from achieving the expected benefits from its acquisition.

The combined company may not be able to achieve fully the strategic objectives and operating efficiencies it hopes to achieve in the merger. The success of the merger will depend on a number of factors, including (but not limited to), the combined company’s ability to:

•	integrate the operations of Aviston Financial and Kankakee Bancorp;

•	maintain existing relationships with depositors so as to minimize withdrawals of deposits after the merger;

•	maintain and enhance existing relationships with borrowers so as to limit unanticipated losses from loans of Aviston Financial and Kankakee Bancorp;

•	control the incremental non-interest expense so as to maintain overall operating efficiencies;

•	retain and attract qualified personnel; and

•	compete effectively in the communities served by Aviston Financial and Kankakee Bancorp and in nearby communities.

These factors could contribute to the combined company not achieving the expected benefits from the merger within the desired time frames, if at all.

In addition, Kankakee Bancorp’s market is primarily located in central Illinois, while Aviston Financial draws on the St. Louis metropolitan area. Although the acquisition is intended to help Kankakee Bancorp to begin to realize its goal of expanding its market area to cover the region between Chicago and St. Louis, the initial distance between markets may hinder the combined company’s ability to integrate the respective operations. Similarly, although we anticipate that Mr. Daiber’s experience in the St. Louis metropolitan area will help the combined company to expand its market area, his relative inexperience with Kankakee Bancorp’s existing market area may make it more difficult to manage existing relationships and operations.

The combined company may experience difficulties in managing its growth.

As part of its overall growth strategy following the merger, the combined company expects to acquire banks and related businesses that its board of directors believes provide a strategic fit with its business or to establish de novo branches. To the extent that the combined company does grow, it may not be able to adequately and profitably manage its growth. In addition, the combined company may not obtain regulatory approvals for acquisitions or the establishment of de novo branches that it may undertake in the future. The combined company will account for the proposed merger and possible future acquisitions under the purchase method of accounting, which could adversely affect future results of operations.

The combined company and its stockholders will be subjected to special risks if it effects future acquisitions.

Acquiring other banks and businesses will involve risks commonly associated with acquisition, including:

•	potential exposure to liabilities of any banks or other businesses acquired by the combined company;

•	difficulty and expense of integrating the operations and personnel of any banks or other businesses acquired by the combined company;

•	possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;

•	potential disruption to the combined company’s business;

•	potential diversion of the combined company’s management’s time and attention; and

•	impairment of relationships with and the possible loss of key employees and customers of any banks or other businesses acquired by the combined company.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger is completed. When we use any of the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements.

Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, the following:

•	The strength of the U.S. economy in general and the strength of the local economies in which we conduct our operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of our assets.

•	The economic impact of any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks.

•	The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

•	The effects of changes in interest rates and the policies of the Federal Reserve Board.

•	Our ability to compete with other financial institutions as effectively as we currently intend due to increases in competitive pressures in the financial services sector.

•	Our inability to obtain new customers and to retain existing customers.

•	The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the internet.

•	Technological changes implemented by us and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to us and its customers.

•	Our ability to develop and maintain secure and reliable electronic delivery systems.

•	Our ability to retain key executives and employees and the difficulty that we may experience in replacing in an effective manner key executives and employees.

•	Consumer spending and saving habits that may change in a manner that adversely affects our business.

•	Business combinations and the integration of acquired businesses that may be more difficult or expensive than expected.

•	The costs, effects and outcomes of existing or future litigation.

•	Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

•	Other factors discussed in the “Risk Factors” section of this joint proxy statement-prospectus.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

The forward-looking earnings estimates included in the joint proxy statement-prospectus have not been examined or compiled by our independent public accountants, nor have our independent accountants applied any procedures to our estimates. Accordingly, our accountants do not express an opinion or any other form of assurance on them. The forward-looking statements included in this joint proxy statement-prospectus are made only as of the date of this joint proxy statement-prospectus. Further information concerning Kankakee Bancorp and its business, including additional factors that could materially affect Kankakee Bancorp’s financial results, is included in Kankakee Bancorp’s filings with the Securities and Exchange Commission.

INTRODUCTION

Kankakee Bancorp is furnishing this joint proxy statement-prospectus to holders of Kankakee Bancorp common stock, $0.01 par value per share, in connection with the proxy solicitation by Kankakee Bancorp’s board of directors. Kankakee Bancorp’s board of directors will use the proxies at the special meeting of stockholders of Kankakee Bancorp to be held on September 15, 2003, and at any adjournments or postponements of the meeting.

Aviston Financial is furnishing this joint proxy statement-prospectus to holders of Aviston Financial common stock, $10.00 par value per share, in connection with the proxy solicitation by Aviston Financial’s board of directors. Aviston Financial’s board of directors will use the proxies at the special meeting of stockholders of Aviston Financial to be held on September 11, 2003, and at any adjournments or postponements of the meeting.

Our stockholders will be asked at their respective special meetings to vote to approve the Agreement and Plan of Merger, dated as of May 27, 2003, between Aviston Financial and Kankakee Bancorp and the transactions it contemplates. Under the merger agreement, Aviston Financial will merge into Kankakee Bancorp, and each of the outstanding shares of Aviston Financial common stock will be converted into the right to receive 0.707 shares of Kankakee Bancorp common stock. Each share of Kankakee Bancorp common stock issued to the Aviston Financial stockholders in the merger will include all rights that are inherent in or attached to the then-outstanding shares of Kankakee Bancorp common stock, including preferred stock purchase rights and, if issued prior to completion of the merger, common stock purchase rights. See “Effect of the Merger on Rights of Stockholders—Rights Plan,” “—Common Stock Purchase Rights” and “Description of Kankakee Bancorp Capital Stock.” At the Kankakee Bancorp special meeting, stockholders will also be asked to vote to adopt three amendments to Kankakee Bancorp’s certificate of incorporation.

KANKAKEE BANCORP SPECIAL MEETING

Date, Place, Time and Purpose

The special meeting of Kankakee Bancorp’s stockholders will be held at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, at 10:00 a.m. local time, on September 15, 2003. At the special meeting, holders of Kankakee Bancorp common stock will be asked to:

•	vote upon a proposal to approve the merger agreement and the transactions it contemplates;

•	vote upon a proposal to amend the article of incorporation of Kankakee Bancorp to change its name to Centrue Financial Corporation;

•	vote upon a proposal to amend the certificate of incorporation of Kankakee Bancorp to increase the number of authorized shares of Kankakee Bancorp common stock; and

•	vote upon a proposal to amend the certificate of incorporation of Kankakee Bancorp to change the manner in which the certificate of incorporation may be amended in the future.

The adoption of the amendments is not a condition to the completion of the merger. Approval of the merger agreement and the transactions it contemplates is not a condition to the adoption of the amendments.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The Kankakee Bancorp board fixed the close of business on July 28, 2003, as the record date for determining those Kankakee Bancorp stockholders who are entitled to notice of and to vote at the special meeting. Only holders of Kankakee Bancorp common stock of record on the books of Kankakee Bancorp at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were 932,611 shares of Kankakee Bancorp common stock issued and outstanding held by approximately 595 holders of record.

At the special meeting, Kankakee Bancorp stockholders will have one vote for each share of Kankakee Bancorp common stock owned on the record date. The holders of a majority of the outstanding shares of Kankakee Bancorp common stock entitled to vote at the special meeting must be present in order for a quorum to exist at the special meeting.

To determine if a quorum is present, Kankakee Bancorp intends to count the following:

•	shares of Kankakee Bancorp common stock present at the special meeting either in person or by proxy; and

•	shares of Kankakee Bancorp common stock for which it has received proxies, but with respect to which holders of shares have abstained on any matter.

Approval of the merger agreement and adoption of the two amendments to the certificate of incorporation to change the corporate name and to increase the authorized shares of Kankakee Bancorp common stock all require the affirmative vote of holders of a majority of the outstanding shares of Kankakee Bancorp common stock.

Adoption of the amendment to the certificate of incorporation to change the manner in which the articles of incorporation may be amended in the future requires the affirmative vote of holders of at least 80% of the outstanding shares of Kankakee Bancorp common stock.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or “broker non-vote” will have the same effect as a vote against the approval of the merger agreement and adoption of each of the proposed amendments to the certificate of incorporation.

Properly executed proxies that Kankakee Bancorp receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, these proxies will be voted FOR the proposal to approve the merger agreement and the transactions it contemplates, FOR the proposal to amend the certificate of incorporation to change Kankakee Bancorp’s name, FOR the proposal to amend the certificate of incorporation increasing the number of authorized shares, FOR the proposal to amend the certificate of incorporation changing the manner in which the certification of incorporation may be amended in the future and FOR any resolution to adjourn the special meeting, if necessary, to solicit additional proxies, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

A Kankakee Bancorp stockholder who has given a proxy solicited by the Kankakee Bancorp board may revoke it at any time prior to its exercise at the special meeting by (1) giving written notice of revocation to the secretary of Kankakee Bancorp, (2) properly submitting to Kankakee Bancorp a duly executed proxy bearing a later date or (3) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Kankakee Bancorp, Inc., 310 South Schuyler Avenue, Kankakee, Illinois 60901, Attention: Lynn O’Brien, Secretary.

On the record date, Kankakee Bancorp’s directors and executive officers, including their immediate family members and affiliated entities, owned approximately 85,000 shares or approximately 9.1% of the outstanding shares of Kankakee Bancorp common stock. All of Kankakee Bancorp’s directors have indicated that they intend to vote in favor of all proposals presented at the special meeting.

Additional information with respect to beneficial ownership of Kankakee Bancorp common stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Kankakee Bancorp common stock by directors and executive officers of Kankakee Bancorp is incorporated by reference to Kankakee Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2002. See “Where You Can Find More Information.”

Solicitation of Proxies

Directors, officers and employees of Kankakee Bancorp may solicit proxies by mail, in person or by telephone or facsimile. They will receive no additional compensation for such services. Kankakee Bancorp may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Kankakee Bancorp common stock held of record by such persons. Kankakee Bancorp will reimburse any such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. Kankakee Bancorp has retained Morrow & Co., Inc. for a fee of $5,000, plus transaction expenses, to assist in the solicitation of proxies from stockholders. Morrow & Co. may solicit proxies by mail, telephone, facsimile or other means. Kankakee Bancorp and Aviston Financial will share all expenses related to the printing and mailing of this joint proxy statement-prospectus, as provided in the merger agreement. See “Description of Transaction—Expenses and Termination Fees.”

Authority to Adjourn Special Meetings to Solicit Additional Proxies

We are asking our stockholders to grant full authority for the special meetings to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Recommendation of Kankakee Bancorp Board

The Kankakee Bancorp board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to approve the merger agreement and the transactions it contemplates are in the best interests of Kankakee Bancorp and its stockholders. The Kankakee Bancorp board unanimously recommends that the Kankakee Bancorp stockholders vote FOR approval of the merger agreement and the transactions it contemplates, FOR adoption of all of the amendments to the certificate of incorporation and FOR any resolution to adjourn the special meeting, if necessary, to solicit additional proxies. See “Description of Transaction—Recommendation of the Kankakee Bancorp Board and Kankakee Bancorp’s Reasons for the Merger” and “Amendment of Kankakee Bancorp’s Certificate of Incorporation.”

AVISTON FINANCIAL SPECIAL MEETING

Date, Place, Time and Purpose

The special meeting of Aviston Financial’s stockholders will be held at the Sheraton Hotel Conference Center, 319 Fountains Parkway, Fairview Heights, Illinois 62208, at 6:00 p.m. local time, on September 11, 2003. At the special meeting, holders of Aviston Financial common stock will be asked to vote upon a proposal to approve the merger agreement and the transactions it contemplates.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The Aviston Financial board fixed the close of business on July 28, 2003, as the record date for determining those Aviston Financial stockholders who are entitled to notice of and to vote at the special meeting. Only holders of Aviston Financial common stock of record on the books of Aviston Financial at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were 483,826 shares of Aviston Financial common stock issued and outstanding held by approximately 115 holders of record.

At the special meeting, Aviston Financial stockholders will have one vote for each share of Aviston Financial common stock owned on the record date. The holders of a majority of the outstanding shares of Aviston Financial common stock entitled to vote at the special meeting must be present in order for a quorum to exist at the special meeting.

To determine if a quorum is present, Aviston Financial intends to count the following:

•	shares of Aviston Financial common stock present at the special meeting either in person or by proxy; and

•	shares of Aviston Financial common stock for which it has received proxies, but with respect to which holders of shares have abstained on any matter.

Approval of the merger agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Aviston Financial common stock.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or “broker non-vote” will have the same effect as a vote against the approval of the merger agreement.

Properly executed proxies that Aviston Financial receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, these proxies will be voted FOR the proposal to approve the merger agreement and the transactions it contemplates, and FOR any resolution to adjourn the special meeting, if necessary, to solicit additional proxies, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

An Aviston Financial stockholder who has given a proxy solicited by the Aviston Financial board may revoke it at any time prior to its exercise at the special meeting by (1) giving written notice of revocation to the secretary of Aviston Financial, (2) properly submitting to Aviston Financial a duly executed proxy bearing a later date or (3) attending the special meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Aviston Financial Corporation, 101 South Page Street, Aviston, Illinois 62216, Attention: Bryan L. Marsh, Secretary.

On the record date, Aviston Financial’s directors and executive officers, including their immediate family members and affiliated entities, owned approximately 140,000 shares, or approximately 28.4%, of the outstanding shares of Aviston Financial common stock, including shares subject to options to purchase Aviston Financial common stock. These individuals have agreed to vote their shares in favor of approving the merger agreement and the transactions it contemplates.

Solicitation of Proxies

Directors, officers and employees of Aviston Financial may solicit proxies by mail, in person or by telephone or facsimile. They will receive no additional compensation for such services. Aviston Financial may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Aviston Financial common stock held of record by such persons. Aviston Financial will reimburse any such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. Kankakee Bancorp and Aviston Financial will share all expenses associated with the printing and mailing of this joint proxy statement-prospectus, as provided in the merger agreement. See “Description of Transaction—Expenses and Termination Fees.”

Authority to Adjourn Special Meetings to Solicit Additional Proxies

We are asking our stockholders to grant full authority for the special meetings to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this joint proxy statement-prospectus.

Recommendation of Aviston Financial Board

The Aviston Financial board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to approve the merger agreement and the transactions it contemplates are in the best interests of Aviston Financial and its stockholders. The Aviston Financial board unanimously recommends that the Aviston Financial stockholders vote FOR approval of the merger agreement and the transactions it contemplates and FOR any resolution to adjourn the special meeting, if necessary, to solicit additional proxies. See “Description of Transaction—Recommendation of the Aviston Financial Board and Aviston Financial’s Reasons for the Merger.”

DESCRIPTION OF TRANSACTION

The following information describes material aspects of the merger and related transactions. This description does not provide a complete description of all the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendices to this document, including the merger agreement, which is attached as Appendix A to this joint proxy statement-prospectus. The merger agreement is incorporated into this joint proxy statement-prospectus by reference. We urge you to read the Appendices in their entirety.

General

The merger agreement provides for the merger of Aviston Financial with and into Kankakee Bancorp. At the time the merger becomes effective, each share of Aviston Financial common stock then issued and outstanding will be converted into and exchanged for the right to receive 0.707 shares of Kankakee Bancorp common stock.

No fractional shares of Kankakee Bancorp common stock will be issued to Aviston Financial’s stockholders. Rather, Kankakee Bancorp will redeem any of these fractional interests for cash (without interest) in an amount equal to the average of the closing sale prices of Kankakee Bancorp common stock for the five trading days immediately following the completion of the merger.

On their respective record dates, Kankakee Bancorp had 932,611 shares of common stock issued and outstanding and Aviston Financial had 483,826 shares of common stock issued and outstanding and options to purchase 45,000 shares. As described below, all of the outstanding options to purchase Aviston Financial common stock will be canceled, and new shares will be issued in connection with the cancellation, such that Aviston Financial will have a total of 495,326 shares of common stock outstanding at the time of the merger. Based on the exchange ratio contained in the merger agreement, on completion of the merger, Kankakee Bancorp will issue 350,196 shares of its common stock to former Aviston Financial stockholders. After the merger, former Aviston Financial stockholders would own approximately 27.3% of the outstanding shares of common stock of the combined company.

As described further in this joint proxy statement-prospectus, Kankakee Bancorp’s board of directors has decided to issue common stock purchase rights to its stockholders, which will be conditionally exercisable on a short-term basis, as a future source of capital. If rights are issued to holders of Kankakee Bancorp common stock prior to the completion of the proposed merger with Aviston Financial, then rights will be issued to Aviston Financial’s stockholders as a right attached to the Kankakee Bancorp common stock issued to them in the merger. However, it is uncertain at this time whether any rights will be issued prior to completion of the merger. If they are not, no rights will be included with the common stock issued to the Aviston Financial stockholders in the merger. Because of the conditional nature of the rights, it is possible that the rights will initially have no monetary value. See “Description of Kankakee Bancorp Capital Stock—Common Stock Purchase Rights.”

Effect of the Merger on Options

Under the merger agreement, any outstanding options to purchase shares of Aviston Financial common stock must be exercised or extinguished prior to the effective time of the merger. Aviston Financial has agreed that, prior to the effective time of the merger, it will cancel all of the outstanding options, which, when vested, may be exercised for an aggregate of 45,000 shares of Aviston Financial common stock at an exercise price of $20.00 per share, and will issue new shares of Aviston Financial common stock in an amount based on the difference between the $20.00 exercise price of the outstanding options and the as-converted value of the Kankakee Bancorp common stock to be issued to the Aviston Financial stockholders in the merger, based on a value of Kankakee Bancorp common stock of $38.00 per share. Based on this calculation, Aviston Financial will issue 11,500 new shares of Aviston Financial common stock to its option holders, and there will be a total of 495,326 shares of Aviston Financial common stock, and no options to purchase common stock, outstanding at the time of the merger.

Any outstanding options to purchase shares of Kankakee Bancorp common stock will remain outstanding.

Material Federal Income Tax Consequences of the Merger

We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. Instead, we have obtained the opinion of RSM McGladrey, Inc., as to the expected material federal income tax consequences of the merger, a copy of which is attached as an exhibit to the registration statement.

The tax opinion does not address, among other matters:

•	state, local, foreign or other federal tax consequences of the merger under circumstances not specifically addressed in the opinion;

•	federal income tax consequences to Aviston Financial stockholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities and other persons who do not own the stock as a capital asset;

•	federal income tax consequences affecting shares of Kankakee Bancorp common stock or Aviston Financial common stock acquired upon the exercise of stock options, stock purchase plan rights or otherwise as compensation;

•	tax consequences to holders of warrants, options or other rights to acquire shares of the stock; or

•	tax consequences of Kankakee Bancorp and Aviston Financial of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

Subject to the conditions, qualifications, representations and assumptions contained in this document and in the tax opinion, RSM McGladrey, Inc.’s opinion provides the following conclusions:

•	The acquisition by Kankakee Bancorp of substantially all of the assets of Aviston Financial in exchange for shares of Kankakee Bancorp common stock and the assumption of liabilities of Kankakee Bancorp and of Aviston Financial pursuant to the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

•	Kankakee Bancorp and Aviston Financial will each be “a party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

•	No gain or loss will be recognized by either Kankakee Bancorp or Aviston Financial as a result of the merger.

•	No gain or loss will be recognized by the stockholders of Aviston Financial as a result of the exchange of Aviston Financial common stock for Kankakee Bancorp common stock pursuant to the merger. Assuming that the Kankakee Bancorp common stock is a capital asset in the hands of the respective Aviston Financial stockholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the Aviston Financial common stock allocable to the fractional share.

•	The tax basis of Kankakee Bancorp common stock to be received by the stockholders of Aviston Financial will be the same as the tax basis of the Aviston Financial common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

•	The holding period of the Kankakee Bancorp common stock to be received by stockholders of Aviston Financial will include the holding period of the Aviston Financial common stock surrendered in exchange therefore on the date of the exchange.

The tax opinion is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code by the Internal Revenue Service, judicial decisions and administrative pronouncements of the Internal Revenue Service, all existing and in effect on the date of this joint proxy statement-prospectus and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the conclusions reached in the tax opinion. The tax opinion represents only the tax advisor’s best judgment as to the expected federal income tax consequences of the merger and is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service may challenge the conclusions stated in the tax opinion or positions taken by stockholders on their income tax returns. Stockholders of Aviston Financial may incur the cost and expense of defending positions taken by them with respect to the merger. A successful challenge by the Internal Revenue Service could have material adverse consequences to the parties to the merger, including stockholders of Aviston Financial.

In rendering the tax opinion, RSM McGladrey, Inc. has relied as to factual matters solely on the continuing accuracy of the following:

•	the description of the facts relating to the merger contained in the merger agreement and this joint proxy statement-prospectus;

•	the factual representations and warranties contained in the merger agreement and this joint proxy statement-prospectus and related documents and agreements; and

•	factual matters addressed by representations made by executive officers of Kankakee Bancorp and Aviston Financial, as further described in the tax opinion.

Events occurring after the date of the tax opinion could alter the facts upon which the opinion is based. In such case, the conclusions reached in the tax opinion and in this summary could be materially impacted.

Accordingly, stockholders of Aviston Financial are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and other tax laws.

The conditions relating to the receipt of the tax opinion may be waived by both of us, although neither of us currently intends to do so. If the condition relating to the receipt of the tax opinion were waived and the material federal income tax consequences of the merger were substantially different from those described in this joint proxy statement-prospectus, we would each resolicit the approval of our respective stockholders prior to completing the merger.

Background of the Merger

The boards of directors of each of Kankakee Bancorp and Aviston Financial have regularly reviewed the business strategies of their respective companies in light of general conditions in the banking industry, local competitive and economic conditions, the results of operations and future prospects, legislative changes and other developments affecting the banking industry generally and each of their respective companies specifically.

During the third quarter of 2002, Kankakee Bancorp’s board of directors reviewed its best practice policies in connection with the Sarbanes-Oxley Act, and began considering the advisability of adding an additional independent director to the board. Following a process conducted by the Nominating Committee of the board, which included discussions with several stockholders who owned more than 5% of the common stock of Kankakee Bancorp, the Nominating Committee recommended to the board in early December 2002 that Michael A. Griffith, who was formerly employed as an investment banker, be appointed as a director. Mr. Griffith joined the Kankakee Bancorp and KFS Bank boards in December 2002. In January 2003, our then Chairman, William Cheffer, resigned as Chairman of the Board, and Mr. Griffith was unanimously selected by the full board of directors to serve as Chairman. At this same time, Larry Huffman, the President and Chief Executive Officer of Kankakee Bancorp and KFS Bank, tendered his resignation for personal reasons from these positions in which he had served since April 2001. Accordingly, Kankakee Bancorp began to search for an experienced and qualified candidate to fill the role of Chief Executive Officer. A Search Committee of the board, consisting of four independent directors, was formed and Spencer Stuart, a nationally recognized executive search firm, was retained to assist in the process.

The Kankakee Bancorp board of directors also has considered from time to time the possible benefits of strategic business combinations with other financial institutions, including other bank holding companies, as a part of its ongoing evaluation of available methods to increase stockholder value, to expand its existing service area and to solidify its market position in existing markets. Following a series of strategic planning meetings in early 2003, the focus of the institution became to seek to transform Kankakee Bancorp into the premier financial institution in the central Illinois markets between Chicago and St. Louis and, to this end, the senior management of Kankakee Bancorp has from time to time had informal discussions with senior management of other financial institutions regarding potential business combination transactions. It was also noted by the board of directors that the possibility of recruiting a new Chief Executive Officer in the context of a strategic transaction such as a merger or acquisition should also be explored.

In early February 2003, acting on informal referrals, Mr. Griffith contacted Thomas A. Daiber, the President and Chief Executive Officer of Aviston Financial, and invited him to visit Kankakee Bancorp’s offices, so that the Kankakee Bancorp directors and Mr. Daiber could discuss the possibility of Mr. Daiber’s joining the company as its new Chief Executive Officer. In addition, the parties began informally to discuss the respective interests of the parties in a merger transaction between Kankakee Bancorp and Aviston Financial. During this time, the Search Committee also contacted other potential candidates for the position of Chief Executive Officer, who, together with Mr. Daiber, formed the pool of candidates being evaluated by Spencer Stuart together with the Search Committee.

Mr. Daiber visited Kankakee Bancorp on February 11, during which time he met with the full Search Committee, as well as each director individually. The following day, Mr. Daiber contacted Mr. Griffith to confirm his interest in the Chief Executive Officer position, and to express his interest in exploring a merger. Mr. Daiber advised Kankakee Bancorp’s board that, because he had organized and led the investor group that acquired control of Aviston Financial in October 2002, he felt an obligation to those investors not to leave his position with Aviston Financial without providing for their interests, which would be addressed by a merger. During the next several weeks, the parties continued to communicate regarding the Chief Executive Officer position and a possible transaction.

On March 13, Mr. Griffith and Mark Smith, a director and the chairman of the Audit Committee of Kankakee Bancorp, visited the offices of Aviston Financial to meet with its management and conduct preliminary business and financial due diligence.

On April 8 and April 9, the Search Committee met with seven candidates, including Mr. Daiber, for the Chief Executive Officer position at the Chicago offices of Spencer Stuart. On April 22 and April 23, Kankakee Bancorp’s directors met in Kankakee with the two leading candidates identified by the Search Committee. On April 24, at a meeting of the board of directors, the board decided to offer the Chief Executive Officer position to Mr. Daiber. In making its determination, the board elected to make Mr. Daiber the offer whether or not a merger transaction with Aviston Financial was pursued or completed. Following this meeting, Mr. Griffith contacted Mr. Daiber by telephone and offered him the Chief Executive Officer position, at which time the parties more firmly began to discuss the specifics of a merger transaction. Mr. Daiber confirmed that he would likely be interested in associating with Kankakee Bancorp only in the event that a merger could be agreed to. These discussions continued throughout the following week, at which time it was decided that the acquisition of Aviston Financial would likely be conducted through a stock-for-stock merger.

On May 2, Mr. Daiber and members of Thompson Coburn, LLP, counsel to Aviston Financial, and members of Barack Ferrazzano, counsel to Kankakee Bancorp, met via teleconference to discuss preliminary matters, including the anticipated timing of the proposed transaction.

On May 5 and May 6, Mr. Griffith and Mr. Daiber continued to discuss the proposed transaction, at which time they outlined many of the general business terms of the stock-for-stock merger that would be submitted to their respective boards of directors.

On May 6, Kankakee Bancorp’s senior management met with attorneys from Barack Ferrazzano to discuss the business and legal implications of engaging in an acquisition of Aviston Financial. In addition, Kankakee Bancorp retained James M. Lindstrom, who had formerly worked as a senior associate for a private equity firm, to act as a consultant to Kankakee Bancorp and provide assistance with respect to the proposed transaction, including evaluating the financial impact of a merger. Also on May 6, following the execution of a mutual confidentiality agreement between Aviston Financial and Kankakee Bancorp, an independent Kankakee Bancorp director met informally in Kankakee with Mr. Daiber to discuss the respective business philosophies of the two organizations. At the conclusion of the discussion, both parties decided to remain open to further discussion, and to begin business and legal due diligence.

Accordingly, on May 7 and May 8, Mr. Daiber and members of Aviston Financial’s senior management visited Kankakee Bancorp and met with members of Kankakee Bancorp’s senior management to conduct a review of Kankakee Bancorp’s business operations. Also on May 7, Mr. Griffith met with S. Kris Jakel, the lead director and a principal stockholder of Aviston Financial, to discuss business strategy, how the two organizations could best combine and how the transition and the combined company should be structured. At that time, members of Kankakee Bancorp’s senior management visited the offices of Aviston Financial to perform additional due diligence, and, during the week of May 12, the parties each continued to conduct their respective legal and business due diligence reviews of one another.

While the discussions between Kankakee Bancorp and Aviston Financial were taking place, Kankakee Bancorp also considered some additional matters that had been discussed by the board of directors for some time. In particular, Kankakee Bancorp, after evaluating the stock price and trading volume of its common stock, determined to pursue a stock split, to be effected in the form of a dividend, following the merger, to enhance the liquidity of the trading market for the stock. Because the proposed stock split would require an increase in the number of authorized shares of Kankakee Bancorp common stock, requiring an amendment to its certificate of incorporation that would need to be approved by Kankakee Bancorp’s stockholders, Kankakee Bancorp further reviewed its certificate of incorporation to determine if additional changes should be considered at this time. Ultimately, Kankakee Bancorp determined that the amendment procedure, which requires at least an 80% stockholder vote to amend certain provisions, is unduly restrictive. Therefore, Kankakee Bancorp proposed an amendment to this section as well. See “Amendments to Kankakee Bancorp’s Certificate of Incorporation.” Also at this time, the board began to consider changing Kankakee Bancorp’s corporate name to one that would not be as geographically limited as “Kankakee Bancorp, Inc.,” a change that the board felt would be consistent with its operational objectives and its goal of expanding its market area. Accordingly, the board formed an ad hoc committee to select a new name.

In addition, Kankakee Bancorp began considering alternatives for raising capital in the future. Drawing on his prior investment banking experience, Mr. Griffith proposed to Kankakee Bancorp’s board of directors that it consider the issuance to all current stockholders of Kankakee Bancorp of rights to purchase common stock. If issued prior to the completion of the merger, identical rights would be issued to the Aviston Financial stockholders when they became stockholders of Kankakee Bancorp upon completion of the merger. The rights, which would be conditionally exercisable upon a declaration by Kankakee Bancorp’s board, could be used to raise capital for additional expansion opportunities both before and following the Aviston Financial acquisition. The rights would also reward stockholders by giving them the opportunity to capture value created by the Aviston Financial acquisition and may reduce the need for future underwritten public offerings. The proposed terms of the rights are described below under “Description of Kankakee Bancorp Capital Stock—Common Stock Purchase Rights.”

On May 17, 2003, Barack Ferrazzano distributed a draft definitive merger agreement to Aviston Financial and Thompson Coburn LLP for their review. This draft of the merger agreement was also distributed by Kankakee Bancorp to its board of directors.

On May 21, 2003, Mr. Griffith, Mr. Lindstrom and representatives of Barack Ferrazzano met with Mr. Daiber and a representative of Thompson Coburn to discuss the key business issues and to negotiate the terms of the definitive merger agreement and the related documents, including the proposed voting agreement to be executed by the directors of Aviston Financial and the State Bank of Aviston and Mr. Daiber’s employment agreement with Kankakee Bancorp. Attorneys from Barack Ferrazzano and Thompson Coburn continued to negotiate the terms of the merger agreement and legal due diligence review following the May 21 meeting.

Aviston Financial’s board of directors was briefed on the status of the preliminary negotiations at its meeting on April 17, 2003. As discussions with Kankakee Bancorp became more serious, Mr. Daiber kept the members of Aviston Financial’s board apprised on an informal basis. On May 21, 2003, Mr. Daiber sent the board members a written update on the negotiations and notified them of the scheduling of a special board meeting to consider the proposed merger. On May 23, 2003, a draft of the definitive merger agreement was circulated to the Aviston Financial directors.

On May 27, 2003, Kankakee Bancorp and KFS Bank held a joint meeting of their boards of directors to review the proposed merger agreement and related transactions, including the proposed merger of KFS Bank with the State Bank of Aviston, the proposed amendments to Kankakee Bancorp’s certificate of incorporation and the proposed issuance by Kankakee Bancorp of rights to purchase Kankakee Bancorp common stock. This meeting was attended by representatives of Barack Ferrazzano as well as members of Kankakee Bancorp’s senior management. Mr. Griffith reviewed the process leading up to the proposed transaction, Kankakee Bancorp’s senior management presented reports outlining the results of their due diligence of Aviston Financial and Mr. Lindstrom provided a detailed financial analysis of the proposed transaction. The following is a summary of the material analyses employed by Mr. Lindstrom and the directors of Kankakee Bancorp to evaluate the merger.

Projected Transaction Value. Each share of Aviston Financial would be exchanged for 0.707 shares of Kankakee Bancorp common stock. At the closing price of $38.50 for Kankakee Bancorp stock, this would result in a purchase price of approximately $13.5 million.

Multiple of Historical Earnings for Aviston Financial. The merger consideration represents a multiple of 10.8 times Aviston Financial’s reported combined net income for the 12 months ended December 31, 2002. The multiple of historical earnings was examined for comparable transactions with the following characteristics:

•	bank acquisitions announced since January 1, 2001;

•	geographic emphasis on selling companies operating in Midwestern markets; and

•	total assets of sellers generally between $50 million and $250 million.

The median multiple of historical earnings for these transactions was 24.0 times.

Multiple of Stated Book Value of Aviston Financial. The consideration represents a multiple of 1.3 times Aviston Financial’s book value as of March 31, 2003. The multiple of book value was examined for comparable transactions with the following characteristics:

•	bank acquisitions announced since January 1, 2001;

•	geographic emphasis on selling companies operating in Midwestern markets; and

•	and total assets of sellers generally between $50 million and $250 million.

The average multiple of stated book value for these transactions was 1.3 times.

Discounted Cash Flow Analysis. Mr. Lindstrom reviewed for the board a discounted cash flow model that was prepared based on financial information provided by the management of Aviston Financial, which was also reviewed by management of Kankakee Bancorp. The model employed a projection of estimated earnings for Aviston Financial on an independent, stand-alone basis through the year 2005. A range of possible future market price/earnings ratios was employed ranging from a minimum of 10 times earnings to a maximum of 15 times earnings to project possible future values for Aviston Financial. Given the model time horizon and a discount rate range of 10% to 16%, these assumptions resulted in a range of present discounted values for Aviston Financial with a minimum value of $15.3 million.

The purpose of a discounted cash flow analysis is not to make a precise estimate of the price at which Aviston Financial might be sold at a precise point in the future. Any future sales price would be based on a number of variables involved, including many which are beyond the control of management and, therefore, it is not possible to make any predictions with precision.

Mr. Lindstrom told the board that the discount factors employed both the concept of a time value of money and risk factors that reflect judgments regarding the uncertainty of the forecasted cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values. Conversely, use of lower discount rates would result in higher discounted present values. Mr. Lindstrom advised the board that although discounted cash flow analysis is a frequently used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, future earnings performance and asset growth rates. The accurate specification of such assumptions for time periods more than one year in the future entails significant uncertainties and could contain errors despite attempts to be both accurate and conservative. Consequently, any or all of these assumptions may and likely will vary from actual future performance and results and such variations may be material. Any errors made in the selection of assumptions for such an exercise can interact with one another and can lead to conclusions that may demonstrate little resemblance to actual events.

Pro Forma Impact on Kankakee Bancorp Earnings per Share. The board was presented with a pro forma acquisition analysis illustrating the estimated effects on selected projected financial data for Kankakee Bancorp. The projections were based on management assumptions. The model was also reviewed by management of both companies. For the 12 months ended December 31, 2002, the diluted earnings per share of Kankakee Bancorp would have resulted in 17.2% accretion to Kankakee Bancorp’s stockholders. For the projected 12 months ending

December 31, 2003, the projections indicated dilution of 3.8%. For the projected 12 months ending December 31, 2004, the projections indicated accretion of 10.3%. It was noted that the financial information used for Aviston Financial appeared to be conservative, in that Aviston Financial’s 2003 results had been more favorable than the financial information utilized in Mr. Lindstrom’s analysis. It was also noted that Aviston Financial had obtained more sophisticated and experienced management during the fourth quarter of 2002.

The financial evaluation of a merger is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process used to complete the evaluation. In assessing the financial viability of the merger, Mr. Lindstrom and the directors considered the results of all of the analyses. No company or transaction in the analyses used for comparison is identical to Aviston Financial or the merger. The analyses were prepared for the board solely to assist its evaluation of the merger.

Following the financial presentation, the board members discussed the financial implications of the proposed transaction. The board noted that the fixed exchange ratio of 0.707 shares of Kankakee Bancorp common stock for each share of Aviston Financial common stock meant that the transaction value could rise and fall with the trading price of Kankakee Bancorp common stock, and also noted that the announcement of the merger could have an effect on Kankakee Bancorp’s stock price.

This meeting also included a detailed review of the draft merger agreement, including a presentation by Barack Ferrazzano attorneys on the legal aspects of the transaction.

At the conclusion of this meeting, Kankakee Bancorp’s board of directors determined that the proposed transaction with Aviston Financial was in the best interests of its stockholders and unanimously approved the merger agreement and related transactions, including the merger of the subsidiary banks, the entry into an employment agreement with Mr. Daiber pursuant to which he would become the President and Chief Executive Officer of Kankakee Bancorp upon completion of the merger and the entry into change of control agreements with certain senior executives of Aviston Financial. Kankakee Bancorp’s board of directors also unanimously approved the amendments to the certificate of incorporation of Kankakee Bancorp changing the manner in which it may be amended and increasing the number of authorized shares of common stock from 3.5 million to 5.5 million, and the issuance of rights to Kankakee Bancorp’s stockholders to purchase shares of Kankakee Bancorp common stock. KFS Bank’s board of directors also unanimously approved the merger agreement between KFS Bank and the State Bank of Aviston. The board determined to recommend to Kankakee Bancorp’s stockholders that they vote to approve the merger agreement and to adopt the amendments to its certificate of incorporation.

On May 27, 2003, the boards of Aviston Financial and the State Bank of Aviston held a joint special meeting to consider the merger agreement and the related transactions. A representative of Thompson Coburn also attended the meeting. Mr. Daiber updated the board members on recent developments regarding the proposed merger, including the financial and business due diligence review that Aviston Financial personnel had undertaken with respect to Kankakee Bancorp and the course of negotiations between the parties and their respective counsel. The results of the due diligence and discussions with Kankakee’s senior personnel regarding the forecasted financial performance and business strategies to be undertaken by the combined company were discussed. Counsel also reviewed the terms of the proposed merger agreement and related transactions, as well as various legal considerations relative to the process of considering and passing upon the proposed transaction.

The Aviston Financial board members discussed the perceived merits and risks for its stockholders from the merger agreement and the related transactions. The proposed arrangements to be entered into between the combined company and Messrs. Daiber, Marsh and Rench were noted. The board also noted the risks associated with the fixed exchange ratio to determine the consideration payable to Aviston Financial stockholders, including the fact that there was no “collar” or floor which would assure Aviston Financial stockholders a minimum value of the merger consideration to be received by them. At the conclusion of the discussion, the board members in attendance unanimously concluded that the proposed merger was fair to, and in the best interests of Aviston Financial’s stockholders and voted to approve the merger agreement and the transactions it contemplates, including the merger of the State Bank of Aviston and KFS Bank, and to recommend to Aviston Financial’s stockholders that they vote to approve the merger agreement and related transactions at a special meeting.

The merger agreement was signed by both Kankakee Bancorp and Aviston Financial after the closing of the stock markets on May 27, 2003, and was publicly announced by a joint press release on May 28, 2003.

On June 18, 2003, at a meeting of Kankakee Bancorp’s board of directors, the board of directors unanimously approved a resolution that Kankakee Bancorp change its name to a name acceptable to the ad hoc committee that was formed to select a new name, and to submit the amendment changing the certificate of incorporation to the stockholders. On July 24, 2003, the board of directors approved Centrue Financial Corporation as the new corporate name.

Recommendation of the Kankakee Bancorp Board and Kankakee Bancorp’s Reasons for the Merger

The Kankakee Bancorp board believes that the merger is fair to, and in the best interests of, Kankakee Bancorp and its stockholders. Accordingly, the Kankakee Bancorp board has unanimously approved the merger agreement and unanimously recommends that its stockholders vote FOR the approval of the merger agreement and the transactions it contemplates.

The Kankakee Bancorp board believes that the completion of the merger presents a unique opportunity to take steps toward the organization’s goal of becoming the premier community financial institution serving the central Illinois markets between Chicago and St. Louis. The board believes the combined organization will have the capability to offer a full range of financial products and services through an extensive distribution network over the areas currently served by the two organizations.

In addition, Kankakee Bancorp’s board considers Thomas A. Daiber, the President of Aviston Financial, to be a strong candidate to fill the vacant position as Kankakee Bancorp’s President and Chief Executive Officer, given his experience with Midwest bank holding companies.

In reaching its decision to approve the merger agreement, the Kankakee Bancorp board consulted with Kankakee Bancorp’s management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

•	information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Kankakee Bancorp and Aviston Financial, both individually and as combined; in particular, the Kankakee Bancorp board focused on the strategic fit of the business lines and the operating philosophies of the two institutions;

•	the consistency of the merger with Kankakee Bancorp’s long-term business strategy to leverage the commercial banking systems infrastructure that it has developed;

•	the advantages of a combination with an institution, such as Aviston Financial, that has already taken steps to develop market share in the central Illinois and St. Louis markets and the opportunities for increased efficiencies and significant cost savings from a combination with Kankakee Bancorp’s current organization, resulting in increased profitability of the combined entity over time as opposed to a possible combination with an institution without a similar market presence;

•	the opportunity to attract experienced senior management leadership by adding Thomas A. Daiber as Chief Executive Officer of the combined company;

•	the current and prospective economic and competitive environments facing Kankakee Bancorp and other financial institutions characterized by intensifying competition from both banks and nonbank financial services organizations, the increasing necessity for strong fee-based income producing components within a bank holding company and the growing costs associated with regulatory compliance in the banking industry;

•	the high costs of technology and new facilities required to grow deposits in light of the fact that deposit growth for Kankakee Bancorp and the banking industry in general has been difficult and these funding limitations would hamper Kankakee Bancorp’s long-term asset and earnings growth;

•	the belief that, following the merger, the combined company would be well positioned to continue to grow through possible future acquisitions or expansion while at the same time increase its attractiveness as a possible acquisition candidate;

•	the belief that the merger would result in stockholders of Kankakee Bancorp holding stock in a high quality combined company that should benefit stockholders through enhanced operating efficiencies and better penetration of commercial and consumer banking markets in central Illinois;

•	the business, operations, financial condition, earnings and prospects of Aviston Financial;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Kankakee Bancorp and Aviston Financial;

•	the complementary nature of the businesses of Kankakee Bancorp and Aviston Financial and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates relative to Kankakee Bancorp on a stand-alone basis made possible by the merger, as a result of greater geographic, asset and line-of-business diversification;

•	the belief of Kankakee Bancorp’s senior management and the Kankakee Bancorp board that Kankakee Bancorp and Aviston Financial share a common vision with respect to delivering financial performance and stockholder value and that their executive officers and employees possess complementary skills and expertise;

•	the Kankakee Bancorp board’s belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame;

•	the benefits of converting KFS Bank, Kankakee Bancorp’s thrift subsidiary, into a commercial bank, through its merger with the State Bank of Aviston; and

•	the likelihood that the merger will be approved by the appropriate regulatory authorities (see “—Regulatory Approvals”).

The foregoing discussion of the information and factors considered by the Kankakee Bancorp board is not intended to be exhaustive, but includes all material factors considered by the Kankakee Bancorp board. In reaching its determination to approve and recommend the merger, the Kankakee Bancorp board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Kankakee Bancorp board is unanimous in its recommendation that its stockholders vote for approval of the merger agreement.

Recommendation of the Aviston Financial Board and Aviston Financial’s Reasons for the Merger

The Aviston Financial board believes that the merger is fair to, and in the best interests of, Aviston Financial and its stockholders. Accordingly, the Aviston Financial board has unanimously approved the merger agreement and unanimously recommends that its stockholders vote FOR the approval of the merger agreement and the transactions it contemplates.

Aviston Financial’s board has concluded that the proposed merger offers the Aviston Financial stockholders an extremely attractive opportunity to achieve the board’s strategic business objectives on a timeframe that is greatly accelerated from that originally contemplated at the time that Aviston Financial acquired Aviston Bancorp, Inc. in October 2002. These objectives include growing the size of the business and enhancing liquidity for Aviston Financial’s stockholders, who will gain the benefit of a public trading market for their shares. In addition, the board noted that Mr. Daiber, who enjoys the confidence of the board, would be Chief Executive Officer of the combined company and lead its post-merger activities.

In deciding to approve the merger agreement and the transactions it contemplates, Aviston Financial’s board consulted with Aviston Financial’s management, as well as its legal counsel, and considered numerous factors, including the following:

•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Aviston Financial and Kankakee Bancorp, both individually and as a combined company;

•	the market value of the Kankakee Bancorp shares to be received by Aviston Financial stockholders, based upon the trading price of Kankakee Bancorp’s common stock before the execution of the merger agreement, that reflected a premium of more than 30% over the $20.00 per share price paid by Aviston Financial’s stockholders in October 2002 in connection with the organization of Aviston Financial and the acquisition of Aviston Bancorp, Inc.;

•	the perceived risks and uncertainties attendant to Aviston Financial’s execution of its strategic growth plans as an independent banking organization, including the need to access additional capital and enhance its technology platform on a cost-effective basis to support future growth;

•	the belief that the market value of Kankakee Bancorp’s common stock prior to the execution of the merger agreement was very attractive and offered favorable prospects for future appreciation as a result of the proposed merger, due to, among other factors, the engagement of Mr. Daiber to serve as Chief Executive Officer of the combined company and the conversion of Kankakee Bancorp’s banking operations to a commercial bank charter;

•	Kankakee Bancorp’s substantial levels of cost-effective deposits that would be available to fund commercial loan growth which will be an emphasis of the combined company’s management;

•	the strategic vision of the respective managements of Aviston Financial and Kankakee Bancorp to seek profitable future expansion in the central Illinois market in order to grow stockholder value;

•	the fact that Kankakee Bancorp is publicly held and the merger would provide access to a public trading market for Aviston Financial stockholders whose investments currently are in a privately held company, as well as enhanced access to capital markets to finance the combined company’s capital requirements; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities.

The above discussion of the information and factors considered by the Aviston Financial board is not intended to be exhaustive, but includes all material factors considered by the Aviston Financial board. In arriving at its determination to approve the merger agreement and the transactions it contemplates, and recommend that the Aviston Financial stockholders vote to approve them, the Aviston Financial board did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors. The Aviston Financial board unanimously recommends that its stockholders vote to approve the merger agreement and the related transactions.

Effective Time of the Merger

Subject to the conditions to our respective obligations to complete the merger, the merger will become effective when a certificate of merger reflecting the merger becomes effective with the Secretary of State of the State of Delaware and articles of merger are filed with the Secretary of State of the State of Illinois, respectively.

Unless we agree otherwise, we will each use reasonable efforts to cause the merger to become effective 10 business days after the end of the calendar month in which all of the following conditions are satisfied:

•	the receipt of all required regulatory approvals or consents for the merger;

•	the expiration of all statutory waiting periods relating to any required regulatory approvals; and

•	the receipt of the approvals of the stockholders of each of Aviston Financial and Kankakee Bancorp.

We anticipate that the merger will become effective late in the third quarter or during the fourth quarter of 2003, however, delays could occur.

We cannot assure you that the necessary stockholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. Either of our boards of directors may terminate the merger agreement if the merger is not completed by April 1, 2004, unless it is not completed because of the failure by the party seeking termination to comply fully with its obligations under the merger agreement. See “—Conditions to Completion of the Merger” and “—Waiver, Amendment and Termination.”

Dissenters’ Rights

All of Aviston Financial’s stockholders have the right under Illinois law to dissent from the merger and to demand and obtain cash payment of the appraised fair value of their shares of Aviston Financial common stock under the circumstances described below. Kankakee Bancorp’s stockholders, whose rights are governed by Delaware law, do not have the right to dissent from the merger and receive cash for the value of their shares.

The appraised value that Aviston Financial’s stockholders obtain for their shares by dissenting may be less than, equal to or greater than the value of the Kankakee Bancorp common stock they would receive under the merger agreement. If Aviston Financial’s stockholders fail to comply with the procedural requirements of Section 11.65 and Section 11.70 of the Illinois Business Corporation Act, they will lose their right to dissent and seek payment of the appraised value of their shares.

The following is a summary of Section 11.65 and Section 11.70 of the Illinois Business Corporation Act, which specify the procedures applicable to dissenting stockholders. This summary is not a complete statement of the law regarding the right of Aviston Financial’s stockholders to dissent under Illinois law, and if you are considering dissenting, we urge you to review the provisions of Section 11.65 and Section 11.70 carefully. The text of Section 11.65 and Section 11.70 is attached to this joint proxy statement-prospectus as Appendix B, and we incorporate that text into this joint proxy statement-prospectus by reference. Among other matters, Aviston Financial’s stockholders should be aware of the following:

•	to be entitled to dissent and seek appraisal, you must hold shares of Aviston Financial common stock on the date you make the demand required under Illinois law, you must continually hold those shares until the merger has been completed, you must not vote in favor of the merger and you must otherwise comply with the requirements of Section 11.65 and Section 11.70;

•	before the special meeting of Aviston Financial’s stockholders at which you will be asked to vote on the merger, you must deliver a written demand to Aviston Financial for payment for your shares if the merger is completed;

•	Aviston Financial stockholders must send this written demand to Bryan L. Marsh, Secretary, Aviston Financial Corporation, 101 South Page Street, P.O. Box 115, Aviston, Illinois 62216;

•	simply voting against the merger is not a demand for appraisal rights;

•	within 10 days after the effective time of the merger or 30 days after you deliver your written demand for approval, whichever is later, the combined company will send to all of the dissenting Aviston

Financial stockholders who have complied with Section 11.65 and Section 11.70 and who have not voted in favor of the merger a statement setting forth (1) the combined company’s opinion as to the estimated fair value of the shares, (2) Kankakee Bancorp’s balance sheet as of December 31, 2002, together with the statement of income for that year and the latest available interim financial statements, and (3) a commitment to pay for the dissenting stockholder’s shares at the estimated fair value upon transmittal to the combined company of the share certificates;

•	upon completion of the merger, the combined company will pay to each dissenting stockholder who transmits the certificate or other evidence of ownership of the shares the estimated fair value of the shares, plus accrued interest, together with a written explanation of how the interest was calculated;

•	if the dissenting stockholder does not agree with the combined company’s determination as to the estimated fair value of the shares or the amount of interest due, the stockholder must within 30 days notify the combined company in writing of the stockholder’s estimated fair value and amount of interest due and demand payment for the difference between the stockholder’s estimate of fair value and interest due and the amount of the payment by the combined company;

•	if, within 60 days from delivery to the combined company of the stockholder notification of estimate of fair value of the shares and interest due, the combined company and the dissenting stockholder have not agreed in writing upon the fair value of the shares and interest due, the combined company must either pay the difference in value demanded by the stockholder, with interest, or file a petition in the Circuit Court for Kankakee County, requesting the court to determine the fair value of the shares and interest due;

•	each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the combined company to the stockholder; and

•	the court will determine all costs of the proceeding, and if the fair value of the shares as determined by the court materially exceeds the amount that the combined company estimated to be the fair value of the shares, then all or any part of the costs may be assessed against the combined company. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

Distribution of Kankakee Bancorp Stock Certificates

At or around the time of the merger, stockholders of Aviston Financial will be mailed a letter of transmittal and instructions for the exchange of the certificates representing their shares of Aviston Financial common stock for certificates representing shares of common stock of the combined company. KFS Bank will serve as the exchange agent.

You should not send in your certificates until you receive a letter of transmittal and instructions.

After you surrender to the exchange agent your certificates for shares of Aviston Financial common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of common stock of the combined company to which you are entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of the shares of common stock of the combined company (without interest thereon), if any. The combined company will not be obligated to deliver the consideration to you as a former Aviston Financial stockholder until you have surrendered your Aviston Financial common stock certificates. If any Aviston Financial stockholder’s common stock certificate has been lost, stolen or destroyed, the exchange agent will issue the shares of common stock of the combined company and any cash in lieu of fractional shares upon the stockholder’s submission of an affidavit claiming the certificate to be lost, stolen or destroyed by the stockholder of record and the posting of a bond in such amount as the combined company may reasonably direct as indemnity against any claim that may be made against the combined company with respect to the certificate.

Whenever a dividend or other distribution is declared by Kankakee Bancorp on Kankakee Bancorp common stock with a record date after the date on which the merger became effective, the declaration will include dividends or other distributions on all shares of Kankakee Bancorp common stock that may be issued in the merger. However, Kankakee Bancorp will not pay any dividend or other distribution that is payable after the effective date of the merger to any former Aviston Financial stockholder who has not surrendered his or her common stock certificate until the holder surrenders the certificate.

At the time the merger becomes effective, the stock transfer books of Aviston Financial will be closed to their stockholders and no transfer of shares of common stock by any stockholder will thereafter be made or recognized. If certificates for shares of Aviston Financial common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for shares of common stock of the combined company, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the common stock of the combined company.

Representations and Warranties

In the merger agreement, Kankakee Bancorp and Aviston Financial made numerous representations and warranties to each other relating to, among other things, the following:

•	incorporation, good standing, corporate power and similar corporate matters;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and the absence of violations;

•	conflicts under charter documents, required consents or approvals and violations of agreements or laws;

•	capitalization;

•	financial statements;

•	ownership of property and sufficiency of assets;

•	allowance for loan losses;

•	absence of certain material adverse events, changes, effects, defaults or undisclosed liabilities;

•	employee benefit plans and compliance with federal employee benefit laws;

•	compliance with laws, including environmental laws;

•	litigation;

•	the absence of material changes since December 31, 2002 with respect to Aviston Financial and since the date of its latest financial statements with respect to Kankakee Bancorp; and

•	the accuracy of documents filed with regulatory agencies.

The foregoing is an outline of the types of representations and warranties made by Kankakee Bancorp and Aviston Financial contained in the merger agreement a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Sections 4 and 5, containing the detailed representations and warranties of the parties.

Conditions to Completion of the Merger

Each of us is required to complete the merger only after the satisfaction of various conditions. Kankakee Bancorp is only required to complete the merger if the following conditions are satisfied:

•	Aviston Financial’s representations and warranties in the merger agreement must be accurate as of the date of the merger agreement and as of the date the merger becomes effective, except for any untrue or incorrect representations and warranties that do not have a material adverse effect on Aviston Financial on a consolidated basis or on Kankakee Bancorp’s rights under the merger agreement;

•	Aviston Financial must have performed and complied with all of its covenants and obligations under the merger agreement, except where any non-performance or non-compliance would not have a material adverse effect on Aviston Financial on a consolidated basis or on Kankakee Bancorp’s rights under the merger agreement;

•	the merger agreement and the transactions it contemplates must have been approved by Aviston Financial’s and Kankakee Bancorp’s respective stockholders;

•	there must not be pending any proceeding involving any challenge to, or seeking damages or other relief in connection with, the merger, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the merger, in either case that would reasonably be expected to have a material adverse effect on Aviston Financial on a consolidated basis or on Kankakee Bancorp’s rights under the merger agreement;

•	there must not have been since the date of the merger agreement any event or occurrence that would be reasonably likely to have a material adverse effect on Aviston Financial on a consolidated basis or on Kankakee Bancorp’s rights under the merger agreement;

•	all consents and approvals required in connection with the merger must have been obtained;

•	the completion of the merger must not conflict with or result in a violation of any applicable laws or legal requirements;

•	the Securities and Exchange Commission must have declared the registration statement registering the shares of Kankakee Bancorp common stock to be issued to Aviston Financial’s stockholders in the merger, of which this joint proxy statement-prospectus is a part, effective under the Securities Act of 1933, as amended;

•	the total number of shares held by Aviston Financial stockholders exercising their dissenters’ rights must be no greater than 5% of the issued and outstanding shares of Aviston Financial common stock immediately prior to the effective time;

•	the employment agreement with Thomas A. Daiber, and the change of control agreements with each of Bryan L. Marsh and Brad Rench must be in full force and effect, and each of Messrs. Daiber, Marsh and Rench must be an employee of Aviston Financial;

•	Kankakee Bancorp and Aviston Financial must have received the tax opinion from RSM McGladrey, Inc.;

•	Aviston Financial must have an adjusted stockholders’ equity, as calculated as of the end of the month immediately prior to the effective time, no less than its adjusted stockholders’ equity as of March 31, 2003; and

•	there must not be any outstanding options to acquire capital stock of Aviston Financial, and the outstanding capital stock of Aviston Financial must consist exclusively of no more than 528,826 shares of common stock.

Aviston Financial is only required to complete the merger if the following conditions are satisfied:

•	Kankakee Bancorp’s representations and warranties in the merger agreement must be accurate as of the date of the merger agreement and as of the date the merger becomes effective, except for any untrue or incorrect representations and warranties that do not have a material adverse effect on Kankakee Bancorp on a consolidated basis or on Aviston Financial’s rights under the merger agreement;

•	Kankakee Bancorp must have performed and complied with all of its covenants and obligations under the merger agreement, except where any non-performance or non-compliance would not have a material adverse effect on Kankakee Bancorp on a consolidated basis or on Aviston Financial’s rights under the merger agreement;

•	the merger agreement and the transactions it contemplates must have been approved by Aviston Financial’s and Kankakee Bancorp’s respective stockholders;

•	there must not be pending any proceeding involving any challenge to, or seeking damages or other relief in connection with, the merger, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the merger, in either case that would reasonably be expected to have a material adverse effect on Kankakee Bancorp on a consolidated basis or on Aviston Financial’s rights under the merger agreement;

•	there must not have been since the date of the merger agreement any event or occurrence that would be reasonably likely to have a material adverse effect Kankakee Bancorp on a consolidated basis or on Aviston Financial’s rights under the merger agreement;

•	all consents and approvals required in connection with the merger must have been obtained;

•	the completion of the merger must not conflict with or result in a violation of any applicable laws or legal requirements;

•	the Securities and Exchange Commission must have declared the registration statement registering the shares of Kankakee Bancorp common stock to be issued to Aviston Financial’s stockholders in the merger effective under the Securities Act; and

•	Kankakee Bancorp and Aviston Financial must have received the tax opinion from RSM McGladrey, Inc.

Neither of us can assure our stockholders as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not completed by April 1, 2004, either of our boards of directors may terminate the merger agreement and abandon the merger; provided, however, that the party responsible for a condition to be met prior to April 1, 2004, may not terminate the merger agreement if the merger is not completed by April 1, 2004. See “—Waiver, Amendment and Termination.”

Regulatory Approvals

It is a condition to the completion of the merger that we receive all necessary regulatory approvals to the merger.

Neither of us is aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, both of us have agreed that we will also seek this approval or action.

The merger is subject to the prior approval of the Federal Reserve Board, under Section 3 of the Bank Holding Company Act and Sections 225.11 and 225.15 of Regulation Y of the Federal Reserve Board. Factors considered by the Federal Reserve Board in evaluating the merger are discussed under the heading “Regulatory Considerations—General.” The merger may not be completed until 30 days following the date of the Federal Reserve Board approval, although the Federal Reserve Board may reduce that period to 15 days. During this period, the U.S. Department of Justice is given the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise. Upon completion of the merger, the combined company will cease to be regulated by the OTS as a savings and loan holding company and will file with the OTS a request for deregistration as a savings and loan holding company.

Although we intend to merge our bank and thrift subsidiaries, we may not be able to do so immediately. Accordingly, in addition to obtaining Federal Reserve Board approval of the merger, we must obtain Federal Reserve Board approval for the combined company to retain control following the merger of Kankakee Bancorp’s three existing subsidiaries following the merger. Because Kankakee Bancorp’s wholly-owned thrift subsidiary, KFS Bank, and KFS Bank’s subsidiaries, KFS Service Corp and KFS Insurance Agency, Inc., are non-banking companies under the Bank Holding Company Act, the combined company will be required to file notices with the Federal Reserve Board under Section 4 of the Bank Holding Company Act and Sections 225.21, 225.24 and 225.87 of Regulation Y for approval to retain its investment in these three subsidiaries.

Kankakee Bancorp must also file an application with the Illinois Office of Banks and Real Estate under Section 18 of the Illinois Banking Act for approval to acquire control of the State Bank of Aviston in the merger.

The merger of our two subsidiary banks is subject to the approval of the FDIC under Section 18(c) and Section 5(d)(3) of the Federal Deposit Insurance Act, and we must also file an application with the Office of Banks and Real Estate under Section 22 of the Illinois Banking Act. The State Bank of Aviston must file a notice with the Office of Banks and Real Estate under Section 5(12) of the Illinois Banking Act in connection with its acquisition of KFS Bank’s subsidiaries, KFS Service Corp and KFS Insurance Agency, as a result of the merger with KFS Bank. KFS Bank must file a notice of its merger with the State Bank of Aviston with the OTS under Section 563.22(h)(1) of the OTS’s regulations.

Waiver, Amendment and Termination

To the extent permitted by law, our boards of directors may agree in writing to amend the merger agreement, whether before or after our respective stockholders have approved the merger agreement. However, no amendment agreed to after the merger agreement has been approved by the respective stockholders of Kankakee Bancorp and Aviston Financial may materially and adversely affect our stockholders. In addition, before or at the time the merger becomes effective, either of us, or both, may waive any default in the performance of any term of the merger agreement by the other or may waive or extend the time for the compliance or fulfillment by the other of any of its obligations under the merger agreement. Either of us may also waive any of the conditions precedent to our obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by one of our duly authorized officers.

At any time before the merger becomes effective, our boards of directors may mutually agree to terminate the merger agreement. In addition, the merger agreement may be terminated as follows:

•	by Kankakee Bancorp, if any of the conditions to its obligation to consummate the merger, as described above, has not been satisfied or has become impossible, and Kankakee Bancorp has not waived the condition;

•	by Aviston Financial, if any of the conditions to its obligation to consummate the merger, as described above, has not been satisfied or has become impossible, and Aviston Financial has not waived the condition;

•	by Aviston Financial, if its board of directors has approved or recommended to its stockholders any competing acquisition transaction, or has resolved to do so; and

•	by either Kankakee Bancorp or Aviston Financial if the closing of the merger has not occurred, other than through the failure of the party seeking to terminate the merger agreement, by April 1, 2004.

If the merger is terminated, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligation to share some expenses and maintain the confidentiality of certain information obtained, will survive. A termination may trigger the obligation of a party to pay certain expenses and termination fees to the other party. See “—Expenses and Termination Fees.”

Conduct of Business Pending the Merger

The merger agreement obligates each of us to conduct our business diligently before the merger becomes effective only in the usual, regular and ordinary course. It also imposes limitations on the operations, expenditures and other actions of each of us and our respective bank subsidiaries. These items are listed in Articles 6, 7 and 8 of the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement-prospectus.

Aviston Financial has also agreed that neither it nor any of its representatives will directly or indirectly solicit, negotiate or enter into an alternative transaction with an outside third party, or furnish any non-public information concerning Aviston Financial that it is not legally obligated to furnish, except in each case to the extent necessary to comply with the fiduciary duties of its board of directors and as advised by its counsel.

Each of us has also agreed not to take any action that would materially and adversely affect our ability to obtain any consents required for the merger or prevent the merger from qualifying as a tax-free reorganization under the Internal Revenue Code (see “—Material Federal Income Tax Consequences of the Merger”) or materially and adversely affect our ability to perform our respective obligations under the merger agreement.

Management and Operations After the Merger

The merger agreement provides that the board of directors of Kankakee Bancorp immediately prior to the effective time and following the closing will be expanded to seven members. To fill the two vacancies created by this expansion, Kankakee Bancorp agreed to take any action necessary to appoint Thomas A. Daiber and an individual nominated by Aviston Financial and acceptable to Kankakee Bancorp as directors. In addition to the Aviston Financial nominee, who will serve a term expiring in 2005, the combined company’s expanded board would have the following members:

Kankakee Bancorp Directors

Directors	Term Expires
Brenda L. Baird	2004
William Cheffer	2005
Thomas A. Daiber	2006
Michael A. Griffith*	2004
Mark L. Smith	2006
Wesley E. Walker	2006
*	Also serves as Chairman of the Board

Following the completion of the merger, the combined company will have the following executive officers:

Kankakee Bancorp Executive Officers
Thomas A. Daiber	President and Chief Executive Officer
Carol S. Hoekstra	Executive Vice President and Interim Chief Operating Officer
James M. Lindstrom	Chief Financial Officer
Bryan L. Marsh	Regional Vice President
Keith Roseland	Vice President, Commercial Lending

The seventh director will likely be either S. Kris Jakel or Michael J. Hejna.

Thomas A. Daiber, 44, is the Chairman, President and Chief Executive Officer of Aviston Financial, and Chief Executive Officer of the State Bank of Aviston. Prior to joining Aviston Financial in 2003, Mr. Daiber served as one of Allegiant Bancorp, Inc.’s Executive Vice Presidents from May 1999 until 2003, and as its Chief Financial Officer from May 1999 until February 2003. Mr. Daiber was employed by Allegiant Bancorp in St. Louis beginning in March 1997 and served as its Director of Internal Auditing prior to becoming Chief Financial Officer.

S. Kris Jakel, 45, is a principal stockholder of Aviston Financial. Mr. Jakel has served as a director of Aviston Financial and the State Bank of Aviston since October 2002. Mr. Jakel has also been a director of Pioneer Bank in St. Louis since 1992, a director of Forbes First Financial Bank Holding Corp. in St. Louis since 1988, and a director of Shades Unlimited in Contati, California since 1994. From 1979 through March 1999, Mr. Jakel was Vice President of Jakel Inc., a manufacturing company located in Highland, Illinois.

Michael J. Hejna, 49, is a director of Aviston Financial. Mr. Hejna has served as the President of Gundaker Commercial Group, Inc., a commercial real estate firm, since 1988.

Bryan L. Marsh, 54, is the Secretary and Treasurer of Aviston Financial. Mr. Marsh has served as the President and a Director of the State Bank of Aviston since 1985 and as a Director of Aviston Financial since October 2002.

James M. Lindstrom, 30, is the Chief Financial Officer of Kankakee Bancorp, and joined Kankakee Bancorp as a consultant in May 2003. Mr. Lindstrom was a principal with Stolberg Equity Partners, LLC, a private equity firm located in Denver, Colorado, from 2001 to 2003. Prior to joining Stolberg Equity Partners, Mr. Lindstrom was employed in various management capacities by ChiRex, Inc., a pharmaceutical services company, since 1996. Mr. Lindstrom began his career as an investment banker at Credit Suisse First Boston in 1994. Mr. Lindstrom received his MBA from the Tuck School of Business at Dartmouth and his BA from Colby College.

Effective at the close of business on May 30, 2003, Ronald J. Walters ended his employment as Chief Financial Officer of Kankakee Bancorp and KFS Bank. James M. Lindstrom, who had been serving as an advisor to the board of directors in connection with the merger, was subsequently appointed to be the new Chief Financial Officer.

Information concerning the management of Kankakee Bancorp is included in the documents incorporated by reference in this joint proxy statement-prospectus. See “Where You Can Find More Information.” For additional information regarding the interests of certain persons in the merger, see “—Interests of Certain Persons in the Merger.”

Interests of Certain Persons in the Merger

General. Certain members of our respective management and boards of directors may be deemed to have certain interests in the merger that are in addition to their interests as stockholders of Kankakee Bancorp and stockholders of Aviston Financial generally. Each of our boards of directors was aware of these interests and considered them, among other matters, in approving the merger agreement on behalf of its respective company. See “—Management and Operations After the Merger.”

Share Ownership. The directors and executive officers of Aviston Financial and the State Bank of Aviston collectively own approximately 140,000 shares of Aviston Financial common stock and will, therefore, be entitled to receive approximately 99,000 shares of Kankakee Bancorp common stock in the merger. Assuming 350,196 shares are issued to Aviston Financial stockholders in the merger, this will represent approximately 7.7% of the outstanding common stock of the combined company following completion of the merger.

Agreements with Aviston Financial Executive Officers. Aviston Financial has entered into retention agreements with Thomas A. Daiber, who serves as its Chairman of the Board and Chief Executive Officer, Bryan A. Marsh, who serves as its President, and Brad Rench, who serves as its Senior Vice President and Senior Lending Officer. The retention agreements provide that each of Messrs. Daiber, Marsh and Rench will receive a severance payment if terminated after a “change of control” of Aviston Financial. Our pending merger would constitute a change of control triggering the payment of this severance amount. However, Mr. Daiber has entered into an employment agreement with Kankakee Bancorp, and Messrs. Marsh and Rench have entered into change of control agreements with Kankakee Bancorp, which will become effective immediately following the completion of the merger. Each of these agreements contains a provision stating that the retention agreement of its respective signatory will terminate immediately prior to the effective time of the merger.

Mr. Daiber’s employment agreement with Kankakee Bancorp provides for his employment as Kankakee Bancorp’s President and Chief Executive Officer, effective on completion of the merger. The agreement initially provides for a base salary of $250,000, which may be maintained or increased during its term in accordance with Kankakee Bancorp’s established management compensation policies and plans, and an “evergreen” term of three years commencing on the effective date of the merger, unless terminated by either party on 30 days’ prior written notice. The employment agreement also provides for a performance bonus of up to 50% of Mr. Daiber’s base salary, and benefits including the grant of an option to purchase 10,000 shares of common stock of Kankakee Bancorp pursuant to the terms of the Kankakee Bancorp, Inc. 2003 Stock Incentive Plan, which option will have a term of 10 years from the date of the merger and an exercise price equal to the fair market value of Kankakee Bancorp’s stock on the date of the merger. The option vests 20% per year over five years beginning on the first anniversary of the date of the merger.

If Mr. Daiber’s employment is terminated without cause, as defined in the employment agreement, we will be obligated to pay to him an amount equal to three times 125% of his base salary, and to provide health insurance during the continuation period under federal employee benefit laws. We will have no continuing obligation to Mr. Daiber if he voluntarily terminates his employment or if we terminate him for cause, except that we will be obligated to pay him his accrued salary and benefits through the effective date of his termination of employment.

If Mr. Daiber voluntarily terminates his employment, or his employment is involuntarily terminated, within one year after a change of control of Kankakee Bancorp, then Mr. Daiber will be entitled to the same cash payment and benefits he would have been entitled to if terminated by Kankakee Bancorp without cause. In addition, Mr. Daiber will have the right to terminate his employment and receive the same severance as if Kankakee Bancorp had terminated him without cause if he is constructively discharged as described in the agreement. In general, he will have been constructively discharged if he is not re-elected to the board of directors or is removed from his position as our President and Chief Executive Officer, if he is relocated by more than 50 miles or if we commit a material breach of our obligations under the agreement.

If Mr. Daiber becomes subject to the 20% excise tax on “excess parachute payments” under the Internal Revenue Code, then any payments to Mr. Daiber will automatically be reduced to one dollar less than an amount that would subject Mr. Daiber to the excise tax.

Mr. Daiber’s employment agreement includes a covenant limiting his ability to compete with Kankakee Bancorp or its affiliates in an area encompassing a 25-mile radius of the counties in which they operate for a period of one year following a termination of his employment. The geographic area covered by this provision constitutes a portion of Kankakee Bancorp’s primary market area.

The change of control agreements with Messrs. Marsh and Rench are each for a one-year term and they both automatically renew for successive one-year periods unless earlier terminated. The agreements provide that, upon a termination of employment by Kankakee Bancorp or its successor within six months prior, or 12 months following, a change of control, or upon a termination by Mr. Marsh or Mr. Rench, as applicable, following a change in duties within 12 months following a change of control, Mr. Marsh or Mr. Rench, as applicable, will be entitled to a severance payment equal to three times the sum of (1) his base salary; (2) the average of his two prior performance bonuses; and (3) his average retirement plan contributions for the past two years. In the event of such a termination, Mr. Marsh or Mr. Rench, as applicable, would also be entitled to medical benefits for three years. If the payments to Mr. Marsh or Mr. Rench are subject to the 20% excise tax under the Internal Revenue Code as “excess parachute payments,” then Mr. Marsh or Mr. Rench, if and as applicable, will be entitled to receive a tax gross-up so that he will be in the same after-tax position as if there were no excise tax.

Aviston Financial Noncompetition Agreements. Aviston Financial has entered into noncompetition agreements with each of Cindy Knebel and Chris Maschhoff. Each of these agreements provides that the employee will be entitled to a severance benefit equal to her or his annual salary if Aviston Financial enforces the non-competition provision of the agreement. The non-competition provisions each provide that the employee may not, for the one-year period following termination, compete with Aviston Financial or its subsidiaries in Aviston Financial’s market area, defined as the greater Aviston, Illinois area including an area encompassing a 25-mile radius of any office, branch or location from which Aviston Financial conducts business.

Indemnification for Directors and Officers. Kankakee Bancorp has agreed to honor any of Aviston Financial’s obligations in respect of indemnification currently provided by Aviston Financial in its articles of incorporation in favor of the current and former officers and directors and directors of Aviston Financial and the State Bank of Aviston for at least three years from the effective time of the merger with respect to matters occurring prior to the merger. In addition, Aviston Financial is permitted to purchase an extension of its current insurance policy providing coverage for any claims against its directors and officers that are made prior to the third anniversary of the effective time of the merger.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting under generally accepted accounting principles as applied in the United States. Based on the exchange ratio contained in the merger agreement, after the merger, existing and continuing Kankakee Bancorp stockholders would own approximately 72.7%, and former Aviston Financial stockholders would own approximately 27.3%, of the outstanding shares of common stock of the combined company. Based on these projected ownership percentages, Kankakee Bancorp is treated as the acquiror for financial reporting purposes. Under this method of accounting, we will record the assets and liabilities of Aviston Financial at their fair market values. Any difference between the purchase price and the fair market value of the tangible and identifiable intangible assets and liabilities is recorded as goodwill, which, in accordance with Statement of Financial Accounting Standard No. 142, will not be amortized for financial accounting purposes, but will be evaluated annually for impairment.

Expenses and Termination Fees

Subject to the special circumstances described below, we will each pay our own expenses in connection with the merger, including filing, registration and application fees, printing fees and fees and expenses of our own financial or other consultants, accountants and counsel. The same agreement with respect to the payment of expenses will be in effect if we mutually agree to terminate the merger agreement or if either of us terminates the merger agreement through no fault of the other because the merger has not been completed by April 1, 2004.

If, however, the merger agreement is terminated under the special circumstances described below, either of us will be obligated to pay all or part of the other’s fees and expenses in connection with the merger and also perhaps a special termination fee depending upon the reason for the termination of the merger agreement and subsequent occurrences.

Aviston Financial is obligated to pay Kankakee Bancorp’s fees and expenses in connection with the merger, up to a maximum of $500,000, plus an additional termination fee of $300,000, if:

•	Kankakee Bancorp terminates the merger agreement because of Aviston Financial’s breach of the agreement, unless the breach is the result of a failure by Kankakee Bancorp to perform and comply in all material respects with its material obligations under the agreement;

•	Kankakee Bancorp or Aviston Financial terminate the merger agreement because Aviston Financial’s stockholders fail to approve the merger agreement prior to April 1, 2004; or

•	Aviston Financial terminates the merger agreement because its board of directors has approved or recommended to its stockholders any competing acquisition transaction, or has resolved to do so.

In addition to those payments, if any such termination occurs and, within 12 months after the termination Aviston Financial enters into a contract providing for a competing acquisition transaction, then Aviston Financial will also be obligated to pay to Kankakee Bancorp an additional $500,000.

Kankakee Bancorp is obligated to pay Aviston Financial’s fees and expenses in connection with the merger, up to a maximum of $200,000, plus an additional termination fee of $300,000, if:

•	Aviston Financial terminates the merger agreement because of Kankakee Bancorp’s breach of the agreement, unless the breach is the result of a failure by Aviston Financial to perform and comply in all material respects with its material obligations under the agreement; or

•	Kankakee Bancorp or Aviston Financial terminate the merger agreement because Kankakee Bancorp’s stockholders fail to approve the merger agreement prior to April 1, 2004.

Resales of Kankakee Bancorp Common Stock

Kankakee Bancorp common stock to be issued to Aviston Financial stockholders in the merger will be registered under the Securities Act of 1933. All shares of Kankakee Bancorp common stock received by Aviston Financial stockholders in the merger will be freely transferable after the merger by persons who are not considered to be “affiliates” of either of us. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with either of us at the time of our respective special meetings (generally, executive officers, directors and 10%-or-greater stockholders).

Rule 145 promulgated under the Securities Act restricts the sale of Kankakee Bancorp common stock received in the merger by affiliates of Kankakee Bancorp or Aviston Financial and certain of their family members and related entities. Under the rule, during the first calendar year after the merger becomes effective, affiliates of Kankakee Bancorp or Aviston Financial may publicly resell the Kankakee Bancorp common stock they receive in the merger but only within certain limitations as to the amount of Kankakee Bancorp common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Kankakee Bancorp or Aviston Financial who are not affiliates of the combined company may resell their shares without restriction. The combined company must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended, in order for affiliates to resell, under Rule 145, shares of common stock of the combined company received in the merger. Affiliates would also be permitted to resell common stock of the combined company received in the merger pursuant to an effective registration statement under the Securities Act of 1933, or an available exemption from the registration requirements. This joint proxy statement-prospectus does not cover any resales of Kankakee Bancorp common stock received by persons who may be deemed to be affiliates of Kankakee Bancorp or Aviston Financial.

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

General

In the merger, each share of Aviston Financial common stock will be converted into the right to receive 0.707 shares of Kankakee Bancorp common stock. These shares will include all rights attaching to then existing shares of Kankakee Bancorp common stock, which are generally described below under “Description of Kankakee Bancorp Capital Stock.” Aviston Financial is an Illinois corporation governed by Illinois law and Aviston Financial’s articles of incorporation and by-laws. Kankakee Bancorp is a Delaware corporation governed by Delaware law and Kankakee Bancorp’s certificate of incorporation and by-laws. There are significant differences between the rights of Aviston Financial’s stockholders and the rights of Kankakee Bancorp’s stockholders. The following is a summary of the principal differences between the current rights of Aviston Financial’s stockholders and those of Kankakee Bancorp’s stockholders. It should be noted that, if Kankakee Bancorp’s stockholders approve the amendments proposed at the special meeting, Kankakee Bancorp’s certificate of incorporation will be amended in certain respects. These amendments are referenced in this summary, and are described further under “Amendment of Kankakee Bancorp’s Certificate of Incorporation.”

The following summary is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law and the Illinois Business Corporation Act, as well as our respective certificate and articles of incorporation and by-laws.

Anti-Takeover Provisions Generally

Kankakee Bancorp’s certificate of incorporation, by-laws and rights plan contain certain provisions designed to assist the Kankakee Bancorp board of directors in playing a meaningful role if any group or person attempts to acquire control of Kankakee Bancorp so that the Kankakee Bancorp board of directors can further protect the interests of Kankakee Bancorp and its stockholders under the circumstances. These provisions may help the Kankakee Bancorp board of directors determine that a sale of control is in the best interests of Kankakee Bancorp’s stockholders or enhance the Kankakee Bancorp board of directors’ ability to maximize the value to be received by the stockholders upon a sale of control of Kankakee Bancorp. The rights plan is described below under “—Rights Plan.”

Although Kankakee Bancorp’s management believes that these provisions are beneficial to Kankakee Bancorp’s stockholders, they may also tend to discourage some takeover bids. As a result, Kankakee Bancorp’s stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Kankakee Bancorp may be able to avoid these expenditures of time and money.

These provisions may also discourage open market purchases by a company that may desire to acquire Kankakee Bancorp. Those purchases may increase the market price of Kankakee Bancorp’s common stock temporarily, and may enable stockholders to sell their shares at a price higher than they might otherwise obtain. In addition, these provisions may decrease the market price of Kankakee Bancorp common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions may also make it more difficult and time-consuming for a potential acquiror to obtain control of Kankakee Bancorp by replacing its board of directors and management. Furthermore, the provisions may make it more difficult for Kankakee Bancorp to replace its own board of directors or management, even if a majority of the stockholders believe that replacing the board of directors or management is in the best interests of Kankakee Bancorp. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.

Kankakee Bancorp’s certificate of incorporation and by-laws also contain certain anti-takeover provisions that are described below. These provisions may discourage or prevent tender or exchange offers by a corporation or other group that intends to use the acquisition of a substantial number of shares of Kankakee Bancorp to initiate a takeover culminating in a merger or other business combination. These provisions may also have the effect of making the removal of current management more difficult.

Authorized Capital Stock

Kankakee Bancorp. Kankakee Bancorp is authorized to issue 3.5 million shares of common stock, $0.01 par value, and 500,000 shares of preferred stock, $0.01 par value. As of July 28, 2003, 932,611 shares of Kankakee Bancorp common stock and no shares of Kankakee Bancorp preferred stock were outstanding. If the amendment to Kankakee Bancorp’s certificate of incorporation is adopted by the stockholders of Kankakee Bancorp, Kankakee Bancorp will increase the number of shares of its authorized common stock to 5.5 million shares.

Under Kankakee Bancorp’s certificate of incorporation, Kankakee Bancorp’s board of directors is authorized to issue preferred stock from time to time in one or more series, subject to applicable provisions of law. The board of directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of Kankakee Bancorp that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If Kankakee Bancorp issued any preferred stock that disparately reduced the voting rights of the common stock, the common stock could be required to be delisted from the American Stock Exchange. An effect of the issuance of preferred stock, therefore, may be to deter a future takeover attempt. Under a certificate of designation, 3,500 shares of Kankakee Bancorp preferred stock have been designated as Series A Junior Participating preferred stock. These shares are reserved for issuance under the Kankakee Bancorp rights plan. See “—Rights Plan,” below.

Aviston Financial. Aviston Financial is authorized to issue 750,000 shares of common stock, $10.00 par value. As of July 28, 2003, 483,826 shares of Aviston Financial common stock were outstanding. Also, options to purchase 45,000 shares were outstanding at that date. As discussed in the “Effect of the Merger on Options” section on page 36, the options will be cancelled prior to consummation of the merger in exchange for issuance of 11,500 shares of Aviston Financial common stock.

Voting Rights

Kankakee Bancorp. Generally, holders of Kankakee Bancorp common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. However, Kankakee Bancorp’s certificate of incorporation provides that in no event will any record owner of any outstanding Kankakee Bancorp common stock that is beneficially owned, directly or indirectly, by any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to any vote in respect of the shares held in excess of 10%. This limit does not inhibit any person from soliciting or voting proxies from other beneficial owners for more than 10% of the common stock. This provision may be enforced by Kankakee Bancorp’s board of directors to limit the voting rights of persons owning more than 10% of Kankakee Bancorp’s common stock, and thus could be used in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

As stated above, Kankakee Bancorp’s board of directors is authorized to issue up to 500,000 shares of preferred stock, and may designate various characteristics and rights of Kankakee Bancorp preferred stock, including voting and conversion rights. Kankakee Bancorp’s board of directors may also authorize the conversion of shares of other classes of Kankakee Bancorp preferred stock into any number of shares of Kankakee Bancorp common stock, and thus dilute the outstanding shares of Kankakee Bancorp common stock. Subject to the board’s fiduciary duties, Kankakee Bancorp could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Kankakee Bancorp.

Kankakee Bancorp’s certificate of incorporation does not provide for cumulative voting rights in the election of directors.

Aviston Financial. Generally, holders of Aviston Financial common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. However, Aviston Financial’s articles of incorporation provide for cumulative voting in the election of directors; therefore, each stockholder in electing directors has the right to cast as many votes in the aggregate as are equal to the number of votes held by such stockholder, multiplied by the number of directors to be elected.

Rights Plan

Kankakee Bancorp. The board of directors of Kankakee Bancorp adopted a Rights Plan in 1999 under which each share of Kankakee Bancorp common stock is accompanied by one preferred share purchase right. Each right entitles the holder, under certain limited circumstances, to purchase from Kankakee Bancorp one one-thousandth of a share of Series A Junior Participating preferred stock of Kankakee Bancorp at a price of $95.00.

Until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated persons (with certain exceptions, an “acquiring person”) has acquired beneficial ownership of 15% or more of the outstanding shares of common stock, or (b) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the completion of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock (the earlier of such dates being called the “distribution date”), the rights will be evidenced, with respect to any common stock certificate outstanding as of the record date, by that common stock certificate together with a summary of rights.

The rights are not exercisable until the distribution date. The rights will expire on May 11, 2009, unless the expiration date is advanced or extended or unless the rights are earlier redeemed or exchanged by Kankakee Bancorp.

Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right and the payment of $95.00 per right, that number of shares of common stock having a market value of $190.00.

In the event that, after a person or group has become an acquiring person, Kankakee Bancorp is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person which will become void) will thereafter have the right to receive upon the exercise of a right and the payment of $95.00 per right, that number of shares of common stock of the person with whom Kankakee Bancorp has engaged in the foregoing transaction (or its parent) that at the time of such transaction having a market value of $190.00.

At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of common stock, the board of directors of Kankakee Bancorp may exchange the rights (other than rights owned by such acquiring person which will have become void), in whole or in part, for shares of common stock or preferred stock (or a series of Kankakee Bancorp’s preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of preferred stock (or other preferred stock) equivalent in value thereto, per right.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares of preferred stock or common stock will be issued (other than fractions of preferred stock which are integral multiples of one one-thousandth of a share of preferred stock, which may, at the election of Kankakee Bancorp, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the preferred stock or the common stock.

At any time prior to the time an acquiring person becomes such, the board of directors of Kankakee Bancorp may redeem the rights in whole, but not in part, at a price of $0.01 per right (the “redemption price”). Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

For so long as the rights are then redeemable, Kankakee Bancorp may, except with respect to the redemption price, amend the rights agreement in any manner. After the rights are no longer redeemable, Kankakee Bancorp may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of Kankakee Bancorp, including, without limitation, the right to vote or to receive dividends.

Aviston Financial. Aviston Financial does not have a similar preferred stock purchase plan.

Common Stock Purchase Rights

Kankakee Bancorp. On May 28, 2003, Kankakee Bancorp announced its intent to file a registration statement with the Securities and Exchange Commission to register rights to purchase common stock that it would distribute as a dividend to all of its stockholders. In the distribution, all holders of Kankakee Bancorp common stock as of the record date set by the board will receive one common stock purchase right per common share that they own. The rights will accompany each share of Kankakee Bancorp common stock, and will not be detachable from or trade separately from the common stock. If the rights are issued to the Kankakee Bancorp stockholders prior to completion of the merger, then rights will be issued to Aviston Financial stockholders together with the common stock issued to them in the merger as a right attached to the shares of Kankakee Bancorp common stock.

The rights are described further in this joint proxy statement-prospectus below under “Description of Kankakee Bancorp Capital Stock—Common Stock Purchase Rights.”

Aviston Financial. Aviston Financial does not have any similar common stock purchase rights.

Classification of Board of Directors

Kankakee Bancorp. Kankakee Bancorp’s certificate of incorporation provides for the division of its board of directors into three classes of approximately equal size. Kankakee Bancorp directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Kankakee Bancorp may make it more difficult for a stockholder to acquire immediate control of Kankakee Bancorp and remove management by means of a hostile takeover. Because the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the stockholders to replace a majority of directors, whereas a majority of directors of a non-classified board may be replaced in one annual meeting.

Aviston Financial. The Aviston Financial board of directors is classified in the same manner as Kankakee Bancorp’s board of directors and with the same effect.

Size of the Board of Directors; Vacancies; Removal

Kankakee Bancorp. Kankakee Bancorp’s charter documents contain provisions that may impede changes in majority control of the board of directors. Kankakee Bancorp’s by-laws provide that the size of the board of directors may be increased or decreased only by a majority vote of the whole board or by a vote of holders of at least 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The by-laws also provide that any vacancy occurring in the number of directors will be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

Under the Delaware General Corporation Law, members of a classified board of directors may only be removed for cause, unless the certificate of incorporation provides otherwise. Kankakee Bancorp’s certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of holders of at least 80% of the shares eligible to vote.

Aviston Financial. Aviston Financial’s by-laws provide that the size of the board of directors may be changed from time to time and at any time by amendment of the by-laws. The by-laws also provide that any vacancy occurring in the number of directors will be filled for the remainder of the unexpired term by a majority of the directors then in office.

Under the Illinois Business Corporation Act, if a board is classified, the articles of incorporation may provide that a director may be removed only for cause. Aviston Financial’s articles of incorporation do not contain such a provision. Under the by-laws of Aviston Financial, stockholders may, by the vote of holders of a majority of the shares then entitled to vote, remove any directors from office with or without cause. However, if less than the entire board is to be removed, no director may be removed if the votes cast against removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. Aviston Financial’s by-laws also provide that any director may be removed for cause by action of a majority of the board of directors if such director, at the time of removal, fails to meet the qualifications for election as a director or is in breach of any agreement with Aviston Financial relating to such director’s services as a director or employee.

Stockholder Nominations and Proposals

Kankakee Bancorp. Under Kankakee Bancorp’s by-laws, the only business that may be conducted at an annual meeting of stockholders is the business brought before the meeting by the board of directors or by any stockholder who is entitled to vote and who complied with the notice procedures set forth in Kankakee Bancorp’s by-laws. For business to be brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the secretary of Kankakee Bancorp. To be timely, a stockholder’s notice must be delivered or mailed and received at the principal executive offices of Kankakee Bancorp not less than 30 days prior to the date of the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, such notice by the stockholder to be timely must be delivered no later than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

A stockholder’s notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	a brief description of the matter the stockholder desires to present;

•	the name and record address of the stockholder who proposed the matter;

•	the class and number of shares of Kankakee Bancorp’s capital stock that are beneficially owned by the stockholder; and

•	any material interest of the stockholder in the matter.

Kankakee Bancorp’s by-laws provide that nominations for election to the Kankakee Bancorp board of directors may be made only by the board of directors or by any stockholder entitled to vote for the election of directors who complies with the notice procedures set forth in the by-laws and described above. The stockholder’s notice must set forth, as to each person the stockholder proposes to nominate for election or re-election as a director, such person’s name and qualifications and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of Kankakee Bancorp’s capital stock owned by that stockholder.

Aviston Financial. Aviston Financial’s by-laws provide that at the annual meeting of stockholders the stockholders will elect directors and transact such other business as may be desired, whether or not such business was specified in the notice of the meeting.

Special Meetings

Kankakee Bancorp. Kankakee Bancorp’s certificate of incorporation provides that a special meeting of stockholders may be called only by a resolution of the board of directors. Stockholders are not authorized to call special meetings.

Aviston Financial. Aviston Financial’s by-laws provide that special meetings may be called by the board of directors, the chairman of the board, the president, the secretary or by holders of at least 20% of the outstanding shares of stock of Aviston Financial.

Action by Written Consent

Kankakee Bancorp. Kankakee Bancorp’s certificate of incorporation prohibits the stockholders from taking action by written consent.

Aviston Financial. Aviston Financial’s by-laws provide that, unless otherwise provided in the articles, any action required to be taken, or any action that may be taken at a meeting of stockholders, may be taken without a meeting if consents in writing setting forth the action so taken are signed by all stockholders entitled to vote with respect to such matter. The articles of incorporation do not limit the taking of action by written consent.

Dividends

Kankakee Bancorp. Kankakee Bancorp’s ability to pay dividends is governed by Delaware corporate law. Under Delaware corporate law, unless there are restrictions in the corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding years. Dividends may not be declared, however, if the corporation’s capital is less than the amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Kankakee Bancorp stockholders are entitled to dividends as and when declared by the board of directors. The declaration of dividends by the Kankakee Bancorp board of directors is discretionary, and depends on Kankakee Bancorp’s earnings and financial condition, regulatory limitations, tax considerations and other factors, including limitations imposed by the terms of Kankakee Bancorp’s outstanding junior subordinated debentures.

Kankakee Bancorp issued approximately $10.3 million of these debentures in April of 2002 to Kankakee Capital Trust I, which contemporaneously issued $10.0 million of preferred securities to MM Community Funding III, Ltd. in a private placement. All of the common stock of Kankakee Capital Trust I is owned by Kankakee Bancorp and the debentures are the only assets of the trust. The debentures mature April 22, 2032, at which time the preferred securities must be redeemed. The debentures and preferred securities pay interest and dividends, respectively, quarterly. Under the terms of the debentures, Kankakee Bancorp may be prohibited, under certain circumstances, from paying dividends on shares of its common stock. None of these circumstances currently exist.

Most of the revenues of Kankakee Bancorp available for the payment of dividends derive from amounts paid to it by its subsidiaries. There are various statutory limitations that limit the ability of Kankakee Bancorp’s thrift subsidiary to pay dividends to Kankakee Bancorp.

Aviston Financial. Aviston Financial’s ability to pay dividends on its common stock is governed by Illinois corporate law. Under Illinois corporate law, dividends may be paid so long as after giving effect to their payment, the corporation would not be insolvent and the corporation’s net assets would not be less than zero or less than the maximum amount necessary at the time of payment of the dividends to satisfy the preferential rights upon dissolution to stockholders whose preferential rights are superior to those receiving the dividends. Subject to Illinois law, Aviston Financial’s board of directors may declare and pay dividends at any meeting.

Most of the revenues of Aviston Financial available for the payment of dividends derive from amounts paid to it by its banking subsidiary. There are various statutory limitations that limit the ability of this subsidiary to pay dividends to Aviston Financial.

Evaluation of Proposals

Kankakee Bancorp. Kankakee Bancorp’s certificate of incorporation provides that the board, when evaluating any offer by another person to (1) make a tender or exchange offer for any equity security, (2) merge or consolidate Kankakee Bancorp with another corporation or entity or (3) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, may, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give consideration to all relevant factors, including the social and economic effect of acceptance of the offer on Kankakee Bancorp’s present and future employees and those of its subsidiaries, on the communities in which Kankakee Bancorp and its subsidiaries operate or are located, on the ability of Kankakee Bancorp to fulfill its corporate objectives and on the ability of its subsidiary financial institution to fulfill its objectives under applicable rules and regulations.

Aviston Financial. The articles of incorporation of Aviston Financial do not contain a similar provision.

Amendment of Charter Documents

Kankakee Bancorp. The Delaware General Corporation Law provides that amendments to a corporation’s certificate must be approved by holders of a majority of the issued and outstanding shares of a corporation’s voting stock. However, Kankakee Bancorp’s certificate of incorporation provides that any amendments to the certificate of incorporation must be approved by at least two-thirds of the members of the board of directors and also by a majority of the outstanding shares of Kankakee Bancorp’s voting stock. In addition, approval by holders of at least 80% of the then-outstanding shares is required for certain provisions, including provisions relating to the following:

•	limits on voting by holders of more than 10% of the then-outstanding common shares to 10% of the vote;

•	the prohibition on action by written consent and limits on the manner in which special meetings of stockholders may be called;

•	operation of the board of directors;

•	amendment of Kankakee Bancorp’s by-laws;

•	“interested stockholder” transactions;

•	restrictions on the purchase of shares by Kankakee Bancorp from “interested stockholders;”

•	indemnification of officers and directors; and

•	the manner in which the certificate of incorporation maybe amended.

If the amendment to Kankakee Bancorp’s certificate of incorporation relating to the manner in which the certificate of incorporation may be amended in the future is adopted by Kankakee Bancorp’s stockholders at the special meeting, then the certificate of incorporation may be amended in the future in the manner prescribed by the Delaware General Corporation Law unless a proposed amendment is approved by a resolution of less than two-thirds of the number of directors, in which case the amendment still must be approved by holders of at least 80% of the then-outstanding shares. See “Amendment of Kankakee Bancorp’s Certificate of Incorporation—Amendment Procedure.”

Kankakee Bancorp’s by-laws may be amended by a majority vote of the board of directors or the affirmative vote of holders of at least 80% of the then-outstanding shares.

Aviston Financial. Aviston Financial may amend it articles in the manner permitted by Illinois law. The Illinois Business Corporation Act provides that a corporation’s articles may be amended by holders of two-thirds or more of the shares entitled to be voted on an amendment, unless the corporation’s articles provide otherwise.

Aviston Financial’s by-laws provide that they may be amended only in the manner provided for in the articles of incorporation. The articles provide that the by-laws may be amended in either of the following ways:

•	by holders of a majority of the outstanding shares of stock of Aviston Financial; or

•	by a majority of the board of directors.

Limitations on Director Liability

Kankakee Bancorp. Kankakee Bancorp’s certificate of incorporation provides that a director will not be personally liable to Kankakee Bancorp or its stockholders for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends or unlawful stock purchase or redemption and expressly sets forth a negligence standard with respect to such liability; and

•	for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended to further limit or eliminate the personal liability of directors, then the liability of directors of Kankakee Bancorp will be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Aviston Financial. The by-laws of Aviston Financial provide that no person will be liable to Aviston Financial or its stockholders for any loss or damage suffered by Aviston Financial on account of any action taken or omitted to be taken by that person as a director or officer of Aviston Financial, so long as that person:

•	exercised the same degree of care and skill as a prudent person would have exercised under the circumstances in the conduct of his or her own affairs; or

•	took or omitted to take the action in reliance upon the advice of counsel for Aviston Financial, or upon statements made or information furnished by directors, officers, employees or agents of Aviston Financial, which the person had no reasonable grounds to disbelieve.

Indemnification

Kankakee Bancorp. Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The certificate of incorporation of Kankakee Bancorp provides that Kankakee Bancorp must indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Kankakee Bancorp or is or was serving at Kankakee Bancorp’s request as a director, officer, employee or agent of another corporation or other enterprise, against liabilities and expenses reasonably incurred or paid by such person in connection with any such action, suit or proceeding.

Kankakee Bancorp may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Kankakee Bancorp or another corporation or enterprise against any expense or loss, whether or not Kankakee Bancorp would have the power to indemnify such person under the Delaware General Corporation Law.

Aviston Financial. Under Illinois law, directors, officers, employees and agents of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement under certain circumstances. Illinois law is substantially the same as Delaware law in this area, and the articles of incorporation of Aviston Financial contain substantially the same provisions governing indemnification as does Kankakee Bancorp’s certificate of incorporation.

Dissenters’ Rights

Kankakee Bancorp. Under Section 262 of the Delaware General Corporation Law, stockholders of a Delaware corporation generally are entitled to dissent from a merger or consolidation and receive payment of the fair value of their stock, as determined by the Delaware Court of Chancery. However, dissenters’ rights are not granted under Delaware law with respect to any transaction involving the sale, lease or exchange of substantially all of the assets of a corporation. In addition, no dissenters’ rights are available with respect to shares of stock that are listed on a national securities exchange, such as the shares of Kankakee Bancorp common stock. Kankakee Bancorp’s certificate of incorporation and by-laws do not provide for any additional dissenters’ rights.

Aviston Financial. Under the Illinois Business Corporation Act, a stockholder is generally entitled to dissent from a corporate action and obtain fair value of his or her shares in certain events. These events generally include:

•	mergers, share exchanges and sales or leases of substantially all of the corporation’s assets if the stockholder is entitled to vote on the transaction;

•	certain types of amendments of the corporation’s articles that materially and adversely affect a stockholder’s rights; or

•	other corporate actions taken pursuant to a stockholder vote, to the extent that the articles, by-laws or a resolution of the board provide for dissenters’ rights.

Aviston Financial’s articles and by-laws do not provide for any additional dissenters’ rights. See “Dissenters’ Rights” for additional information.

Restrictions on Purchases of Equity Securities

Kankakee Bancorp. The certificate of incorporation of Kankakee Bancorp provides that, in certain circumstances, in addition to any vote of stockholders required by law or the certificate of incorporation, any direct or indirect purchase of equity securities, as defined by the certificate of incorporation, from any interested person must be approved by holders of at least 80% of the voting stock of Kankakee Bancorp that is not beneficially owned by the interested person. An interested person is defined in the certificate of incorporation and generally is a person who beneficially owns, directly or indirectly, 5% or more of the voting stock of Kankakee Bancorp. This provision does not apply to:

•	purchases or other acquisitions made as a part of a tender or exchange offer by Kankakee Bancorp or a subsidiary made on the same terms to all stockholders and complying with applicable securities laws;

•	purchases made in connection with an open market purchase program approved by a majority of the board of directors, including a majority of disinterested directors; and

•	any purchase approved by a majority of the board of directors, including a majority of disinterested directors, which is made at no more than the market price on the date that the understanding between Kankakee Bancorp and the interested person is reached with respect to the purchase.

Aviston Financial. The articles of incorporation of Aviston Financial do not contain a similar provision.

Business Combinations

Kankakee Bancorp. Kankakee Bancorp’s certificate of incorporation requires that certain business combinations, including transactions initiated by management, between Kankakee Bancorp (or any majority-owned subsidiary) and a 10% or more stockholder either:

•	be approved by holders of at least 80% of the total number of outstanding voting shares, voting as a single class, of Kankakee Bancorp;

•	be approved by at least two-thirds of the continuing board of directors, meaning persons serving prior to the 10% stockholder becoming a 10% stockholder; or

•	involve consideration per share generally equal to or greater than that paid by the 10% stockholder when it acquired its block of stock.

In addition, Section 203(d) of the Delaware General Corporation Law prohibits Kankakee Bancorp from engaging in a business combination, as defined by the Delaware General Corporation Law, with an interested stockholder, defined as a person who owns, directly or indirectly, 15% or more of the Kankakee Bancorp voting stock, for a three year period from the date the person became an interested stockholder, referred to as the acquisition date, unless:

•	prior to the acquisition date the Kankakee Bancorp board approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction in which the stockholder became an interested stockholder, the stockholder owns at least 85% of Kankakee Bancorp’s voting stock, excluding stock held by officers and directors and employee stock plans in which the participants do not have the right to determine confidentially whether shares held by the plan will be tendered in an exchange offer or a tender offer; or

•	on or after the acquisition date, the business combination is approved by the Kankakee Bancorp board and by the Kankakee Bancorp stockholders, at a meeting duly called, provided that stockholders owning at least two-thirds of Kankakee Bancorp voting stock approve the business combination. When determining whether this two-thirds vote requirement has been satisfied, voting stock held by the interested stockholder is not included.

Aviston Financial. Subject to contrary provisions in a corporation’s articles of incorporation, the Illinois Business Corporation Act provides that a corporation may engage in any merger, consolidation or a sale or lease of all or substantially all of its assets if such transaction is approved by the corporation’s board of directors and ratified by the vote of holders of at least two-thirds of the corporation’s issued and outstanding shares of voting stock. Aviston Financial’s articles do not contain any contrary provisions.

AMENDMENT OF KANKAKEE BANCORP’S CERTIFICATE OF INCORPORATION

General

The Kankakee Bancorp board of directors has unanimously approved the following amendments to Kankakee Bancorp’s certificate of incorporation, as previously amended, and recommends that the Kankakee Bancorp stockholders approve them:

•	a change in Kankakee Bancorp’s corporate name from Kankakee Bancorp, Inc. to Centrue Financial Corporation;

•	an increase in the number of authorized shares of Kankakee Bancorp common stock from 3.5 million to 5.5 million; and

•	an amendment changing the manner in which the certificate of incorporation may be amended in the future.

The adoption of these amendments by the requisite vote of Kankakee Bancorp stockholders is not a condition to the completion of the merger. Approval of the merger agreement and the transactions it contemplates by the Kankakee Bancorp stockholders is not a condition to the adoption of the amendments.

Change in Corporate Name

Kankakee Bancorp’s board of directors has approved a proposal to change Kankakee Bancorp’s corporate name to Centrue Financial Corporation. In the event the stockholders adopt the proposed change of name, Kankakee Bancorp expects to introduce its new name following the merger of KFS Bank and the State Bank of Aviston.

The board of directors and management of Kankakee Bancorp believe that changing Kankakee Bancorp’s name to Centrue Financial Corporation will increase its identification in its marketplace, which already extends to a number of areas outside of Kankakee. Specifically, it is intended that the name will lead to heightened recognition of the full scope of Kankakee Bancorp’s expanded market area by customers, investors and the general public, by eliminating the limited geographic connotation that is inherent in the name Kankakee Bancorp. Following the merger with Aviston Financial, the combined company will work on promoting an image more consistent with its operational philosophy, which is to transform Kankakee Bancorp into the premier financial institution in the central Illinois markets between Chicago and St. Louis. In addition, whether or not the merger with Aviston Financial is completed, Kankakee Bancorp intends to pursue additional expansion opportunities throughout this market area.

If the proposed amendment is approved and the name is changed, management also intends to change the name of KFS Bank to Centrue Bank to further promote its operational philosophy.

Increase in Authorized Stock

Kankakee Bancorp is currently authorized to issue 3.5 million shares of Kankakee Bancorp common stock. As of July 28, 2003, the record date for the special meeting:

•	932,611 shares of Kankakee Bancorp common stock were issued and outstanding;

•	121,250 shares of Kankakee common stock were reserved for issuance under Kankakee Bancorp’s stock incentive plans;

•	350,196 shares of Kankakee Bancorp common stock were reserved for issuance to Aviston Financial’s stockholders upon completion of the merger; and

•	817,389 shares were held in the treasury of Kankakee Bancorp.

Following the completion of the merger, 1,282,807 shares will be issued and outstanding, 121,250 shares will be reserved for issuance pursuant to Kankakee Bancorp’s stock incentive plans, and 817,389 shares will be held in treasury. Kankakee Bancorp intends to cancel its treasury shares in the future. In addition, if Kankakee Bancorp issues rights to purchase common stock to Kankakee Bancorp and Aviston Financial stockholders, Kankakee Bancorp will reserve a sufficient number of shares for issuance upon exercise of the rights. An increase in the number of authorized shares of Kankakee Bancorp common stock is therefore not necessary so that Kankakee Bancorp will have a sufficient number of shares available for issuance upon completion of the merger.

The Kankakee Bancorp board believes that the authorization of additional shares of Kankakee Bancorp common stock is advisable to provide Kankakee Bancorp with the flexibility to issue additional shares of Kankakee Bancorp common stock through stock splits and stock dividends in appropriate circumstances, and to take advantage of opportunities to issue stock to raise additional capital to fund possible acquisitions or for other purposes. Although no formal action has been taken, the board of directors of Kankakee Bancorp, after evaluating the stock price and trading volume of the common stock, is considering issuing shares as a dividend in connection with a two-

for-one stock split following the completion of the merger to enhance the liquidity of the trading market for the stock. Except as described herein, including with respect to the common stock purchase rights, there are, at present, no plans, understandings, agreements or arrangement concerning the issuance of additional shares of Kankakee Bancorp common stock, except for the shares to be issued (1) as a result of the merger and (2) upon the exercise of currently outstanding stock options.

Uncommitted authorized but unissued shares of Kankakee Bancorp common stock may be issued from time to time to those persons and for consideration as the Kankakee Bancorp board of directors may determine, and holders of then-outstanding shares of Kankakee Bancorp common stock may or may not be given the opportunity to vote with respect to the issuance, depending upon the nature of any transaction, applicable law, the rules and regulations of the American Stock Exchange and the judgment of the Kankakee Bancorp board regarding the submission of the issuance to a vote of the Kankakee Bancorp stockholders. Kankakee Bancorp stockholders have no preemptive rights to subscribe for newly issued shares.

Amendment Procedure

Currently, Kankakee Bancorp’s certificate of incorporation contains limitations on the manner in which it may be amended. In particular, in addition to any vote of the holders of any class of securities required by law or otherwise in the certificate of incorporation, the affirmative vote of holders of at least 80% of the then-outstanding shares of Kankakee Bancorp is required to amend or repeal the provisions of the certificate of incorporation relating to:

•	limits on voting by holders of more than 10% of the then-outstanding common shares to 10% of the vote;

•	the prohibition on action by written consent and limits on the manner in which special meetings of stockholders may be called;

•	operation of the board of directors;

•	amendment of Kankakee Bancorp’s by-laws;

•	“interested stockholder” transactions;

•	restrictions on the purchase of shares by Kankakee Bancorp from “interested stockholders;”

•	indemnification of officers and directors; and

•	the manner in which the certificate of incorporation may be amended.

The Kankakee Bancorp board of directors believes that the 80% voting requirement is unduly restrictive, and does not allow either the board or the stockholders sufficient flexibility to change the certificate of incorporation as necessary to adapt to changing legal and business environments. Accordingly, Kankakee Bancorp’s board of directors believes that it would be in the best interests of Kankakee Bancorp and its stockholders to amend its certificate of incorporation to provide that it may be amended in the manner prescribed by the Delaware General Corporation Law, unless a proposed amendment is approved by a resolution of less than two-thirds of the number of directors, in which case the proposed amendment must also be approved by holders of at least 80% of the then-outstanding shares.

Kankakee Bancorp’s board of directors believes that this proposed amendment will provide Kankakee Bancorp with greater flexibility to amend its certificate of incorporation in the future, while at the same time maintaining its stockholders’ rights as granted under Delaware law. In addition, the heightened approval requirement for actions approved by less than two-thirds of the board of directors will help to protect the interests of the stockholders.

Recommendation of Kankakee Bancorp Board of Directors

The Kankakee Bancorp board has unanimously approved each of the amendments to the certificate of incorporation of Kankakee Bancorp and believes that the proposals to amend the certificate of incorporation are in the best interests of Kankakee Bancorp and its stockholders. The Kankakee Bancorp board of directors unanimously recommends that its stockholders vote FOR the adoption of the amendment to the certificate of incorporation changing the corporate name from Kankakee Bancorp, Inc. to Centrue Financial Corporation, FOR the adoption of the amendment to the certificate of incorporation increasing the authorized shares of Kankakee Bancorp common stock from 3.5 million to 5.5 million and FOR the adoption of the amendment to the certificate of incorporation changing the manner in with the certificate of incorporation may be amended in the future.

BUSINESS OF KANKAKEE BANCORP

Kankakee Bancorp is a savings and loan holding company registered under the Home Owner’s Loan Act, as amended and is engaged in the banking business through its wholly-owned subsidiary, KFS Bank, F.S.B. The home office for the bank is Kankakee, Illinois, with additional branch locations in the Illinois cities of Ashkum, Bourbonnais, Bradley, Braidwood, Diamond, Champaign, Coal City, Dwight, Herscher, Manteno, Momence and Urbana. KFS Bank has two subsidiaries, KFS Service Corp. and its wholly-owned subsidiary, KFS Insurance Agency, Inc., which engage in the business of providing securities brokerage services and annuity products to its customers and appraisal services to KFS Bank and other lenders in the Kankakee area.

As of March 31, 2003, Kankakee Bancorp reported total consolidated assets of $516.8 million, total consolidated loans, including loans held for sale, of $361.6 million, total consolidated deposits of $419.8 million and total consolidated stockholders’ equity of $32.8 million.

The principal executive offices of Kankakee Bancorp are located at 310 Schuyler Avenue, Kankakee, Illinois 60901, and its telephone number at such address is (815) 937-4440. Additional information with respect to Kankakee Bancorp and its subsidiaries is included elsewhere in this joint proxy statement-prospectus and in documents incorporated by reference in this joint proxy statement-prospectus. See “Where You Can Find More Information.”

Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Kankakee Bancorp is incorporated by reference or set forth in Kankakee Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated in this joint proxy statement-prospectus by reference. Stockholders who wish to receive copies of such documents may contact Kankakee Bancorp at its address or telephone number indicated under “Where You Can Find More Information.”

Lending Activities

General. The current principal lending activity of Kankakee Bancorp is originating first mortgage loans secured by owner occupied one- to-four-family residential properties located in its primary market area. In addition, to increase the yield and interest rate sensitivity of its portfolio and to provide more comprehensive financial services to families and community businesses in Kankakee Bancorp’s market area, Kankakee Bancorp also originates commercial real estate, consumer, commercial business, multi-family and construction loans. From time to time, Kankakee Bancorp has also utilized loan purchases to supplement loan originations.

Real Estate Lending. The focus of Kankakee Bancorp’s lending program is the origination of loans secured by mortgages on owner-occupied one- to-four-family residences. At March 31, 2003, $246.1 million, or 61.3% of Kankakee Bancorp’s loan and mortgage-backed securities portfolio, consisted of loans secured by one- to-four-family residences. At that date, the average outstanding residential loan balance was approximately $65,000 and the largest outstanding residential loan had a book value of $869,000. Substantially all of the residential loans originated by Kankakee Bancorp are secured by properties located in Kankakee Bancorp’s primary market area. To reduce its exposure to changes in interest rates, Kankakee Bancorp originates adjustable rate mortgages, referred to as ARMs, subject to market conditions and consumer preference. Kankakee Bancorp also originates long-term fixed-rate residential loans.

Most of Kankakee Bancorp’s fixed-rate loans are originated with terms that conform to secondary market standards (e.g., Freddie Mac standards). Most of Kankakee Bancorp’s fixed-rate residential loans have contractual terms to maturity of 15 to 30 years. The origination of fixed-rate loans with terms that conform to secondary market standards allows Kankakee Bancorp the option of either retaining fixed-rate loans for its portfolio or selling them in the secondary market. The option to sell fixed-rate loans has been a part of asset/liability management and interest rate risk management for Kankakee Bancorp since its formation, and was one of KFS Bank’s strategies prior to the formation of Kankakee Bancorp. Kankakee Bancorp continuously reviews its current policy on fixed-rate loan retention, in light of changing local, regional and national economic conditions, and with regard to Kankakee Bancorp’s current interest rate risk and assets/liability positions. Loans originated with certain terms and certain interest rates are designated for sale based on a future date, either the closing date or the application date. All loans either applied for or closed on or after the pre-determined date, which meet the criteria, are designated for sale.

Kankakee Bancorp also makes multi-family and commercial real estate loans in its primary market area. At March 31, 2003, Kankakee Bancorp reported $71.7 million of multi-family and commercial real estate loans, representing 17.8% of Kankakee Bancorp’s total loan and mortgage-backed securities portfolio at that date. Kankakee Bancorp’s multi-family portfolio includes loans secured by residential buildings (including university student housing) located primarily in Kankakee Bancorp’s primary market area. Kankakee Bancorp’s commercial real estate portfolio consists of loans on a variety of non-residential properties including nursing homes, churches and other commercial buildings.

Kankakee Bancorp has originated both adjustable and fixed-rate multi-family and commercial real estate loans. Rates on Kankakee Bancorp’s adjustable-rate multi-family and commercial real estate loans generally adjust in a manner consistent with Kankakee Bancorp’s ARMs. Multi-family and commercial real estate loans are generally underwritten in amounts of up to 75% of the appraised value of the underlying property.

Commercial Business Lending. Federally chartered savings institutions such as KFS Bank are authorized to make secured or unsecured loans and issue letters of credit for commercial, corporate, business and agricultural purposes and to engage in commercial leasing activities, up to a maximum of 20% of total assets. However, any amount exceeding 10% of total assets must represent small business loans as defined by the OTS.

To increase the proportion of interest rate sensitive and relatively high yielding loans in its portfolio, and as a part of its effort to provide more comprehensive financial services in the communities served by its offices, Kankakee Bancorp originates secured and unsecured commercial loans to local businesses. Currently, Kankakee Bancorp’s commercial business lending activities encompass loans with a broad variety of purposes including working capital, accounts receivable, inventory, equipment and agriculture. Kankakee Bancorp does not have any energy or foreign loans.

At March 31, 2003, Kankakee Bancorp reported $32.7 million of commercial business loans outstanding (representing 8.1% of Kankakee Bancorp’s total loan and mortgage-backed securities portfolio) with additional commercial business loan commitments totaling $28.8 million, most of which were undrawn lines of credit. In addition, at March 31, 2003, Kankakee Bancorp had 26 letters of credit outstanding, in an aggregate amount of $1.2 million. Most of Kankakee Bancorp’s commercial business loans have terms to maturity of five years or less and adjustable or floating interest rates. At March 31, 2003, Kankakee Bancorp reported 30 commercial business loans with balances of $250,000 or more, in an aggregate amount of $16.8 million.

Consumer Lending. Kankakee Bancorp’s management believes that offering consumer loan products helps to expand Kankakee Bancorp’s customer base and to create stronger ties to its existing customers. In addition, because consumer loans generally have shorter terms to maturity and/or adjustable-rates and carry higher rates of interest than do residential mortgage loans, they can be valuable asset/liability management tools. Kankakee Bancorp currently originates substantially all of its consumer loans in its market area. At March 31, 2003, Kankakee Bancorp’s consumer loans totaled $36.1 million or 9.0% of Kankakee Bancorp’s loan and mortgage-backed securities portfolio.

Kankakee Bancorp offers a variety of secured consumer loans, including home equity and home improvement loans, loans secured by savings deposits, mobile home and automobile loans. Although Kankakee Bancorp primarily originates consumer loans secured by real estate, deposits or other collateral, Kankakee Bancorp also makes unsecured personal loans. In addition, Kankakee Bancorp offers unsecured consumer loans through its Visa and MasterCard credit card programs.

Construction Lending. Historically, construction lending was a relatively minor part of Kankakee Bancorp’s business activities. However, in light of the economic climate in its principal market area and to increase the yield on, and the proportion of, interest rate sensitive loans in its portfolio and to provide more comprehensive financial services to families and community businesses within its market area, Kankakee Bancorp expanded its construction lending. At March 31, 2003, Kankakee Bancorp reported $12.5 million of residential construction loans and $2.8 million of lot loans to borrowers intending to live in the properties upon completion of construction.

On occasion, Kankakee Bancorp also originates construction loans to builders and developers for the construction of one- to-four-family residences, multi-family residences and commercial real estate and the acquisition and development of one- to-four-family lots in Kankakee Bancorp’s primary market area. Construction loans to builders of one- to-four-family residences generally carry terms of up to one year and may provide for the payment of interest and loan fees from loan proceeds. At March 31, 2003, KFS Bank had approximately $4.5 million in loans to builders of residences, and $3.3 million in loans on commercial construction. In addition, on the same date, Kankakee Bancorp had $4.8 million of subdivision loans to developers for the development of one- to-four-family lots.

Loan Origination and Processing

Kankakee Bancorp originates real estate and other loans through employees located at each of Kankakee Bancorp’s offices. Walk-in customers and referrals from real estate brokers and builders are also important sources of loan originations. Kankakee Bancorp does not generally utilize the services of mortgage brokers.

From time to time, to supplement its loan production, particularly during periods of low loan demand, Kankakee Bancorp purchases residential and other loans from third parties. Under its loan purchase policies, prior to purchase, Kankakee Bancorp reviews each loan to assure that it complies with Kankakee Bancorp’s normal underwriting standards. While Kankakee Bancorp will continue to evaluate loan purchase opportunities as they arise, Kankakee Bancorp currently anticipates limiting its future purchases of out-of-area non-residential loans.

As part of its asset/liability management and interest rate risk management, Kankakee Bancorp continuously evaluates its policy on the sale versus retention of its fixed-rate loan production. General economic factors and current strategic objectives are among the factors considered in decisions to retain or sell loans. During the three-year period from 2000 through 2002, there were periods of time during which Kankakee Bancorp retained all fixed-rate loans, no fixed-rate loans and a portion of fixed-rate loans, determined by rate and term. Kankakee Bancorp’s sales during recent years have been made through sales contracts entered into after Kankakee Bancorp committed to fund the loan. When loans are designated for sale, Kankakee Bancorp attempts to limit interest rate risk created by forward commitments by limiting the number of days between the commitment and closing, charging fees for commitments and limiting the amounts of its uncovered commitments outstanding at any one time.

When loans have been sold, Kankakee Bancorp usually retains the responsibility for servicing such loans. At March 31, 2003, excluding mortgage-backed securities, $69,000 of Kankakee Bancorp’s loan portfolio consisting of purchased loans and purchased participations serviced by others and Kankakee Bancorp serviced $108.7 million of loans for others.

BUSINESS OF AVISTON FINANCIAL

Business of Aviston Financial

Aviston Financial is the bank holding company for the State Bank of Aviston, which is headquartered in Aviston, Illinois. Aviston Financial was organized by an investor group led by Thomas A. Daiber, its Chairman, President and Chief Executive Officer, in October 2002 to acquire the outstanding shares of capital stock of Aviston Bancorp, Inc., the holding company for the State Bank of

Aviston, on October 23, 2002. Aviston Bancorp was a wholly-owned subsidiary of Aviston Financial after the acquisition, and was dissolved on June 3, 2003. The main office of the bank is located at 101 South Page Street, Aviston, Illinois 62216, and its telephone number at that address is (618) 228-7215. The bank has additional branches located in St. Rose, Illinois and Fairview Heights, Illinois. As of March 31, 2003, Aviston Financial reported, on a consolidated basis, total assets of $97.1 million, deposits of $79.0 million, stockholders’ equity of $10.5 million, and together with the bank, employed 20 full-time equivalent employees.

The State Bank of Aviston was chartered as an Illinois state bank on June 14, 1920. The bank offers a full range of banking services to individuals and businesses in the area immediately surrounding Aviston, Illinois, as well as to customers on the Illinois side of the greater St. Louis, Missouri metropolitan area. These services include checking, savings and time deposit accounts; commercial, real estate and personal loans; and other customer services, such as safe deposit facilities.

The largest portion of the bank’s business is serving the needs of small to medium size businesses and local community residents. The bank is subject to vigorous competition with respect to these customers from other banks and financial institutions in its principal service areas, which include Aviston, Illinois and the Illinois side of the greater St. Louis, Missouri metropolitan area.

The State Bank of Aviston is subject to supervision, regulation and examination by the State of Illinois. Deposits of the bank are insured by the FDIC. As a bank holding company, Aviston Financial is regulated by the Federal Reserve Board.

The common stock of Aviston Financial is privately held by 115 stockholders of record. There is no established public trading market for the common stock. As discussed in “Description of Transaction—Interests of Certain Persons in the Merger,” directors and executive officers of Aviston Financial own in the aggregate approximately 28.4% of Aviston Financial’s outstanding capital stock and shares issuable upon exercise of outstanding stock options and upon the completion of the merger will own in the aggregate 7.7% of the outstanding capital stock of the combined company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion should be read in conjunction the audited and unaudited financial statements and related notes of Aviston Financial and its predecessor, Aviston Bancorp, Inc., which are included elsewhere in this joint proxy statement-prospectus, and the unaudited pro forma combined consolidated financial information included elsewhere in this joint proxy statement-prospectus.

Overview

Aviston Financial was organized in October 2002 to acquire the outstanding shares of Aviston Bancorp, Inc., the sole shareholder of the State Bank of Aviston. As of March 31, 2003, Aviston Financial reported, on a consolidated basis, total assets of $97 million loans of $67 million, and stockholders’ equity of $10 million. In this section, references to “combined 2002” are to the results of Aviston Bancorp, Inc. for the 269-day period ended October 23, 2002 and of Aviston Financial for the 69-day period October 23, 2002, to December 31, 2002, on a combined basis.

Aviston Financial’s primary goal after the October 2002 acquisition was to re-evaluate its position in its market area concerning deposit rate and mix and loan type and customer base. Management believes that one of Aviston Financial’s core strengths is its relationship with the communities it serves. This relationship is critical for Aviston Financial to shift its lending emphasis toward its under-served commercial loan customers and will allow it to concentrate on relationships and loans, which are higher yielding and more loyal to the State Bank of Aviston. Management has begun implementing that strategy. The accompanying rate/volume analysis shows the importance of a strong mix of commercial loans. In a decreasing environment, because they are higher yielding and their rates tend to decline slower than the underlying prime rates, they create an increasing interest rate spread.

Aviston Financial also realized through this analysis that its deposit rates were overly aggressive for the market area and have begun re-pricing its accounts accordingly. These re-pricing efforts have, in the short term, contributed the most to enforcing its growing interest rate spread.

The primary goal for the management of Aviston Financial during the current year is continued improvement in serving customers, implementing its branch expansion strategy and broadening the customer base. This three-pronged approach will enable Aviston Financial to take advantage of its long-term strength in the quality and attentiveness of employees and the business acumen of the management team.

In the interim period, Aviston Financial will continue to focus its strengths toward establishing a Fairview Heights branch and increasing its market presence in the Fairview Heights/Belleville area. In addition, management will continue to focus on loan growth by continuing to focus on higher yielding commercial loans. This change in direction strengthens Aviston Financial’s net income relative to earning assets and its relationships within the community.

Aviston Financial is also broadening its relationships within the financial community through new loan participation arrangements. By allowing financial institutions in areas outside of its competitive marketplace to participate with Aviston Financial in larger loans, it is delivering community banking service and large bank coverage to the capital needs of its growing business customers.

Critical Accounting Policies

Aviston Financial has established various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. Significant accounting policies of Aviston Financial are described in the notes to the consolidated financial statements included with this joint proxy statement-prospectus. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of Aviston Financial.

Results of Operations

Aviston Financial’s net income for the three months ended March 31, 2003 was $0.38 million. For the three months ended March 31, 2003, basic and diluted earnings per share were $0.78. For the three months ended March 31, 2003, the annualized return on average assets of $96.80 million was 1.59%. The annualized return on average equity of $10.5 million was 14.45% for the first quarter of 2003. Net income for the 69-day period ended December 31, 2002 was $0.21 million. Basic and diluted earnings per share were $0.44. The annualized return on average assets of $94.66 million was 1.18%. The annualized return on average equity of $9.83 million was 11.36%.

Total assets at March 31, 2003 were $97.2 million compared to $96.43 million as of December 31, 2002. This $0.74 million increase in total assets was due largely to an increase in total loans of $4.7 million, which were funded by sales and maturities of investment securities available for sale. This new loan growth was representative of Aviston Financial’s efforts to increase its market share in the commercial loan market.

Net interest income for the three months ended March 31, 2003, was $0.83 million. This represented annualized growth of 6.7% over the combined 2002 amount of $3.11 million. Net interest income growth in the lower market rate environment was the result of continued declines in interest paid on deposits and borrowed funds in excess of the decline in interest received on loans and investments. Net interest income for the 69-day period ended December 31, 2002, was $0.64 million. Net interest income as a percentage of gross interest income increased eight percentage points from 50% for the 296-day period ended October 23, 2002 to 59% for the 69-day period ended December 31, 2002. The growth in net interest income was the result of an improvement in Aviston Financial’s net interest spread to 3.24% for the 69-day period ended December 31, 2002, from 2.72% for the 296-day period ended October 23, 2002.

Annualized interest expense of $2.2 million for the period ended March 31, 2003, represented a decrease of 20% from the 2002 combined expense of $2.86 million. Interest expense for the 69-day period ended December 31, 2002 was $0.46 million. Net interest expense as a percentage of average deposits declined 0.7 percentage points to 3.1% for the 69-day period ended December 31, 2002 as compared to 3.8% for the 296-day period end October 23, 2002.

The following table sets forth the condensed average balance sheet for the quarter ended March 31, 2003. Also shown is the average yield on each category of interest earning assets and the average rate paid on interest bearing liabilities for each of the periods reported.

	Average Balance	Interest Paid	Rate (1)
	(Dollars in thousands)
Assets:
Interest earning assets:
Loans (2)	$64,723	$1,086	6.71%
Taxable investment securities	18,365	258	5.62%
Non-taxable investment securities (3)	6,207	45	2.90%
Federal funds sold and other investments	1,464	9	2.46%
Interest bearing due from banks	67	3	17.91%

Total interest earning assets	90,826	1,401	6.26%

Non-interest earning assets:
Cash and due from banks	1,425
Premises and equipment	1,297
Other assets	4,539
Allowance for loan losses	(1,285)

Total assets	$96,802

Liabilities and shareholders’ equity:
Interest bearing liabilities:
Money market and NOW accounts	$15,763	38	0.96%
Savings deposits	8,655	30	1.39%
Certificates of deposit	39,524	372	3.76%
Certificates of deposit over $100,000	6,338	59	3.72%
IRA accounts	3,691	36	3.90%

Total interest bearing deposits	73,971	535	2.93%

FHLB borrowings	3,435	30	3.49%
Federal funds purchased	253	1	1.58%
Line of credit	625	6	3.84%

Total interest bearing liabilities	78,284	572	2.99%

Non-interest bearing liabilities and equity:
Demand deposits	5,964
Other liabilities	2,061
Shareholders’ equity	10,493

Total liabilities and shareholders’ equity	$96,802

Net interest income		$829

Net interest spread			3.27%

(1)	Yields have been annualized.
(2)	Average balances include non-accrual loans.
(3)	Actual yield not tax equivalent yield.

The following table sets forth the condensed average balance sheet for the 69-day period ended December 31, 2002. Also shown is the average yield on each category of interest earning assets and the average rate paid on interest bearing liabilities for period reported.

	Average Balance	Interest Paid	Rate (1)
	(Dollars in thousands)
Assets:
Interest earning assets:
Loans (2)	$58,654	$840	7.58%
Taxable investment securities	26,040	225	4.57%
Non-taxable investment securities (3)	4,355	24	2.92%
Federal funds sold and other investments	2,361	9	2.02%
Interest bearing due from banks	—	—	0.00%

Total interest earning assets	91,410	1,098	6.35%

Non-interest earning assets:
Cash and due from banks	1,145
Premises and equipment	631
Other assets	2,092
Allowance for loan losses	(615)

Total assets	$94,663

Liabilities and shareholders’ equity:
Interest bearing liabilities:
Money market and NOW accounts	12,129	35	1.53%
Savings deposits	8,454	21	1.31%
Certificates of deposit	45,311	318	3.71%
Certificates of deposit over $100,000	6,973	48	3.64%
IRA accounts	3,692	26	3.73%

Total interest bearing deposits	76,559	448	3.10%

FHLB borrowings	400	3	3.97%
Federal funds purchased	26	—	0.00%
Line of credit	625	5	4.23%

Total interest bearing liabilities	77,610	456	3.11%

Non-interest bearing liabilities and equity:
Demand deposits	6,602
Other liabilities	623
Shareholders’ equity	9,828

Total liabilities and shareholders’ equity	$94,663

Net interest income		$642

Net interest spread			3.24%

(1)	Yields have been annualized.
(2)	Average balances include non-accrual loans.
(3)	Actual yield not tax equivalent yield.

The following table sets forth for the period indicated, the bank only changes in interest income and interest expense, which were attributable to change in average volume, and changes in average rates. Volume variances are computed using the change in volume multiplied by the previous year’s rate. Rate variances are computed using the changes in rate multiplied by the previous year’s volume.

	Three Months Ended March 31, 2003 Compared to the 69 Days Ended December 31, 2002
Rate/Volume Analysis
	Volume	Rate	Net Change
	(In thousands)
Interest earned on:
Loans	$111	$(96)	$15
Taxable investment securities	(96)	25	(72)
Non-taxable investment securities	20	(24)	(4)
Federal funds sold and other investments	(6)	(0)	(6)
Interest bearing due from banks	—	3	3

Total interest income	30	(95)	(64)

Interest paid on:
Money market and NOW accounts	14	(23)	(9)
Savings deposits	1	(3)	(2)
Certificates of deposit	(63)	(61)	(125)
Certificates of deposit over $100,000	(7)	(9)	(16)
IRA accounts	—	(7)	(7)
FHLB borrowings	30	(4)	26
Federal funds purchased	9	(9)	—

	(16)	(115)	(132)

	$46	$20	$67

The following table sets forth for the period indicated, the bank only changes in interest income and interest expense, which were attributable to change in average volume, and changes in average rates. Volume variances are computed using the change in volume multiplied by the previous year’s rate. Rate variances are computed using the changes in rate multiplied by the previous year’s volume. The periods compared have been annualized to better represent its results in re-examining competitive deposit rates and shift to higher earning commercial loans.

	Annualized 69 Days Ended December 31, 2002 Compared to the Annualized 296 Days Ended October 23, 2002
Rate/Volume Analysis
	Volume	Rate	Net Change
	(In thousands)
Interest earned on:
Loans	$39	$46	$85
Taxable investment securities	(27)	(149)	(176)
Non-taxable investment securities	(4)	(110)	(114)
Federal funds sold and other investments	—	11	11
Interest bearing due from banks	—	—	—

Total interest income	8	(202)	(194)

Interest paid on:
Money market and NOW accounts	17	(19)	(2)
Savings deposits	—	(20)	(20)
Certificates of deposit	(40)	(401)	(441)
Certificates of deposit over $100,000	(8)	(57)	(65)
IRA accounts	—	(41)	(41)
FHLB borrowings	—	(4)	(4)
Federal funds purchased	—	(1)	(1)

	(31)	(543)	(574)

	$39	$341	$380

Consolidated Financial Statements

On October 23, 2002, Aviston Financial purchased the State Bank of Aviston from the stockholders of Aviston Bancorp, Inc. In connection with the acquisition, Aviston Financial paid cash of $10.0 million, issued a $2.0 million non-interest bearing note to a former stockholder of Aviston Bancorp, Inc. and recorded goodwill of $4.0 million. At the time of the acquisition, Aviston Financial paid $8.7 million in cash, with the remaining $1.3 million paid into a non-interest bearing escrow account. Aviston Financial funded its cash payment by issuing common stock of approximately $9.7 million and borrowing approximately $323,000 from Union Planters Bank. The Union Planters loan is a $2.0 million revolving line of credit with interest due quarterly at a floating rate equal to prime less 0.25%. As of March 31, 2003, the outstanding balance of the Union Planters loan was $625,000. Under the terms of this loan, Aviston Financial and its subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without the prior approval of Union Planters.

For the 69 days ended December 31, 2002, on a consolidated basis, Aviston Financial’s net interest income was $642,000, net income was $211,000 and diluted earnings per share were $0.44. As of December 31, 2002, Aviston Financial’s ratio of non-performing assets to total assets was 0.05%. Net charge-offs for the 69 days ended December 31, 2002, were 0.04% of average loans outstanding. For the three months ended March 31, 2003, on a consolidated basis, Aviston Financial’s net interest income was $829,000, net income was $379,000 and diluted earnings per share were $0.78. As of March 31, 2003, Aviston Financial’s ratio of non-performing assets to total assets was 0.14%. Net charge-offs for the three months ended March 31, 2003, were 0.9% of average loans outstanding. Aviston Financial’s audited consolidated financial statements and notes thereto for the 69-day period ended December 31, 2002, are included in this joint proxy statement-prospectus.

Legal Proceedings

Neither Aviston Financial nor the State Bank of Aviston is involved in any material legal proceedings, other than routine proceedings incidental to the operation of the bank. Such proceedings are not expected to result in any materially adverse effect on the operations or earnings of the bank.

Properties

The main office of the State Bank of Aviston is located at 101 South Page Street, Aviston, Illinois 62216, with additional branches located in St. Rose, Illinois and Fairview Heights, Illinois. Aviston Financial owns its main office and the branch office located in St. Rose, Illinois and leases its branch office in Fairview Heights, Illinois. It does not have any outstanding mortgages on these properties.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures About Market Risk

Management of Aviston Financial believes that it is not subject to market risk exposures arising from derivative financial instruments, as well as all other financial instruments, and derivative commodity instruments as defined by Item 305 of Regulation S-K.

REGULATORY CONSIDERATIONS

General

Financial institutions, their holding companies and their affiliates are extensively regulated under federal and state law. As a result, the growth and earnings performance of Kankakee Bancorp, Aviston Financial and their subsidiaries may be affected not only by management decisions and general economic conditions, but also by the requirements of federal and state statutes and by the regulations and policies of various bank regulatory authorities, including the OTS, Federal Reserve Board, the FDIC and the Illinois Commissioner of Banks and Real Estate, which is referred to in this discussion as the Commissioner. Furthermore, taxation laws administered by the Internal Revenue Service and state taxing authorities and securities laws administered by the Securities and Exchange Commission and state securities authorities have an impact on Kankakee Bancorp, Aviston Financial and their subsidiaries. The effect of these statutes, regulations and regulatory policies may be significant, and cannot be predicted with a high degree of certainty.

Federal and state laws and regulations generally applicable to financial institutions regulate, among other things, the scope of business, the kinds and amounts of investments, reserve requirements, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers and consolidations and the payment of dividends. This system of supervision and regulation establishes a comprehensive framework for the respective operations of Kankakee Bancorp, Aviston Financial and their subsidiaries and is intended primarily for the protection of the FDIC insured deposits and the depositors, rather than stockholders.

The following is a summary of the material elements of the regulatory framework that applies to Kankakee Bancorp and Aviston Financial and their financial institution subsidiaries. It does not describe all of the statutes, regulations and regulatory policies that apply, nor does it restate all of the requirements of those that are described. As such, the following is qualified in its entirety by reference to applicable law.

Holding Company Regulation

General. Kankakee Bancorp, as the sole stockholder of KFS Bank, is a savings and loan holding company. As a savings and loan holding company, Kankakee Bancorp is registered with, and is subject to regulation by, the OTS under the Home Owners’ Loan Act, as amended, which is referred to in this discussion as the HOLA. Under the HOLA, Kankakee Bancorp is subject to periodic examination by the OTS. Kankakee Bancorp is also required to file with the OTS periodic reports of Kankakee Bancorp’s operations and such additional information regarding Kankakee Bancorp and KFS Bank as the OTS may require. Kankakee Bancorp has filed an application with the Federal Reserve Board for approval to become a bank holding company as a result of the merger of Aviston Financial with and into Kankakee Bancorp. Assuming Kankakee Bancorp receives Federal Reserve Board approval to become a bank holding company, and the merger of Aviston Financial into Kankakee Bancorp is completed, Kankakee Bancorp will be regulated as a bank holding company rather than a savings and loan holding company following completion of the merger. Accordingly, all of the information set forth below with respect to the supervision and regulation of Aviston Financial will apply to Kankakee Bancorp following completion of the merger.

Aviston Financial, as the sole stockholder of the State Bank of Aviston, is a bank holding company. As a bank holding company, Aviston Financial is registered with, and is subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, which is referred to in this discussion as the BHCA. In accordance with Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to its bank subsidiaries and to commit resources to support its bank subsidiaries in circumstances where the holding company might not otherwise do so. Under the BHCA, bank holding companies are subject to periodic examination by the Federal Reserve Board. Bank holding companies are also required to file with the Federal Reserve Board periodic reports of their operations and such additional information as the Federal Reserve Board may require.

Acquisitions, Activities and Change in Control. The primary purpose of a bank holding company is to control and manage banks. The BHCA generally requires the prior approval of the Federal Reserve Board for any merger involving a bank holding company or any acquisition by a bank holding company of another bank or bank holding company acquisition. Subject to certain conditions (including certain deposit concentration limits established by the BHCA), the Federal Reserve Board may allow a bank holding company to acquire banks located in any state of the United States. In approving interstate acquisitions, the Federal Reserve Board is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state depository institutions or their holding companies) and state laws that require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company.

Because Kankakee Bancorp controls only one savings association subsidiary and because Kankakee Bancorp acquired control of KFS Bank, and thus became a savings and loan holding company, before May 4, 1999, Kankakee Bancorp is generally not subject to any restrictions on the types of non-financial activities that Kankakee Bancorp may conduct either directly or through a non-banking subsidiary, so long as KFS Bank, meets the qualified thrift lender requirements of the HOLA. Following the completion of the merger of Aviston Financial into Kankakee Bancorp, however, Kankakee Bancorp will become subject to the activities restrictions of the BHCA. The BHCA generally prohibits bank holding companies from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. One of these exceptions allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve Board to be “so closely related to banking as to be a proper incident thereto.” This authority would permit a bank holding company to engage in a variety of banking-related businesses, including the operation of a thrift, consumer finance, equipment leasing, the operation of a computer service bureau (including software development) and mortgage banking and brokerage. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance underwriting and agency activities, merchant banking and any other activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature or incidental to a financial activity. Aviston Financial has neither applied for nor received approval to operate as a financial holding company. However, Kankakee Bancorp has submitted a request to the Federal Reserve Board to become a financial holding company upon completion of the merger of Aviston Financial with and into Kankakee Bancorp.

Federal law also prohibits any person or company from acquiring “control” of a bank, savings association or its holding company without prior notice to the target company’s primary federal regulator (the OTS, in the case of Kankakee Bancorp and KFS Bank, and the Federal Reserve Board, in the case of Aviston Financial and the State Bank of Aviston). “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting stock of the target company, but may arise under certain circumstances at 5% ownership.

Capital Requirements. Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve Board capital adequacy guidelines. If capital levels fall below the minimum required levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

The Federal Reserve Board’s capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (1) a risk-based requirement expressed as a percentage of total assets weighted according to risk; and (2) a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, and a minimum ratio of Tier 1 capital to total risk-weighted assets of 4%. The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with a minimum requirement of 4% for all others. For purposes of these capital standards, Tier 1 capital consists primarily of permanent stockholders’ equity less goodwill and other intangible assets (other than certain loan servicing rights and purchased credit card relationships). Total capital consists primarily of Tier 1 capital plus certain other debt and equity instruments that do not qualify as Tier 1 capital and a portion of the company’s allowance for loan and lease losses.

The risk-based and leverage standards described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve Board’s capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

As of March 31, 2003, Aviston Financial reported regulatory capital in excess of the Federal Reserve Board’s minimum requirements. Kankakee Bancorp is not presently subject to these capital requirements, but will become subject to them upon completion of the merger. Kankakee Bancorp’s consolidated capital ratios, calculated in accordance with Federal Reserve Board requirements, on a pro forma basis at March 31, 2003, would likewise have exceeded the Federal Reserve Board’s minimum requirements, with a ratio of total capital to total risk-weighted assets of 15.23%, a ratio of Tier 1 capital to total risk-weighted assets of 13.97%, and a ratio of Tier 1 capital to average assets of 9.63%.

Dividend Payments. Kankakee Bancorp’s ability to pay dividends to its stockholders may be affected by both general corporate law considerations and, following completion of the merger of Aviston Financial into Kankakee Bancorp, the policies of the Federal Reserve Board applicable to bank holding companies. As a Delaware corporation, Kankakee Bancorp is subject to the limitations of the Delaware General Corporation Law, which allows Kankakee Bancorp to pay dividends only out of its surplus (as defined and computed in accordance with the provisions of the Delaware General Corporation Law) or if Kankakee Bancorp has no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Additionally, policies of the Federal Reserve Board caution that a bank holding company should not pay cash dividends that exceed its net income or that can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Federal Reserve Board also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Federal Securities Regulation. Kankakee Bancorp’s common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act. Consequently, Kankakee Bancorp is subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the Securities and Exchange Commission under the Securities Exchange Act.

Financial Institution Regulation

General. KFS Bank is a federally chartered savings association, the deposits of which are insured by the FDIC’s Savings Association Insurance Fund, referred to as SAIF. As a federally chartered savings association, KFS Bank is primarily subject to the examination, supervision, reporting and enforcement requirements of the OTS, the chartering authority for federal savings associations. The FDIC, as administrator of the SAIF, also has regulatory authority over KFS Bank. KFS Bank is a member of the Federal Home Loan Bank System, which provides a central credit facility primarily for member institutions.

The State Bank of Aviston is an Illinois-chartered bank, the deposit accounts of which are insured by the Bank Insurance Fund, which is referred to as BIF. As an Illinois-chartered bank, the State Bank of Aviston is primarily subject to the examination, supervision, reporting and enforcement requirements of the Commissioner, the chartering authority for Illinois banks, and the FDIC, designated by federal law as the primary federal regulator of state-chartered, FDIC-insured banks that, like the State Bank of Aviston, are not members of the Federal Reserve Board.

Deposit Insurance. As FDIC-insured institutions, KFS Bank and the State Bank of Aviston are required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their respective levels of capital and results of supervisory evaluations. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

During the year ended December 31, 2002, SAIF assessments ranged from 0% of deposits to 0.27% of deposits. For the semi-annual assessment period which began January 1, 2003, SAIF assessment rates continue to range from 0% of deposits to 0.27% of deposits.

FICO Assessments. Since 1987, a portion of the deposit insurance assessments paid by SAIF members has been used to cover interest payments due on the outstanding obligations of the Financing Corporation, referred to as FICO. FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the SAIF’s predecessor insurance fund. As a result of federal legislation enacted in 1996, beginning as of January 1, 1997, both SAIF members and BIF members became subject to assessments to cover the interest payments on outstanding FICO obligations. These FICO assessments are in addition to amounts assessed by the FDIC for deposit insurance. The FICO assessment rate for BIF and SAIF members is currently approximately 0.02% of deposits.

Supervisory Assessments. All Federal savings associations are required to pay supervisory assessments to the OTS to fund the operations of the OTS. The amount of the assessment is calculated using a formula that takes into account the institution’s size, its supervisory condition (as determined by the composite rating assigned to the institution as a result of its most recent OTS examination) and the complexity of its operations. All Illinois-chartered banks are likewise required to pay supervisory assessments to the Commissioner to fund the operations of the Commissioner, the amount of which is calculated on the basis of an institution’s total assets, including consolidated subsidiaries, as reported to the Commissioner.

Capital Requirements. Financial institutions such as the State Bank of Aviston and KFS Bank are generally required to maintain capital levels in excess of other businesses. The FDIC has established the following minimum capital standards for state-chartered insured non-member banks, such as the State Bank of Aviston: (1) a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with a minimum requirement of at least 4% for all others; and (2) a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, and a minimum ratio of Tier 1 capital to total risk-weighted assets of 4%. For purposes of these capital standards, the components of Tier 1 capital and total capital are the same as those for bank holding companies discussed above. Similar capital requirements apply to KFS Bank under the HOLA and OTS regulations.

The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, the regulations of the FDIC and the OTS provide that additional capital may be required to take adequate account of, among other things, interest rate risk or the risks posed by concentrations of credit or nontraditional activities.

Further, federal law and regulations provide various incentives for financial institutions to maintain regulatory capital at levels in excess of minimum regulatory requirements. For example, a financial institution that is “well-capitalized” may qualify for exemptions from prior notice or application requirements otherwise applicable to certain types of activities and may qualify for expedited processing of other required notices or applications. Under the regulations of the FDIC and the OTS, to be “well-capitalized” a financial institution must maintain a ratio of total capital to total risk-weighted assets of 10% or greater, a ratio of Tier 1 capital to total risk-weighted assets of 6% or greater and a ratio of Tier 1 capital to total assets of 5% or greater.

Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators’ powers depends on whether the institution in question is “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized,” in each case as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators’ corrective powers include: (1) requiring the institution to submit a capital restoration plan; (2) limiting the institution’s asset growth and restricting its activities; (3) requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; (4) restricting transactions between the institution and its affiliates; (5) restricting the interest rate the institution may pay on deposits; (6) ordering a new election of directors of the institution; (7) requiring that senior executive officers or directors be dismissed; (8) prohibiting the institution from accepting deposits from correspondent banks; (9) requiring the institution to divest certain subsidiaries; (10) prohibiting the payment of principal or interest on subordinated debt; and (11) ultimately, appointing a receiver for the institution.

As of March 31, 2003: (1) neither the State Bank of Aviston nor KFS Bank was subject to a directive from its primary federal regulator to increase its capital to an amount in excess of the minimum regulatory capital requirements; (2) each of the State Bank of Aviston and KFS Bank exceeded its minimum regulatory capital requirements under applicable capital adequacy guidelines; and (3) both the State Bank of Aviston and KFS Bank were “well-capitalized”, as defined by applicable regulations.

Dividend Payments. Dividends from KFS Bank and the State Bank of Aviston constitute the primary source of funds for Kankakee Bancorp and Aviston Financial, respectively. OTS regulations require prior OTS approval for any dividend or other capital distribution by a savings association that is not eligible for expedited processing under the OTS’s application processing regulations. To qualify for expedited processing, a savings association must: (1) have a composite examination rating of 1 or 2; (2) have a Community Reinvestment Act rating of satisfactory or better; (3) have a compliance rating of 1 or 2; (4) meet all applicable regulatory capital requirements; and (5) not have been notified by the OTS that it is a problem association or an association in troubled condition. Savings associations that qualify for expedited processing are not required to obtain OTS approval prior to making a capital distribution unless: (a) the amount of the proposed capital distribution, when aggregated with all other capital distributions during the same calendar year, will exceed an amount equal to the association’s year-to-date net income plus its retained net income for the preceding two years; (b) after giving effect to the distribution, the association will not be at least “adequately capitalized” (as defined by OTS regulation); or (c) the distribution would violate a prohibition contained in an applicable statute, regulation or agreement with the OTS or the FDIC or violate a condition imposed in connection with an OTS-approved application or notice. The OTS must be given prior notice of certain types of capital distributions, including any capital distribution by a savings association that, like KFS Bank, is a subsidiary of a savings and loan holding company, or by a savings association that, after giving effect to the distribution, would not be “well-capitalized” (as defined by OTS regulation).

Under the Illinois Banking Act, Illinois-chartered banks, such as the State Bank of Aviston, generally may not pay dividends in excess of their net profits.

The payment of dividends by any financial institution or its holding company is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, each of KFS Bank and the State Bank of Aviston exceeded its minimum capital requirements under applicable guidelines as of March 31, 2003. Further, under applicable regulations of the OTS, KFS Bank may not pay dividends in an amount that would reduce its capital below the amount required for the liquidation account established in connection with its conversion from the mutual to the stock form of ownership in 1992. As of March 31, 2003, $6.8 million was available to be paid as dividends to Kankakee Bancorp by KFS Bank, and $984,000 was available to be paid as dividends to Aviston Financial by the State Bank of Aviston. Notwithstanding the availability of funds for dividends, however, the OTS and the FDIC may prohibit the payment of any dividends by KFS Bank or the State Bank of Aviston, respectively, if the agency determines such payment would constitute an unsafe or unsound practice.

Affiliate and Insider Transactions. Federally-insured financial institutions, such as KFS Bank and the State Bank of Aviston, are subject to certain restrictions imposed by federal law on extensions of credit to affiliates, on investments in the stock or other securities of affiliates and the acceptance of the stock or other securities of affiliates as collateral for loans made by the Bank. For purposes of these restrictions, an institution’s “affiliates” include its parent holding company. Certain limitations and reporting requirements are also placed on extensions of credit by a federally-insured financial institution to its directors and officers, to directors and officers of its parent holding company, to its principal stockholders and/or the principal stockholders of its parent holding company, and to “related interests” of such directors, officers and principal stockholders. In addition, federal law and regulations generally affects the terms upon which any person becoming an insider of a federally-insured financial institution may obtain credit from the institution’s correspondent banks.

Safety and Soundness Standards. The federal banking agencies have adopted guidelines that establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution’s primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator’s order is cured, the regulator may restrict the institution’s rate of growth, require the institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

Federal Reserve Board. Federal Reserve Board regulations, as presently in effect, require depository institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts) generally, as follows: for transaction accounts aggregating $42.1 million or less, the reserve requirement is 3% of total transaction accounts; and for transaction accounts aggregating in excess of $42.1 million, the reserve requirement is $1.083 million plus 10% of the aggregate amount of total transaction accounts in excess of $42.1 million. Notwithstanding the foregoing, the first $6.0 million of otherwise reservable balances are exempted from the reserve requirements. These reserve requirements are subject to annual adjustment by the

Federal Reserve Board. Each of KFS Bank and the State Bank of Aviston is in compliance with the foregoing requirements.

DESCRIPTION OF KANKAKEE BANCORP CAPITAL STOCK

Kankakee Bancorp’s certificate of incorporation currently authorizes the issuance of 3.5 million shares of Kankakee Bancorp common stock and 500,000 shares of Kankakee Bancorp preferred stock. On the date of this joint proxy statement-prospectus, 932,611 shares of Kankakee Bancorp common stock were outstanding and no shares of preferred stock, were outstanding. Kankakee Bancorp expects to issue up to 350,196 shares of Kankakee Bancorp common stock in connection with the merger. If Kankakee Bancorp issues common stock purchase rights to its stockholders and the stockholders of Aviston Financial in the merger, Kankakee Bancorp will reserve a sufficient number of shares of Kankakee Bancorp common stock for the exercise of the rights.

The capital stock of Kankakee Bancorp does not represent or constitute a deposit account and is not insured by the FDIC, BIF, SAIF or any governmental agency.

General

Shares of Kankakee Bancorp common stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the Kankakee Bancorp board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Delaware or Kankakee Bancorp’s certificate of incorporation or by-laws. LaSalle Bank N.A., is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of Kankakee Bancorp’s common stock. Its address is 135 S. LaSalle Street, Suite 1960, Chicago, Illinois 60603.

Dividends

Subject to the preferential rights of any outstanding shares of Kankakee Bancorp preferred stock, the holders of Kankakee Bancorp common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by Kankakee Bancorp’s board of directors. Currently, it is anticipated that Kankakee Bancorp will pay dividends to its stockholders, however, there can be no guarantee that dividends will be paid, or, if so, how much will be paid.

Kankakee Bancorp has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on Kankakee Bancorp common stock and Kankakee Bancorp preferred stock. Kankakee Bancorp issued approximately $10.3 million in junior subordinated debentures in April 2002 to Kankakee Capital Trust I, which contemporaneously issued $10.0 million of preferred securities to MM Community Funding III, Ltd. in a private placement. All of the common stock of Kankakee Capital Trust I is owned by Kankakee Bancorp and the debentures are the only assets of the trust. The debentures mature April 22, 2032, at which time the preferred securities must be redeemed. The debentures and preferred securities pay interest and dividends, respectively, quarterly. Under the terms of the debentures, Kankakee Bancorp may be prohibited, under certain circumstances, from paying dividends on shares of its common stock. None of these circumstances currently exist. As of the date hereof, Kankakee Bancorp has not entered into any other arrangements that contain restrictions on the payment of dividends.

Liquidation Rights

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Kankakee Bancorp, after distribution in full of the preferential amounts required to be distributed to holders of any Kankakee Bancorp preferred stock, holders of Kankakee Bancorp common stock will be entitled to receive all of the remaining assets of Kankakee Bancorp, of whatever kind, available for distribution to stockholders ratably in proportion to the number of shares of Kankakee Bancorp common stock held. The Kankakee Bancorp board of directors may distribute in kind to the holders of Kankakee Bancorp common stock such remaining assets of Kankakee Bancorp or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Kankakee Bancorp common stock.

Because Kankakee Bancorp is a holding company, its right and the rights of its creditors and stockholders, including the holders of Kankakee Bancorp preferred stock, if any, and of Kankakee Bancorp common stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary’s creditors except to the extent that Kankakee Bancorp itself may be a creditor having recognized claims against such subsidiary.

Common Stock Purchase Rights

On May 28, 2003, Kankakee Bancorp announced its intent to file a registration statement with the Securities and Exchange Commission to register rights to purchase common stock that it would distribute as a dividend to all of its stockholders. Kankakee Bancorp’s board of directors view this potential issuance of common stock purchase rights as a possible source of future financing. In the distribution, all holders of Kankakee Bancorp common stock as of the record date set by the board will receive one right per common share that they own. If rights are issued to holders of Kankakee Bancorp common stock prior to completion of the merger, then rights will be granted to Aviston Financial’s stockholders as a right attached to the common stock issued to them in the merger. However, it is uncertain at this time whether any rights will be issued prior to completion of the merger. If they have not been issued, no rights will be included with the common stock issued to the Aviston Financial stockholders in the merger.

General. Kankakee Bancorp expects to issue one right per share of Kankakee Bancorp common stock. The rights will be issued as a dividend to all holders of Kankakee Bancorp common stock as of the record date, and, from the time of issuance will represent a right attached to the common stock. The rights will not be detachable from, or trade separately from, the common stock.

Until they are exercised, the rights will be evidenced, with respect to each then-outstanding common stock certificate, by such common stock certificate.

Exercise of Rights. Every four rights will entitle the holder to purchase one share of Kankakee Bancorp common stock at the exercise price, but only following a declaration by Kankakee Bancorp’s board that the rights are exercisable. Rights may not be used to purchase any fractional shares.

The initial exercise price of the rights will be $42.35 per share, subject to adjustment for changes in Kankakee Bancorp’s capital structure such as stock splits, and/or Kankakee Bancorp board action increasing the exercise price. The board may not decrease the exercise price.

Expiration. The rights will expire on December 31, 2004, unless the expiration date is advanced or extended by Kankakee Bancorp for any reason. Rights not exercised by the expiration date will be null and void.

Treatment of Right Holders. Until a right is exercised, the holder of a right will not have any separate rights as a stockholder of Kankakee Bancorp. However, the right holder’s rights with respect to Kankakee Bancorp common stock also owned by such holder will remain unchanged. Rights do not include any voting, dividend, liquidation or similar rights.

For a further description of Kankakee Bancorp common stock, see “Effect of the Merger on Rights of Stockholders.”

OTHER MATTERS

As of the date of this joint proxy statement-prospectus, each of our boards of directors knows of no matters that will be presented for consideration at the special meeting of our respective stockholders other than as described in this joint proxy statement-prospectus. However, if any other matters properly come before the Kankakee Bancorp or Aviston Financial special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer authority to vote for adjournment to solicit additional votes and discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

STOCKHOLDER PROPOSALS

Kankakee Bancorp expects to hold its next annual meeting of stockholders in April, 2004, after the merger. Under the rules of the Securities and Exchange Commission, proposals of Kankakee Bancorp stockholders intended to be presented at that meeting and included in Kankakee Bancorp’s proxy statement must be received by Kankakee Bancorp at its principal executive offices at 310 South Schuyler Avenue, Kankakee, Illinois 60901, no later than November 14, 2003. It is not currently anticipated that Aviston Financial will hold its annual meeting in 2004, unless the merger has not been completed or the merger agreement has been terminated.

EXPERTS

The consolidated financial statements of Kankakee Bancorp and its subsidiaries incorporated by reference in this joint proxy statement-prospectus, have been audited by McGladrey & Pullen, LLP, independent auditors, to the extent and for the periods indicated in their report, which is also incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

The consolidated financial statements of Aviston Financial and its subsidiary and of Aviston Bancorp, Inc. and its subsidiary included with this joint proxy statement-prospectus, have been audited by Hauk, Fasani, Ramsey, Kruse & Co. P.C., independent auditors, to the extent and for the periods indicated in their report, which is also included herein and have been included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

CERTAIN OPINIONS

The legality of the Kankakee Bancorp common stock to be issued as a result of the merger will be passed upon for Kankakee Bancorp by Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606.

RSM McGladrey, Inc. has delivered an opinion to us concerning material federal income tax consequences of the Merger. See “Description of Transaction—Material Federal Income Tax Consequences of the Merger.”

WHERE YOU CAN FIND MORE INFORMATION

Kankakee Bancorp files annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at The Woolworth Building, 233 Broadway, New York, New York 10027, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Kankakee Bancorp filed a registration statement with the Securities and Exchange Commission under the Securities Act relating to the Kankakee Bancorp common stock offered to our stockholders. The registration statement contains additional information about Kankakee Bancorp and the Kankakee Bancorp common stock. The Securities and Exchange Commission allows Kankakee Bancorp to omit certain information included in the registration statement from this joint proxy statement-prospectus. The registration statement may be inspected and copied at the Securities and Exchange Commission’s public reference facilities described above. The registration statement is also available on the Securities and Exchange Commission’s internet site.

INFORMATION INCORPORATED BY REFERENCE

This joint proxy statement-prospectus incorporates important business and financial information about us that is not included in or delivered with this joint proxy statement-prospectus. The following documents filed with the Securities and Exchange Commission by Kankakee Bancorp are incorporated by reference in this joint proxy statement-prospectus (Securities and Exchange Commission File No. 1-13676):

(1)	Kankakee Bancorp’s Annual Report on Form 10-K (file no. 001-15025) for the fiscal year ended December 31, 2002;

(2)	Kankakee Bancorp’s Proxy Statement to Stockholders on Schedule 14(a) (file no. 001-15025) for the 2003 Annual Meeting;

(3)	Kankakee Bancorp’s Quarterly Report on Form 10-Q (file no. 001-15025) for the three months ended March 31, 2003;

(4)	Kankakee Bancorp’s Current Report on Form 8-K (file no. 001-15025) dated April 24, 2003;

(5)	Kankakee Bancorp’s Current Report on Form 8-K (file no. 001-15025) dated April 30, 2003;

(6)	Kankakee Bancorp’s Current Report on Form 8-K (file no. 001-15025) dated May 28, 2003; and

(7)	Kankakee Bancorp’s Current Report on Form 8-K (file no. 001-15025) dated July 18, 2003.

Kankakee Bancorp also incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of special meeting. These documents may include Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You may obtain copies of the information incorporated by reference in this joint proxy statement-prospectus upon written or oral request. The inside front cover of this joint proxy statement-prospectus contains information about how such requests should be made.

All information contained in this joint proxy statement-prospectus or incorporated herein by reference with respect to Kankakee Bancorp was supplied by Kankakee Bancorp, and all information contained in this joint proxy statement-prospectus or incorporated herein by reference with respect to Aviston Financial was supplied by Aviston Financial.

REPORT OF INDEPENDENT ACCOUNTANTS

Shareholders and Board of Directors

Aviston Financial Corporation

We have audited the accompanying consolidated balance sheet of Aviston Bancorp, Inc. (the “Company”) and Subsidiary as of December 31, 2001 and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aviston Bancorp, Inc. at December 31, 2001, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hauk, Fasani, Ramsey, Kruse & Co. P.C.

St. Louis, Missouri

May 30, 2003

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2001

2001
(Dollars in thousands)
Assets:
Cash and due from banks	$935
Federal funds sold	3,850
Investment securities:
Held to maturity (at cost)	32,735
Available-for-sale (at estimated market value)	123
Loans, net of allowance for loan losses of $426	56,832
Premises and equipment	489
Accrued interest and other assets	1,443

Total assets	$96,407

Liabilities and shareholders’ equity:
Deposits:
Non interest-bearing	$6,156
Interest-bearing	70,081
Certificates of deposit over $100,000	8,836

Total deposits	85,073

Federal Home Loan Bank advances	400
Accrued expenses and other liabilities	625

Total liabilities	86,098

Shareholders’ equity:
Common stock, $1000 par value—authorized 3,000 shares; issued and outstanding 3,000 shares	300
Capital surplus	2,373
Retained earnings	7,652
Accumulated other comprehensive income	(16)

Total shareholders’ equity	10,309

Total liabilities and shareholders’ equity	$96,407

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2001

2001
(In thousands)
Interest income:
Interest and fees on loans	$4,600
Investment securities	1,909
Federal funds sold	298

Total interest income	6,807

Interest expense:
Deposits	4,428
Borrowings	28

Total interest expense	4,456

Net interest income	2,351
Provision for loan losses	252

Net interest income after provision for loan losses	2,099

Non-interest income:
Service charges on deposits	87
Net gain on sale of loans	33
Other income	27

Total non-interest income	147

Non-interest expense:
Salaries and employee benefits	478
Occupancy	163
Furniture and equipment	80
Data processing expense	87
Other expenses	473

Total non-interest expense	1,281

Income before income taxes	965
Provision for income taxes	260

Net income	$705

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2001

	Common Stock		Capital Surplus	Retained Earnings	Comprehensive Income(Loss)	Accumulated Other Shareholders’ Equity
	Shares	Par
	(Dollars in thousands)
Balance December 31, 2000	3,000	$300	$2,373	$6,947	$(17)	$9,603
Net income	—	—	—	705	—	705
Change in net unrealized gain on available-for-sale securities, net of tax	—	—	—	—	1	1
Prior period adjustment
Cash dividends declared	—	—	—	—	—	—

Balance December 31, 2001	3,000	$300	$2,373	$7,652	$(16)	$10,309

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2001

2001
(In thousands)
Operating Activities:
Net income	$705
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	80
Provision for loan losses	252
Other changes in assets and liabilities:
Accrued interest receivable and other assets	108
Accrued expenses and other liabilities	14

Cash provided by operating activities	1,159

Investing Activities:
Proceeds from maturities of securities available-for-sale	3,819
Loans made to customers, net of repayments	(3,348)
Loans made to Federal Reserve, net of repayments	(500)
Additions to premises and equipment, net	(13)

Cash (used) in investing activities	(42)

Financing Activities:
Net (decrease) in deposits	(2,646)
Net (decrease) in short-term borrowings	(200)

Cash (used) by financing activities	(2,846)

Net (decrease) in cash and cash equivalents	(1,729)
Cash and cash equivalents, beginning of period	6,514

Cash and cash equivalents, end of year	$4,785

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Accounting Policies:

Basis of Presentation. The accompanying Consolidated Financial Statements include the accounts of Aviston Bancorp, Inc. and its subsidiary, State Bank of Aviston. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized below.

Business. Our bank subsidiary, State Bank of Aviston, operates within one segment, the banking industry, and provides a full range of banking services to individual and corporate customers primarily in the immediate area surrounding Aviston, Illinois as well as to customers in the greater St. Louis, Missouri metropolitan area. Our bank is subject to intense competition from other financial institutions. Our bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Accounting Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

Investment Securities. Securities may be classified as held-to-maturity or available-for-sale. Only those securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities that are purchased with the intent to hold for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy or that may be sold to meet liquidity needs, are classified as available-for-sale securities. Available-for-sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, reported in other comprehensive income. Interest and dividends on securities, including amortization of premium and accretion of discounts, are reported in interest income using the interest method. Realized securities gains or losses are reported in the Consolidated Statements of Income. Gains and losses on securities are determined based on the specific identification method. As of December 31, 2001, all of our investment securities that are being used in our asset/liability strategy were classified as held-to-maturity. Only our mutual fund investment was classified as available-for-sale.

Loans. Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations represent the actual recoupment of costs incurred with the loan origination process and were recorded as the income was received or the expense was incurred.

When, in management’s opinion, interest on a loan will not be collected in the normal course of business or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the allowance for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

Allowance for Loan Losses. We maintain an allowance to absorb losses inherent in the loan portfolio. Credit losses are charged and recoveries are credited to the allowance. Provisions for credit losses are credited to the allowance in an amount that we consider necessary to maintain an appropriate allowance given the risk identified in the portfolio. The allowance is based on ongoing monthly assessments of the estimated losses inherent in the loan portfolio. Our monthly evaluation of the adequacy of the allowance is comprised of the following elements.

Larger commercial loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us.

Included in the review of individual loans are those that are impaired and we consider all non-accrual and renegotiated loans to be impaired. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans’ effective interest rate or fair value of the underlying collateral, if the loan is collateral dependent. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

Loans are graded on a risk-rating system that encompasses seven categories. Collateral protection and the borrower’s ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate allocation percentage for each loan grade.

Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. Residential mortgage loans are not individually risk-rated, but are identified as a “pool” of loans. Delinquent mortgage loans are segregated and allowance allocations are determined based on the same factors utilized for risk-rated loans.

An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pool of loans and to provide for the Company’s exposure to inherent but undetected losses within the overall loan portfolio.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in our judgment, reflect the impact of any current conditions on loss recognition. Factors that we consider in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, non-accrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and our internal loan reviews.

Allowances for individual loans are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.

Real Estate Owned. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding or disposing of the property.

Income Taxes. Income taxes are accounted for under the liability method, in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.

Cash and Cash Equivalents. For purposes of the Consolidated Statements of Cash Flows, we consider cash and due from banks, federal funds sold and other overnight investments to be cash equivalents. Cash balances in excess of Federal Depositors Insurance Corporation limits at December 31, 2001 were $537,312.

Critical Accounting Policies. We have established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in these footnotes to the Consolidated Financial Statements. Certain accounting policies involve significant judgments and assumptions by management that have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates that could have a material impact on the carrying values of assets and liabilities and the results of operations of our company.

We believe the allowance for loan losses is our critical accounting policy that requires the most significant judgments and estimates used in the preparation of our Consolidated Financial Statements. The information included above in this footnote details our estimation processes and methodology related to the allowance for loan losses.

Note 2. Investment Securities:

All of the Company’s investment securities have been classified in the Consolidated Balance Sheet as held-to-maturity with the exception of their mutual fund investment which is classified as available-for-sale. The following chart summarizes the company’s investment securities at December 31, 2001 had they been classified as available-for-sale:

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities Held-to-Maturity
U.S. government and agency securities	$24,446	$258	$—	$24,704
State and municipal securities	5,050	69	—	5,119
Mortgage-backed securities	114	—	—	114
Federal Home Loan Bank stock	299	—	—	299
Other securities and mutual funds	2,976	7	—	2,956

Subtotal	$32,735	$334	$—	$33,069

Securities Available-For-Sale
Mutual funds	150	—	27	123

Total	$32,885	$334	$27	$33,192

The Bank, as a member of the Federal Home Loan Bank of Chicago (the “FHLB”), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value that is equal to cost.

Investment securities with a carrying value of $4.0 million at December 31, 2001 were pledged to secure public deposits and short-term borrowings.

The contractual maturities of securities at December 31, 2001 were as follows:

	December 31, 2001
	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$4,256	$4,334
Due from one year to five years	15,676	15,752
Due from five years to ten years	12,090	12,268
Due after ten years	300	302

Subtotal	32,322	32,656

Federal Home Loan stock	299	299
Mutual Funds	150	123
Mortgage-backed securities	114	114

Total	$32,885	$33,192

Note 3. Loans:

The components of loans in the Consolidated Balance Sheets were as follows:

December 31, 2001
(In thousands)
Commercial	$5,014
Real estate-construction	3,179
Real estate-mortgage:
One-to four-family residential	24,608
Multi-family and commercial	8,204
Agricultural	8,930
Consumer and other	7,323

Total loans	57,258
Allowance for loan losses	(426)

Net loans	$56,832

An analysis of the change in the allowance for loan losses follows:

December 31, 2001
(In thousands)
Balance, December 31, 2000	$391
Loans charged off	(287)
Recoveries	70

Net loans charged off	(217)
Provision for loan losses	252

Balance, end of year	$426

We feel that the allowance for loan losses is adequate relative to the inherent risk in the loan portfolio. In reviewing the adequacy of allowance for loan losses, we considered the factors described in Note 1 to these consolidated financial statements as well as our loan growth and our strategic intention to increase the amount of larger commercial real estate loans.

The recorded investment in loans that were considered to be impaired was $218,000 at December 31, 2001, all of which have had the accrual of interest discontinued. The related allowance for these impaired loans was $32,700. Interest income that would have been recognized for non-accrual loans and cash basis income on non-accrual loans was not significant in 2001.

Aviston Bancorp, Inc. and State Bank of Aviston have entered into transactions with our directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans outstanding to such related parties at December 31, 2001, totaled $671,000. In addition, there were unfunded loan commitments to related parties of $1,117,000. Related party loans increased $458,000, net of repayments, in 2001. As of December 31, 2001, no related party loans were past due 30 days or more.

Note 4. Premises and Equipment:

Components of premises and equipment as of December 31, 2001 were as follows:

December 31, 2001
(In thousands)
Land	$17
Bank premises	523
Furniture and equipment	303

Total cost	843
Less accumulated depreciation	(354)

Net book value	$489

At December 31, 2001, there were no material leases on any premises or equipment.

Note 5. Deposits:

Deposits consisted of the following:

December 31, 2001
(In thousands)
Non interest-bearing	$6,156
Interest-bearing demand	5,775
Money market accounts	2,014
Savings	8,441
Time and IRA certificates under $100,000	53,851

Total core deposits	76,237
Time and IRA certificates over $100,000	8,836

Total deposits	$85,073

Amounts and Maturities of Certificates of Deposit:

December 31, 2001
(In thousands)
Due in one year or less	$46,711
Due from one year to three years	9,010
Over three years	6,966

Total	$62,687

Note 6. Income Taxes:

Our results include income tax expense (benefit) as follows:

Period Ended December 31, 2001
(In thousands)
Current:
Federal	$242
State and local	—
Deferred	18

Total	$260

The tax effects of temporary differences that gave rise to the net deferred tax liability of $94,000 at December 31, 2001 was primarily related to the depreciation expensed in computing tax basis net income but not currently deducted for book purposes.

Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

Period Ended December 31, 2001
(In thousands)
Computed expected tax expense	$332
Tax-exempt income	(72)

Total income tax expense	$260

Note 7. Federal Home Loan Bank Advances:

Federal Home Loan Bank (FHLB) advances consisted of the following at year-end:

December 31, 2001
(In thousands)
Notes payable to FHLB, interest payable monthly at rates of 5.85% and 5.97%, principal balance due at maturity of April 1, 2003 and April 1, 2005, secured by stock in FHLB and certain loans	$400

A summary of projected annual principal reductions of Federal Home Loan Bank advances as of December 31, 2001 is as follows:

Year	Annual Principal Reductions
(In thousands)
2003	$200
2004	—
2005	200

Total	$400

As collateral for the Federal Home Loan Bank advances, State Bank of Aviston has entered into a blanket agreement that pledges first mortgage loans, commercial real estate loans and specific investment securities with advance rates of 135%, 175% and 105%, respectively, of the collateral.

Note 8. Employee Benefits:

The Bank has a profit sharing plan in effect for virtually all full-time employees. Salaries and employee benefits expense included $30,195 for the period ended December 31, 2001 for such plan. Contributions under the profit sharing plan are made at the discretion of management and the Board of Directors and therefore will never become an unfunded liability.

Note 9. Officers Bonus:

The Bank has an officer bonus plan in effect for executive management. Salaries and employee benefits expense included $110,328 for the period ended December 31, 2001 for the plan. Payments under the bonus plan are made at the discretion of management and the Board of Directors and will therefore never become an unfunded liability.

Note 10. Concentrations of Credit:

Substantially all of our loans, commitments and commercial and standby letters of credit have been granted to customers that are customers of our subsidiary bank in our market area and we are thereby subject to this significant concentration of credit risk. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. Investments in state and municipal securities also involve governmental entities within our market area.

Note 11. Regulatory Matters:

Aviston Bancorp, Inc. and State Bank of Aviston are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can result in mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct, material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and our subsidiary bank must meet specific capital guidelines that involve quantitative measures of our and the bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. We and our subsidiary bank’s capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulators to ensure capital adequacy require our subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2001, our subsidiary bank met all applicable capital adequacy requirements. Because consolidated assets are less than $150 million, regulators monitor the capital adequacy of the subsidiary bank and do not measure the holding company’s capital adequacy.

The FDIC completed their examination of the Bank. Although we have not received their written report from their exam as of September 30, 2001, we believe that our subsidiary bank was categorized as well capitalized under the regulatory framework.

The actual and required capital amounts and ratios as of December 31, 2001, for the State Bank of Aviston are listed in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2001:

Total Capital (to Risk-Weighted Assets)	$10,700	18.59%	$4,605	8.00%	$5,756	10.00%

Tier 1 Capital (to Risk-Weighted Assets)	10,274	17.85	2,302	4.00	3,454	6.00

Tier 1 Capital (to Average Assets)	10,274	10.59	3,881	4.00	4,851	5.00

Note 12. Parent Company Condensed Financial Information:

Following are our condensed financial statements (parent company only) for the period indicated:

Balance Sheet

December 31, 2001
(In thousands)
Assets:
Cash and cash equivalents	$11
Investment in subsidiary	10,277
Other assets	21

Total assets	$10,309

Liabilities and shareholders’ equity:
Total shareholders’ equity	$10,308

Total liabilities and shareholders’ equity	$10,308

Statement of Income

Period Ended December 31, 2001
(In thousands)
Income:
Total income	$—
Expenses:
Other operating expenses	42

Total expenses	42

Loss before income tax benefit and equity in undistributed income of subsidiary	(42)
Income tax benefit	15

Loss before equity in undistributed income of subsidiary	(27)
Equity in undistributed income of subsidiary	731

Net income	$705

Statement of Cash Flows

Period Ended December 31, 2001
(In thousands)
Operating Activities:
Net income	$705
Adjustment to reconcile net income to net cash used in operating activities:
Net income of subsidiary	(731)
Other, net	(16)

Cash used in operating activities	(42)

Net decrease in cash and cash equivalents	(42)
Cash and cash equivalents, beginning of period	53

Cash and cash equivalents, end of year	$11

REPORT OF INDEPENDENT ACCOUNTANTS

Shareholders and Board of Directors

Aviston Financial Corporation

We have audited the consolidated statements of income and cash flows for the 296-day period ended October 23, 2002 of Aviston Bancorp, Inc. (the “Company”) and its Subsidiary. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of the operations and cash flows of Aviston Bancorp, Inc. for the 296-day period ended October 23, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hauk, Fasani, Ramsey, Kruse & Co. P.C.

St. Louis, Missouri

June 6, 2003

CONSOLIDATED STATEMENT OF INCOME

FOR THE 296-DAY PERIOD ENDED

OCTOBER 23, 2002

296 Day Period Ended October 23, 2002
(In thousands)
Interest income:
Interest and fees on loans	$3,534
Investment securities	1,303
Federal funds sold	30

Total interest income	4,867

Interest expense:
Deposits	2,384
Borrowings	16

Total interest expense	2,400

Net interest income	2,467
Provision for loan losses	220

Net interest income after provision for loan losses	2,247

Non-interest income:
Service charges on deposits	100
Net gain on sale of loans and securities	57
Other income	130

Total non-interest income	287

Non-interest expense:
Salaries and employee benefits	459
Occupancy	129
Telephone and postage	37
Advertising	4
Furniture and equipment	39
Data processing expense	78
Other expense	266

Total non-interest expense	1,012

Income before income taxes	1,522
Provision for income taxes	481

Net income	$1,041

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE 296-DAY PERIOD ENDED OCTOBER 23, 2002

296 Day Period Ended October 23, 2002
(In thousands)
Operating Activities
Net income	$1,041
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39
Provision for loan loss	220
Other changes in assets and liabilities:
Accrued interest receivable	10
Other assets	338
Accrued interest payable	(184)
Other accrued liabilities	(49)
Other assets	(5)

Cash provided by operating activities	1,409

Investing Activities:
Proceeds from sales and maturities of securities held-to-maturity	4,837
Loans made to customers, net of repayments	(6,131)
Loans made to Federal Reserve, net of repayments	(810)
Additions to premises and equipment, net	(91)

Cash (used) by investing activities	(2,195)

Financing Activities:
Net (decrease) increase in deposits	339

Cash provided by financing activities	339

Net (decrease) increase in cash and cash equivalents	(447)
Cash and cash equivalents, beginning of year	4,785

Cash and cash equivalents, end of year	$4,338

Supplemental information:
Cash paid for interest expense	$2,585

Cash paid for income taxes	$455

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Accounting Policies:

Basis of Presentation. The accompanying Consolidated Financial Statements include the accounts of Aviston Bancorp, Inc. and its subsidiary State Bank of Aviston. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized.

All amounts disclosed in schedules and not within the footnote itself are in thousands. Balances referenced within the footnote are rounded to whole dollars unless otherwise noted.

Business. The bank subsidiary, State Bank of Aviston, operates within one segment, the banking industry, and provides a full range of banking services to individual and corporate customers primarily in the immediate area surrounding Aviston, Illinois as well as to customers in the greater St. Louis, Missouri metropolitan area. The bank is subject to intense competition from other financial institutions. The bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Accounting Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

Investment Securities. Securities may be classified as held-to-maturity or available-for-sale. Only those securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities that are purchased with the intent to hold for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy or that may be sold to meet liquidity needs, are classified as available-for-sale securities. Available-for-sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, reported in other comprehensive income. Interest and dividends on securities, including amortization of premium and accretion of discounts, are reported in interest income using the interest method. Realized securities gains or losses are reported in the Consolidated Statements of Income. Gains and losses on securities are determined based on the specific identification method.

Loans. Interest income on loans is generally accrued on a simple interest basis. Loan fees charged by the bank represent an estimate of direct out-of-pocket costs associated with the loan and therefore have not been capitalized by the Bank. Loan fees and direct costs of loan originations during the 296 day period ended October 23, 2002 were immaterial and recorded as the income was received or the expense was incurred.

When, in management’s opinion, interest on a loan will not be collected in the normal course of business or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the allowance for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

Allowance for Loan Losses. We maintain an allowance to absorb losses inherent in the loan portfolio. Credit losses are charged and recoveries are credited to the allowance. Provisions for credit losses are credited to the allowance in an amount that we consider necessary to maintain an appropriate allowance given the risk identified in the portfolio. The allowance is based on ongoing monthly assessments of the estimated losses inherent in the loan portfolio. Our monthly evaluation of the adequacy of the allowance is comprised of the following elements.

Larger commercial loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us.

Included in the review of individual loans are those that are impaired and we consider all non-accrual and renegotiated loans to be impaired. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans’ effective interest rate or fair value of the underlying collateral, if the loan is collateral dependent. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

Loans are graded on a risk-rating system that encompasses seven categories. Collateral protection and the borrower’s ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate allocation percentage for each loan grade.

Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. Residential mortgage loans are not individually risk-rated, but are identified as a “pool” of loans. Delinquent mortgage loans are segregated and allowance allocations are determined based on the same factors utilized for risk-rated loans.

An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pool of loans and to provide for the Company’s exposure to inherent but undetected losses within the overall loan portfolio.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in our judgment, reflect the impact of any current conditions on loss recognition. Factors that we consider in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, non-accrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and our internal loan reviews.

Allowances for individual loans are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.

Income Taxes. Income taxes are accounted for under the liability method, in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.

Cash and Cash Equivalents. For purposes of the Consolidated Statements of Cash Flows, we consider cash and due from banks, federal funds sold and other overnight investments to be cash equivalents.

Critical Accounting Policies. We have established various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in these footnotes to the Consolidated Financial Statements. Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of our company.

We believe the allowance for loan losses is our critical accounting policy that requires the most significant judgments and estimates used in the preparation of our Consolidated Financial Statements. The information included above in this footnote details our estimation processes and methodology related to the allowance for loan losses.

Recently Issued Accounting Pronouncements. In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying account related to an asset, liability or equity security of the guaranteed party. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified subsequent to December 31, 2002. FIN 45 also expands the disclosures to be made by guarantors, effective as of December 15, 2002, to include the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligation under the guarantee. Guarantees for standby letters of credit entered into by the Company are disclosed in Footnote 14. The Company does not expect the requirements of FIN 45 to have a material impact on its results of operations, financial position or liquidity.

Note 2. Acquisition:

On October 23, 2002, we were acquired by Aviston Financial Corporation. Aviston Bancorp, Inc. ceased operations on the date of the acquisition and was dissolved on June 3, 2003. The operations of the Bank are included in our consolidated Statements of Income for the 296 days ended October 23, 2002 and in acquirers’ consolidated Statements of Income for the 69 day period ended December 31, 2002.

The following table summarizes the estimated fair market values of the Bank’s unaudited assets and liabilities at the date of the acquisition.

October 23, 2002
(In thousands)
Cash and cash equivalents	$4,338
Investment securities	29,782
Net loans	58,848
Premises and equipment	1,295
Intangible assets	4,000
Other assets	680

Total assets acquired	$98,943

Deposits	$85,920
FHLB advances	400
Other liabilities	42

Total liabilities assumed	86,362

Net assets acquired or (liabilities) assumed	$12,581

The purchase price of Aviston Bancorp, Inc. was $12 million. The payment of the purchase was for $8.7 million in cash at close, a non-interest bearing note to our shareholders of $2.0 million payable in equal semi-annual installments of $100,000 beginning in April of 2003, and a non-interest bearing escrow account of $1.3 million for repayment to the Bank in the event certain specific loans are charged-off.

The $1.3 million of the original purchase price was placed in escrow as a part of the acquisition of the Bank. The escrow was deemed necessary to cover potential losses on specific loans identified during our pre-acquisition due diligence. The escrow funds are to be held until specific loans have been paid off or restructured. If in the event that these loans result in a charge-off or are restructured to the detriment to the Bank, then the escrowed funds will be returned to us. The funds can then be used to increase the capital of the Bank by offsetting the loan loss provision expense that would be necessary if a loss were to be recognized on these loans.

The Bank was founded in 1909. The Bank’s longevity, community service and goodwill within the community and outlying areas created goodwill in excess of the fair market value of the Bank’s underlying assets.

Note 3. Subsequent Event:

On May 27, 2003, Aviston Financial Corporation and Kankakee Bancorp (KNK) announced a proposed merger of Aviston Financial Corporation with and into Kankakee Bancorp. After the completion of the merger, the name of the company will be Kankakee Bancorp, Inc.

At the same time as or shortly following the merger of Aviston Financial Corporation into KNK, it is proposed that the KNK subsidiary thrift, KFS Bank, F.S.B. be merged into the State Bank of Aviston.

The proposed merger would exchange one share of Aviston Financial Corporation stock for .707 shares of KNK.

The Board of Directors of Aviston Financial Corporation has agreed to allow those employees with options outstanding the chance to exercise their options, as all options outstanding at the time of the merger will be extinguished. The approximate net value to the employee after exercise price of $20 per share is $7 per share.

Note 4. Income Taxes:

The results include income tax expense (benefit) as follows:

296-Day Period Ended October 23,2002
(In thousands)
Current
Federal	$489
State and local	8
Deferred	(16)

Total	$481

Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

296-Day Period Ended October 23, 2002
(In thousands)
Computed expected tax expense	$534
Tax-exempt income	(53)

Total income tax expense	$481

Note 5. Employee Benefits:

We have a profit sharing plan in effect for substantially all full-time employees. Salaries and employee benefits expense included $20,319 for the 296 day period ended October 23, 2002 for such plan. Contributions under the profit sharing plan are made at the discretion of our management and Board of Directors and therefore will never become an un-funded liability.

REPORT OF INDEPENDENT ACCOUNTANTS

Shareholders and Board of Directors

Aviston Financial Corporation

We have audited the accompanying consolidated balance sheet of Aviston Financial Corporation (the “Company”) and its Subsidiaries as of December 31, 2002 and the related consolidated statements of income, shareholders’ equity and cash flows for the 69 day period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aviston Financial Corporation at December 31, 2002, and the consolidated results of its operations and its cash flows for the 69 day period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ Hauk, Fasani, Ramsey, Kruse & Co. P.C.

St. Louis, Missouri

February 21, 2003

Except for Note 2 as for which the date is June 6, 2003

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2002

2002
(In thousands)
Assets:
Cash and due from banks	$1,399
Federal funds sold	660
Investment securities:
Available-for-sale (at estimated market value)	27,619
Loans, net of allowance for loan losses of $1,264	60,877
Premises and equipment	1,284
Accrued interest and other assets	595
Goodwill	4,000

Total assets	$96,434

Liabilities and shareholders’ equity:
Deposits:
Non interest-bearing	$7,852
Interest-bearing	68,483
Certificates of deposit over $100,000	6,499

Total deposits	82,834

Federal Home Loan Bank advances	400
Notes payable	2,625
Accrued expenses and other liabilities	596

Total liabilities	86,455

Shareholders’ equity:
Common stock, $10 par value—authorized 750,000
shares; issued and outstanding 483,826 shares	4,838
Capital surplus	4,838
Retained earnings	211
Accumulated other comprehensive income	92

Total shareholders’ equity	9,979

Total liabilities and shareholders’ equity	$96,434

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

FOR THE 69-DAY PERIOD ENDED DECEMBER 31, 2002

(In thousands)
Interest income:
Interest and fees on loans	$840
Investment securities	249
Federal funds sold	9

Total interest income	1,098

Interest expense:
Deposits	446
Borrowings	10

Total interest expense	456

Net interest income	642
Provision for loan losses	52

Net interest income after provision for loan losses	590

Non-interest income:
Service charges on deposits	20
Mortgage banking revenue	33
Net gain on sale of securities	9
Other income	4

Total non-interest income	66

Non-interest expense:
Salaries and employee benefits	171
Occupancy	30
Advertising	3
Telephone and postage	9
Furniture and equipment	11
Data processing expense	17
Other expenses	51

Total non-interest expense	292

Income before income taxes	364
Provision for income taxes	153

Net income	$211

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE 69-DAY PERIOD ENDED DECEMBER 31, 2002

	Common Stock		Capital Surplus	Retained Earnings	Comprehensive Income(Loss)	Total Shareholders’ Equity	Accumulated Other Comprehensive Income
	Shares	Par
	(In thousands)
Balance October 23, 2002		$—	$—	$—	$—	$—
Issuance of stock	483,826	4,838	4,838	—	—	9,676
Net income	—	—	—	211	—	211	$211
Change in net unrealized gain on available-for-sale securities, net of tax	—	—	—	—	92	92	92

Comprehensive income							$303

Cash dividends declared	—	—	—	—	—	—

Balance December 31, 2002	483,826	$4,838	$4,838	$211	$92	$9,979

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE 69-DAY PERIOD ENDED DECEMBER 31, 2002

(In thousands)
Operating Activities:
Net income	$211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14
Provision for loan losses	52
Gain on sales of stock held-available-for-sale	(9)
Other changes in assets and liabilities:
Accrued interest receivable and other assets	85
Accrued expenses and other liabilities	819

Cash provided by operating activities	1,172

Investing Activities:
Purchase of Subsidiary common stock	(8,700)
Proceeds from maturities of securities held-to-maturity	3,000
Proceeds from sales of securities held available-for-sale	11
Loans made to customers, net of repayments	(4,430)
Loans made to Federal Reserve, net of repayments	4,000
Additions to premises and equipment, net	(3)

Cash (used) in investing activities	(6,122)

Financing Activities:
Net (decrease) in deposits	(3,292)
Net increase in short-term borrowings	625
Sale of common stock to shareholders	9,676

Cash provided by financing activities	7,009

Net increase in cash and cash equivalents	2,059
Cash and cash equivalents, beginning of period	0

Cash and cash equivalents, end of year	$2,059

Supplemental information:
Cash paid for interest expense	$492

Cash paid for income taxes	$140

Non-cash investing and financing activities:
Issuance of note payable in connection with purchase of subsidiary	$2,000

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Accounting Policies:

Basis of Presentation. The accompanying Consolidated Financial Statements include the accounts of Aviston Financial Corporation and its subsidiaries, Aviston Bancorp, Inc. and State Bank of Aviston. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized.

All amounts disclosed in schedules and not within the footnote itself are in thousands. Balances referenced within the footnote are rounded to whole dollars unless otherwise noted.

Business. Our bank subsidiary, State Bank of Aviston, operates within one segment, the banking industry, and provides a full range of banking services to individual and corporate customers primarily in the immediate area surrounding Aviston, Illinois as well as to customers in the greater St. Louis, Missouri metropolitan area. Our bank is subject to intense competition from other financial institutions. Our bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Aviston Bancorp, Inc. is the original holding company owner of State Bank of Aviston. This holding company was created in 1972 to allow greater flexibility in raising capital for the Bank. Aviston Bancorp, Inc. has been dormant since the acquisition.

Accounting Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

Transfers of financial assets. Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities was issued in September 2000 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001. Also, it is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The effect of this new standard on the 2002 consolidated financial statements was immaterial.

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Investment Securities. Securities may be classified as held-to-maturity or available-for-sale. Only those securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities that are purchased with the intent to hold for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy or that may be sold to meet liquidity needs, are classified as available-for-sale securities. Available-for-sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, reported in other comprehensive income. Interest and dividends on securities, including amortization of premium and accretion of discounts, are reported in interest income using the interest method. Realized securities gains or losses are reported in the Consolidated Statements of Income. Gains and losses on securities are determined based on the specific identification method. As of December 31, 2002, all of our investment securities that are being used in our asset/liability strategy were classified as available-for-sale.

Loans. Interest income on loans is generally accrued on a simple interest basis. Loan fees charged by the bank represent an estimate of direct out-of-pocket costs associated with the loan and therefore have not been capitalized by the Bank. Loan fees and direct costs of loan originations during the 69-day period ended December 31, 2002 were immaterial and recorded as the income was received or the expense was incurred.

When, in management’s opinion, interest on a loan will not be collected in the normal course of business or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the allowance for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

Allowance for Loan Losses. We maintain an allowance to absorb losses inherent in the loan portfolio. Credit losses are charged and recoveries are credited to the allowance. Provisions for credit losses are credited to the allowance in an amount that we consider necessary to maintain an appropriate allowance given the risk identified in the portfolio. The allowance is based on ongoing monthly assessments of the estimated losses inherent in the loan portfolio. Our monthly evaluation of the adequacy of the allowance is comprised of the following elements.

Larger commercial loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us.

Included in the review of individual loans are those that are impaired and we consider all non-accrual and renegotiated loans to be impaired. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans’ effective interest rate or fair value of the underlying collateral, if the loan is collateral dependent. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

Loans are graded on a risk-rating system that encompasses seven categories. Collateral protection and the borrower’s ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate allocation percentage for each loan grade.

Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. Residential mortgage loans are not individually risk-rated, but are identified as a “pool” of loans. Delinquent mortgage loans are segregated and allowance allocations are determined based on the same factors utilized for risk-rated loans.

An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pool of loans and to provide for the Company’s exposure to inherent but undetected losses within the overall loan portfolio.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in our judgment, reflect the impact of any current conditions on loss recognition. Factors that we consider in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, non-accrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and our internal loan reviews.

Allowances for individual loans are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The book value of our premises and equipment was adjusted to the fair market value at the closing of the bank acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.

Real Estate Owned. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding or disposing of the property.

Goodwill. In 2001, the Financial Accounting Standards Board (FASB) issued two new Statements of Financial Accounting Standards (SFAS), SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. The Company adopted these statements in 2001, however, there was no Goodwill on the balance sheet at that time. In 2002, the Company has implemented these statements in conjunction with the purchase of the Bank. In accordance with SFAS No. 142, goodwill deemed to have an indefinite life will no longer be amortized but will be subject to impairment tests in accordance with this statement. In 2003, the Company will perform the required impairment tests of goodwill and will determine if any impairment exists as of the valuation date relative to the fair value of the Company’s net assets compared to the cost basis. If for any future period we determine that there has been impairment in the carrying value of our goodwill balances, we will record a charge to our earnings, which could have a material adverse effect on our net income.

The October 2002 acquisition of the Bank resulted in $4.0 million in goodwill that will not be amortized. There were no core deposit intangible assets to be recorded on the acquisition due to the historically low interest rate environment and since the rates being paid on the bank’s deposits plus the related costs associated with servicing the deposits exceeded the cost of alternative funding sources. There were no deferred tax assets recorded as a result of the acquisition. In the unlikely event that there is a future impairment and subsequent write-down in our goodwill, we will not be able to recognize any tax benefit from the impairment recognition.

Income Taxes. Income taxes are accounted for under the liability method, in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.

Cash and Cash Equivalents. For purposes of the Combined Statements of Cash Flows, we consider cash and due from banks, federal funds sold and other overnight investments to be cash equivalents. Cash balances in excess of Federal Depositors Insurance Corporation limits at December 31, 2002 were $962,451.

Critical Accounting Policies. We have established various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in these footnotes to the Consolidated Financial Statements. Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of our company.

We believe the allowance for loan losses is our critical accounting policy that requires the most significant judgments and estimates used in the preparation of our Consolidated Financial Statements. The information included above in this footnote details our estimation processes and methodology related to the allowance for loan losses.

Recently Issued Accounting Pronouncements. In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying account related to an asset, liability or equity security of the guaranteed party. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified subsequent to December 31, 2002. FIN 45 also expands the disclosures to be made by guarantors, effective as of December 15, 2002, to include the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligation under the guarantee. Guarantees for standby letters of credit entered into by the Company are disclosed in Footnote 15. The Company does not expect the requirements of FIN 45 to have a material impact on its results of operations, financial position or liquidity.

Accounting for Stock-Based Compensation. In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, which provides transition guidance from accounting under APB Opinion No. 25, Accounting for Stock Issued to Employees, to SFAS No. 123’s, Accounting for Stock-Based Compensation, which provides for a fair value method of accounting, if a company elects. We have elected to continue to account for stock-based employee compensation under APB Opinion No. 25.

At December 31, 2002, the Company had a stock-based employee compensation plan, which is described more in Note 13. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25 and related interpretations. No stock option based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the company has applied the fair value recognition provisions of SFAS No. 123 to stock option based employee compensation. As discussed in Footnote 2, the fair value of the stock options issued as of December 31, 2002 will reflect the tentative offer by KNK.

(Dollars in thousands, except per share data)
Net income as reported	$211
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax expense benefit	(7)

Pro forma net income	$204

Shares outstanding:
Issued	483,826
Dillutive effect of options outstanding	489

Fully diluted shares	484,315

Earnings per share:
Basic-as reported	$0.44
Basic-pro forma	$0.42

Diluted-as reported	$0.44
Diluted-pro forma	$0.42

Note 2: Subsequent Event:

On May 27, 2003, Aviston Financial Corporation and Kankakee Bancorp (KNK) announced a proposed merger of Aviston Financial Corporation with and into Kankakee Bancorp. After the completion of the merger, the name of the company will be Kankakee Bancorp, Inc.

At the same time as or shortly following the merger of Aviston Financial Corporation into KNK, it is proposed that the KNK subsidiary thrift, KFS Bank, F.S.B. be merged into the State Bank of Aviston.

The proposed merger would exchange one share of Aviston Financial Corporation stock for 0.707 shares of KNK.

The Board of Directors of Aviston Financial Corporation has agreed to allow those employees with options outstanding the chance to exercise their options, as all options outstanding at the time of the merger will be extinguished. The approximate net value after exercise price of $20 per share, to the employee is $7 per share.

Note 3. Acquisition:

On October 23, 2002, we completed the 100% acquisition of Aviston Bancorp, Inc., the 100% parent of the State Bank of Aviston (the Bank). Aviston Bancorp, Inc. ceased operations on the date of the acquisition and was dissolved June 3, 2003. The operations of the Bank are included in our consolidated Statements of Income from the date of acquisition. The acquisition of the Bank will allow our shareholders the opportunity to participate in the unique experience of running a successful community bank and participating in the growth of its operations.

The following table summarizes the estimated fair market values of the Bank’s unaudited assets and liabilities at the date of the acquisition:

October 23, 2002
(In thousands)
Cash and cash equivalents	$4,338
Investment securities	29,782
Net loans	58,848
Premises and equipment	1,295
Intangible assets	4,000
Other assets	680

Total assets acquired	$98,943

Deposits	$85,920
FHLB advances	400
Other liabilities	42

Total liabilities assumed	86,362

Net assets acquired or (liabilities) assumed	$12,581

The purchase price of the Bank was $12 million. The payment of the purchase was for $8.7 million in cash at close, a non-interest bearing note to the seller of $2.0 million non-interest bearing payable in equal semi-annual installments of $100,000 beginning in April of 2003, and a non-interest bearing escrow account of $1.3 million for repayment to the Bank in the event certain specific loans are charged-off.

The $1.3 million of the original purchase price was placed in escrow as a part of the acquisition of the Bank. The escrow was deemed necessary to cover potential losses on specific loans identified during our pre-acquisition due diligence. The escrow funds are to be held until specific loans have been paid off or restructured. If in the event that these loans result in a charge-off or are restructured to the detriment to the Bank, then the escrowed funds will be returned to us. The funds can then be used to increase the capital of the Bank by offsetting the loan loss provision expense that would be necessary if a loss were to be recognized on these loans.

The Bank was founded in 1909. The Bank’s longevity, community service, and goodwill within the community and outlying areas created goodwill in excess of the fair market value of the Bank’s underlying assets.

Note 4. Investment Securities:

All of the Company’s investment securities have been classified in the Consolidated Balance Sheet as available for sale with the exception of the Federal Home Loan Bank stock. The following chart summarizes the company’s investment securities at December 31, 2002:

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
U.S. government and agency securities	$19,412	$137	$—	$19,549
State and municipal securities	4,121	16	—	4,137
Mortgage-backed securities	334	—	—	334
Federal Home Loan Bank stock	315	—	—	315
Other securities	3,284	—	—	3,284

Total	$27,466	$153	$—	$27,619

The Bank, as a member of the Federal Home Loan Bank of Chicago (the “FHLB”), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value that is equal to cost.

During the 69-day period ending December 31, 2002, the Company sold only one security holding. The Bank’s investments in FarmerMac securities were sold for $11,000. The Company realized gains on the security sale of $9,000.

Investment securities with a carrying value of $6.9 million at December 31, 2002 were pledged to secure public deposits and short-term borrowings as required or permitted by law.

The contractual maturities of securities at December 31, 2002 were as follows:

	December 31, 2002
	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$3,360	$3,360
Due from one year to five years	13,394	13,481
Due from five years to ten years	10,053	10,119
Due after ten years	—	—

Subtotal	26,807	26,960
Federal Home Loan stock	315	315
Mortgage-backed securities	344	344

Total	$27,466	$27,619

Note 5. Loans:

The components of loans in the Consolidated Balance Sheet were as follows:

December 31, 2002
(In thousands)
Commercial	$7,599
Real estate-construction	2,013
Real estate-mortgage:
One-to four-family residential	20,664
Multi-family and commercial	13,945
Agricultural	9,841
Consumer and other	8,079

Total loans	62,141
Allowance for loan losses	(1,264)

Net loans	$60,877

An analysis of the change in the allowance for loan losses follows:

(In thousands)
Beginning balance October 24, 2002	$—
Purchase of Bank	1,263
Loan value activity
Loans charged off	(89)
Recoveries	38

Net loans charged off	(51)

Provision for loan loss	52

Ending balance December 31, 2002	$1,264

We believe that our allowance for loan losses is adequate relative to the inherent risk in our loan portfolio and in conjunction with the loan escrow held by the Parent Company. In reviewing the adequacy of allowance of loan losses, we considered the factors described in Note 1 to these consolidated financial statements as well as our loan growth and our strategic intention to increase the amount of larger commercial real estate loans.

The recorded investment in loans that were considered to be impaired was $38,000 at December 31, 2002, all of which have had the accrual of interest discontinued. The related allowance for these impaired loans was $25,000. Interest income that would have been recognized for non-accrual loans and cash basis income on non-accrual loans was not significant in 2002. Other real estate owned and foreclosed assets were $22,700 at December 31, 2002.

Our subsidiary bank and we have entered into transactions with our directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans outstanding to such related parties at December 31, 2002, totaled $387,000. In addition, there were unfunded loan commitments to related parties of $900,000 at December 31, 2002. During 2002, $197,000 of new loans and $118,000 of repayments were made on related party loans. As of December 31, 2002, no related party loans were past due 30 days or more.

Note 6. Premises and Equipment:

Components of premises and equipment as of December 31, 2002 were as follows:

December 31, 2002
(In thousands)
Land	$90
Bank premises	1,146
Furniture and equipment	62

Total cost	1,298
Less accumulated depreciation	(14)

Net book value	$1,284

At December 31, 2002, we do not have any material leases on any premises or equipment.

Note 7. Goodwill:

Our goodwill of $4 million from the acquisition on October 23, 2002 of our subsidiary bank, and in accordance with guidance of SFAS 142, this goodwill will not be amortized but will be subject to annual impairment tests. There was no deferred tax assets recorded as a result of the recognition of goodwill. In the unlikely event that there is a future impairment and subsequent write-down in our goodwill, we will not be able to recognize any tax benefit from the impairment recognition.

Note 8. Deposits:

Deposits consisted of the following:

December 31, 2002
(In thousands)
Non interest-bearing	$7,852
Interest-bearing demand	7,135
Money market accounts	8,712
Savings	8,456
Time and IRA certificates under $100,000	44,180

Total core deposits	76,335
Time and IRA certificates over $100,000	6,499

Total deposits	$82,834

Amounts and Maturities of Certificates of Deposit

December 31, 2002
(In thousands)
Due in one year or less	$30,129
Due from one year to three years	17,142
Due from three years to five years	3,408
Due after five years	—

Total	$50,679

Note 9. Income Taxes:

Our results include income tax expense (benefit) as follows:

Period Ended December 31, 2002
(In thousands)
Current
Federal	$151
State and local	2
Deferred	—

Total	$153

The tax effects of temporary differences that gave rise to the net deferred tax liability of $481,552 at December 31, 2002 is presented below:

(In thousands)
Deferred tax assets:
Allowance for loan losses	$161
Purchase accounting adjustment related to deposit liabilities purchased	300

Total deferred tax assets	461

Deferred tax liabilities:
Depreciation (Includes purchase price accounting)	(380)
Purchase accounting adjustment related to security valuations	(330)
Investments in debt and equity securities	(64)
Section 481(a) adjustment on accrual converion	(13)
Other	(117)

Total deferred tax liabilities	(904)

Net deferred tax liability	$(443)

A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. We had not established a valuation allowance as of December 31, 2002, due to management’s belief that all criteria for recognition had been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

Income tax expense as reported differs from the amounts computed by applying the statutory federal income tax rate to pre-tax income as follows:

Period Ended December 31, 2002
(In thousands)
Computed expected tax expense	$165
Tax-exempt income	(12)

Total income tax expense	$153

Note 10. Notes payable:

Notes payable were as follows at year-end:

December 31, 2002
(In thousands)
Bank loan	$625
Note payable	2,000

Total notes payable	$2,625

The Bank loan with Union Planters Bank is a $2 million revolving line of credit with interest due quarterly at a floating rate equal to prime less 0.25%. Under the terms of the current notes payable to bank, we and/or our subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval.

The $2 million note payable is due to the shareholders of Aviston Bancorp, from whom we bought the Bank. The note is for a ten-year term with no separately stated or payable interest. The note is payable in twenty semi-annual installments of $100,000 each, the first such payment being due on April 23, 2003. This note is backed by a letter of credit issued by an unaffiliated bank for the benefit of Aviston Bancorp’s shareholders.

Note 11. Federal Home Loan Bank Advances:

Federal Home Loan Bank (FHLB) advances consisted of the following at year-end:

December 31, 2002
(In thousands)
Notes payable to FHLB, interest payable monthly at rates of 5.85% and 5.97%, principal balance due at maturity of April 1, 2003 and April 1, 2005, secured by stock in FHLB and certain loans	$400

A summary of projected annual principal reductions of Federal Home Loan Bank advances as of December 31, 2002 is as follows:

Year	Annual Principal Reductions
(In thousands)
2003	$200
2004	—
2005	200

Total	$400

As collateral for the Federal Home Loan Bank advances, State Bank of Aviston has entered into a blanket agreement that pledges first mortgage loans, commercial real estate loans and specific investment securities with advance rates of 135%, 175% and 105%, respectively, of the collateral. As of December 31, 2002, the Bank had pledged $400,000 of securities to fully collateralize its borrowings.

Note 12. Employee Benefits:

We have a profit sharing plan in effect for substantially all full-time employees. Salaries and employee benefits expense included $20,319 and $4,000 for the period ended October 23, 2002 and December 31, 2002 respectively for such plan. Contributions under the profit sharing plan are made at the discretion of our management and Board of Directors and therefore will never become an un-funded liability.

Note 13. Stock Option Plan:

Subsequent to the acquisition we began offering a stock option plan to our directors and certain of our key employees. Our shareholders approved the plan for the issuance of options to purchase 75,000 shares of our common stock as a part of our private placement offering completed in 2002 to acquire the Bank. Options are granted, by action of our Board of Directors, to acquire stock at no less than 100% of fair market value at the date of the grant, for a term of up to ten years.

At December 31, 2002, 59,000 shares remained available for option grants under this program. The following table summarizes option activity to date and the current options outstanding and exercisable:

	Period Ended December 31, 2002
	Shares	Weighted- Average Option Price
Outstanding, beginning of period	—	—
Granted	16,000	$20.00
Exercised	—	—
Canceled	—	—

Outstanding, end of year	16,000	$20.00

Since the options were issued at the same time and price as the closing of the offering, weighted-average fair value of options granted during the year were not significantly more than the issuance price. The Company’s common stock is not actively traded on any exchange. Accordingly, the availability of fair value information for the Company’s common stock is limited.

Note 14. Concentrations of Credit:

Substantially all of our loans, commitments and commercial and standby letters of credit have been granted to customers that are customers of our subsidiary bank in our market area and we are thereby subject to this significant concentration of credit risk. The concentrations of credit by type of loan are set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. Investments in state and municipal securities also involve governmental entities within our market area.

Note 15. Financial Instruments:

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of our involvement in particular classes of financial instruments.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.

A summary of the unaudited notional amounts of our financial instruments with off-balance sheet risk at December 31, 2002 follows:

December 31, 2002
(In thousands)
Commitments to extend credit	$2,088
Standby letters of credit	90

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparties. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and real estate.

Standby letters of credit and financial guarantees written are conditional commitments issued by our bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contractual obligations of our customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The carrying amount and unaudited estimated fair values of our financial instruments were as follows:

	December 31, 2002
	Carrying Amount	Fair Value (Unaudited)
	(In thousands)
Financial Assets:
Cash and due from banks, federal funds sold and other overnight investments	$2,059	$2,059
Securities available-for-sale	27,619	27,619
Loans, net of allowance	60,877	61,627
Accrued interest receivable	565	565

Financial Liabilities:
Deposits	$82,834	$82,377
Notes payable	2,625	2,200
Federal Home Loan Bank advances	400	365
Accrued interest payable	295	295

We used the following methods and assumptions in estimating fair values of financial instruments as disclosed herein:

Cash and Short-Term Instruments: The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

Securities: Fair values for available-for-sale securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available for a specific security, fair values are based on quoted market prices of comparable instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed-rate loans are estimated using discounted cash flow analyses and applying interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair values for nonperforming loans are estimated using assumptions regarding current assessments of collectibility and historical loss experience.

Deposits: The fair values disclosed for deposits generally payable on demand, such as non interest-bearing checking accounts, savings accounts, NOW accounts and market rate deposit accounts, are by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable-rate, fixed-term market rate deposit accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar remaining maturities to a schedule of aggregated monthly maturities on time deposits.

Notes Payable: The carrying amounts of notes payable are estimated using discounted cash flow analyses and applying interest rates currently being offered for loans with similar terms.

Federal Home Loan Debt: The fair values of our Federal Home Loan Bank advances are based on estimates using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of debt instruments.

Off-Balance Sheet Financial Instruments: The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. We believe such commitments have been made on terms which are competitive in the markets in which we operate; however, no premium or discount is offered thereon and accordingly, we have assigned a fair value of such instruments which equals carrying value for the purposes of this disclosure.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

Note 16. Regulatory Matters:

Our subsidiary bank and we are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can result in mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct, material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and our subsidiary bank must meet specific capital guidelines that involve quantitative measures of our and the bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. We and our subsidiary bank’s capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulators to ensure capital adequacy require our subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2002, our subsidiary bank met all applicable capital adequacy requirements. Since our consolidated assets are less than $150 million, our regulators monitor the capital adequacy of our subsidiary bank and do not measure our holding company’s capital adequacy.

The actual and required capital amounts and ratios as of December 31, 2002, for the State Bank of Aviston are listed in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)	$9,313	15.36%	$4,836	8.00%	$6,046	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	8,551	14.11	2,418	4.00	3,627	6.00
Tier 1 Capital (to Average Assets)	8,551	9.15	3,740	4.00	4,675	5.00

Note 17. Parent Company Condensed Financial Information:

Following are the condensed financial statements for Aviston Financial Corporation (parent company only) for the period indicated:

Balance Sheet

December 31, 2002
(In thousands)
Assets:
Cash and cash equivalents	$41
Investment in subsidiary	12,643

Total assets	$12,684

Liabilities and shareholders’ equity:
Notes payable	$2,625
Other liabilities	80

Total liabilities	2,705
Total shareholders’ equity	9,979

Total liabilities and shareholders’ equity	$12,684

Statement of Income

69 Days Ended December 31, 2002
(In thousands)
Income:
Total income	$—

Expenses:
Interest on debt	10
Other operating expenses	8

Total expenses	18

Loss before income tax benefit and equity in undistributed income of subsidiary	(18)
Income tax benefit	—
Loss before equity in undistributed income of subsidiary	(18)
Equity in undistributed income of subsidiary	229

Net income	$211

Statement of Cash Flows

69 Days Ended December 31, 2002
(In thousands)
Operating Activities:
Net income	$211
Adjustment to reconcile net income to net cash used in operating activities:
Net income of subsidiary	(229)
Other, net	10

Cash used in operating activities	(8)

Investing Activities:
Net cash paid on the purchase of subsidiary	(10,253)
Issuance of note payable	(2,000)

Cash (used in) investing activities	(12,253)

Financing Activities:
Proceeds from issuance of common stock	9,677
Net increase in borrowings	2,625

Cash provided by financing activities	12,302

Net increase in cash and cash equivalents	41
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of year	$41

Note 18. Restrictions on Subsidiary Dividends:

Dividends from our subsidiary bank are the principal source of funds for payment of dividends by us to our shareholders. The payment of dividends by our subsidiary bank is subject to regulation by the Federal Deposit Insurance Corporation and the Illinois Commissioner of Banks. These payments are not restricted as to the amount of dividends that can be paid, other than what prudent and sound banking principles permit and what must be retained to meet minimum legal capital requirements. Accordingly, approximately $605,000 at December 31, 2002, in addition to net income in 2003, could be paid without prior regulatory approval.

CONSOLIDATED BALANCE SHEET

MARCH 31, 2003

(UNAUDITED)

March 31, 2003
(In thousands)
Assets:
Cash and due from banks	$1,794
Federal funds sold	2,713
Investment securities:
Available-for-sale (at estimated market value)	20,702
Loans, net of allowance for loan losses of $1,397	65,600
Premises and equipment	1,301
Accrued interest and other assets	1,066
Cost in excess of fair value of net assets acquired	4,000

Total assets	$97,176

Liabilities and shareholders’ equity:
Deposits:
Non interest-bearing	$5,845
Interest-bearing	66,463
Certificates of deposit over $100,000	6,720

Total deposits	79,028

Federal Home Loan Bank advances	4,388
Notes payable	2,625
Accrued expenses and other liabilities	669

Total liabilities	86,710

Shareholders’ equity:
Common stock, $10 par value—authorized 750,000 shares; issued and outstanding 483,826 shares	4,838
Capital surplus	4,838
Retained earnings	590
Accumulated other comprehensive income	200

Total shareholders’ equity	10,466

Total liabilities and shareholders’ equity	$97,176

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(UNAUDITED)

March 31, 2003
(In thousands)
Interest income:
Interest and fees on loans	$1,084
Investment securities	313
Federal funds sold	3

Total interest income	1,400

Interest expense:
Deposits	534
Borrowings	37

Total interest expense	571

Net interest income	829
Provision for loan losses	142

Net interest income after provision for loan losses	687

Non-interest income:
Service charges on deposits	31
Net gain on sale of loans and securities	177
Other income	6

Total non-interest income	214

Non-interest expense:
Salaries and employee benefits	202
Occupancy	22
Telephone and postage	12
Furniture and equipment	12
Data processing expense	25
Other expense	73

Total non-interest expense	346

Income before income taxes	555
Provision for income taxes	176

Net income	$379

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(UNAUDITED)

	Common Stock		Capital Surplus	Retained Earnings	Comprehensive Income(Loss)	Accumulated Other Shareholders’ Equity	Total Comprehensive Income
	Shares	Par
	(Dollars in thousands)
Balance December 31, 2002	483,826	$4,838	$4,838	$211	$92	$9,676
Net income	—	—	—	379	—	379	$379
Change in net unrealized gain on available-for-sale securities, net of tax	—	—	—	—	108	108	108

Comprehensive income							$487

Cash dividends declared	—	—	—	—	—	—

Balance March 31, 2003	483,826	$4,838	$4,838	$590	$200	$10,466

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(UNAUDITED)

(In thousands)
Operating Activities
Net income	$379
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15
Provision for loan loss	133
Other changes in assets and liabilities:
Accrued interest receivable	40
Other assets	8
Accrued interest payable	(26)
Other accrued liabilities	(33)
Other assets (Holding Company)	(6)

Cash provided (used) by operating activities	509

Investing Activities:
Proceeds from sales and maturities of securities	5,907
Loans made to customers, net of repayments	(4,856)
Additions to premises and equipment, net	(32)
Net purchase accounting adjustments	—
Goodwill from purchase of subsidiary	—

Cash provided (used) by investing activities	1,019

Financing Activities:
Net (decrease) increase in deposits	(3,068)
Net (decrease) increase in short-term borrowings	3,988

Cash (used) provided by financing activities	920

Net (decrease) increase in cash and cash equivalents	2,448
Cash and cash equivalents, beginning of year	2,059
Cash and cash equivalents, end of year	$4,507

Supplemental information:
Cash paid for interest expense	$597
Cash paid for income taxes	$245

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Accounting Policies:

Basis of Presentation. The accompanying Consolidated Financial Statements include the accounts of Aviston Financial Corporation and its subsidiaries, Aviston Bancorp, Inc. and its subsidiary State Bank of Aviston. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reporting practices applicable to the banking industry. All significant intercompany transactions and balances have been eliminated. The significant accounting policies are summarized below.

All amounts disclosed in schedules and not within the footnote itself are in thousands. Balances referenced within the footnote are rounded to whole dollars unless otherwise noted.

Business. Our bank subsidiary, State Bank of Aviston, operates within one segment, the banking industry, and provides a full range of banking services to individual and corporate customers primarily in the immediate area surrounding Aviston, Illinois as well as to customers in the greater St. Louis, Missouri metropolitan area. Our bank is subject to intense competition from other financial institutions. Our bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Aviston Bancorp, Inc. is the original holding company owner of State Bank of Aviston. Created in 1972 to allow greater flexibility in raising capital for the Bank, Aviston Bancorp, Inc. was dissolved on June 3, 2003. There was no tax affect to the dissolution.

Accounting Estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates.

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Investment Securities. Securities may be classified as held-to-maturity or available-for-sale. Only those securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities that are purchased with the intent to hold for an indefinite period of time, including securities that management intends to use as part of its asset/liability strategy or that may be sold to meet liquidity needs, are classified as available-for-sale securities. Available-for-sale securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, reported in other comprehensive income. Interest and dividends on securities, including amortization of premium and accretion of discounts, are reported in interest income using the interest method. Realized securities gains or losses are reported in the Consolidated Statements of Income. Gains and losses on securities are determined based on the specific identification method. As of March 31, 2003, all of our investment securities that are being used in our asset/liability strategy were classified as available-for-sale.

Loans. Interest income on loans is generally accrued on a simple interest basis. Loan fees charged by the bank represent an estimate of direct out-of-pocket costs associated with the loan and therefore have not been capitalized by the Bank. Loan fees and direct costs of loan originations during the period ended March 31, 2003 were immaterial and recorded as the income was received or the expense was incurred.

When, in management’s opinion, interest on a loan will not be collected in the normal course of business or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the allowance for loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

Allowance for Loan Losses. We maintain an allowance to absorb losses inherent in the loan portfolio. Credit losses are charged and recoveries are credited to the allowance. Provisions for credit losses are credited to the allowance in an amount that we consider necessary to maintain an appropriate allowance given the risk identified in the portfolio. The allowance is based on ongoing monthly assessments of the estimated losses inherent in the loan portfolio. Our monthly evaluation of the adequacy of the allowance is comprised of the following elements.

Larger commercial loans and any additional loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, specific allowances are made for individual loans based on our estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and collection options available to us.

Included in the review of individual loans are those that are impaired and we consider all non-accrual and renegotiated loans to be impaired. Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans’ effective interest rate or fair value of the underlying collateral, if the loan is collateral dependent. We evaluate the collectibility of both principal and interest when assessing the need for loss accrual.

Loans are graded on a risk-rating system that encompasses seven categories. Collateral protection and the borrower’s ability to repay loan obligations define each category. Historic loss rates and observed industry standards are utilized to determine the appropriate allocation percentage for each loan grade.

Homogenous loans, such as consumer installment or home equity credit, are given a standard risk rating that is adjusted on a delinquency basis. Residential mortgage loans are not individually risk-rated, but are identified as a “pool” of loans. Delinquent mortgage loans are segregated and allowance allocations are determined based on the same factors utilized for risk-rated loans.

An unallocated allowance is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pool of loans and to provide for the Company’s exposure to inherent but undetected losses within the overall loan portfolio.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in our judgment, reflect the impact of any current conditions on loss recognition. Factors that we consider in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, non-accrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and our internal loan reviews.

Allowances for individual loans are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

Premises and Equipment. Premises and equipment are stated at cost less accumulated depreciation. The book value of our premises and equipment was adjusted to the fair market value at the closing of the bank acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets for book purposes and accelerated methods for tax purposes. Ordinary maintenance and repairs are charged to expense as incurred.

Real Estate Owned. Real estate acquired in foreclosure or other settlement of loans is initially recorded at the lower of fair market value of the assets received (less estimated selling costs) or the recorded investment in the loan at the date of transfer. Any adjustment to fair market value at the date of transfer is charged against the allowance for loan losses. Subsequent write-downs are charged to operating expense including charges relating to operating, holding or disposing of the property.

Goodwill. In 2002, the Company implemented Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. In accordance with SFAS No. 142, goodwill deemed to have an indefinite life will no longer be amortized but will be subject to impairment tests in accordance with this statement. In 2003, the Company will perform the required impairment tests of goodwill and will determine if any impairment exists as of the valuation date relative to the fair value of the Company’s net assets compared to the cost basis. If for any future period we determine that there has been impairment in the carrying value of our goodwill balances, we will record a charge to our earnings, which could have a material adverse effect on our net income.

The October 2002 acquisition of the Bank resulted in $4.0 million in goodwill that will not be amortized. There were no core deposit intangible assets to be recorded on the acquisition due to the historically low interest rate environment and since the rates being paid on the bank’s deposits plus the related costs associated with servicing the deposits exceeded the cost of alternative funding sources. There were no deferred tax assets recorded as a result of the goodwill. In the unlikely event that there is a future impairment and subsequent write-down in our goodwill, we will not be able to recognize any tax benefit from the impairment recognition.

Income Taxes. Income taxes are accounted for under the liability method, in which deferred income taxes are recognized as a result of temporary differences between the financial reporting basis and the tax basis of our assets and liabilities.

Cash and Cash Equivalents. For purposes of the Combined Statements of Cash Flows, we consider cash and due from banks, federal funds sold and other overnight investments to be cash equivalents. There were 91 cash balances in excess of Federal Depositors Insurance Corporation limits at March 31, 2003 totaling $17,319,000.

Recently Issued Accounting Pronouncements. In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires certain guarantees to be recorded at fair value and applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying account related to an asset, liability or equity security of the guaranteed party. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified subsequent to December 31, 2002. FIN 45 also expands the disclosures to be made by guarantors, effective as of December 15, 2002, to include the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligation under the guarantee. Guarantees for standby letters of credit entered into by the Company are disclosed in Footnote 14. The Company does not expect the requirements of FIN 45 to have a material impact on its results of operations, financial position or liquidity.

Critical Accounting Policies. We have established various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in these footnotes to the Consolidated Financial Statements. Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of our company.

We believe the allowance for loan losses is our critical accounting policy that requires the most significant judgments and estimates used in the preparation of our Consolidated Financial Statements. The information included above in this footnote details our estimation processes and methodology related to the allowance for loan losses.

Note 2. Investment Securities:

All of the Company’s investment securities have been classified in the Consolidated Balance Sheet as available for sale with the exception of the Federal Home Loan Bank stock. The following chart summarizes the company’s investment securities at March 31, 2003:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
U.S. government and agency securities	$16,542	$163	$—	$16,705
State and municipal securities	3,619	171	—	3,790
Mortgage-backed securities	99	—	—	99
Federal Home Loan Bank stock	320	—	—	320
Other securities	108	—	—	108

Total	$20,688	$334	$—	$21,022

The Bank, as a member of the Federal Home Loan Bank of Chicago (the “FHLB”), is required to maintain an investment in capital stock of the FHLB in an amount equal to 1% of its outstanding home loans. No ready market exists for the FHLB stock and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value that is equal to cost.

Proceeds from the sale of securities by the Company during the period ended March 31, 2003 were $3,022,000. Investment securities with a carrying value of $5.1 million at March 31, 2003 were pledged to secure public deposits and short-term borrowings as required or permitted by law.

The contractual maturities of securities at March 31, 2003 were as follows:

	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$2,501	$2,501
Due from one year to five years	9,956	10,136
Due from five years to ten years	7,704	7,858
Due after ten years	—	—

Subtotal	20,161	20,495
Federal Home Loan stock	320	320
Mortgage-backed securities	99	99
Mutual funds	108	108

Total	$20,688	$21,022

Note 3. Loans:

The components of loans in the Consolidated Balance Sheets as of March 31, 2003 were as follows:

Cost
(In thousands)
Commercial	$8,130
Real estate-construction	1,647
Real estate-mortgage:
One—to four-family residential	20,530
Multi-family and commercial	21,255
Agricultural	6,983
Consumer and other	8,452

Total loans	66,997
Allowance for loan losses	(1,397)

Net loans	$65,600

An analysis of the change in the allowance for loan losses follows:

(In thousands)
Ending balance December 31, 2002	$1,264
Loans charged off	(19)
Recoveries	10

Net loans charged off	(9)
Provision for loan loss	142

Ending balance March 31, 2003	$1,397

In addition to the Bank’s allowance for loan losses of $1,397,000, $1.3 million of the original purchase price was placed in escrow as a part of the acquisition of the Bank. The escrow was deemed necessary to cover potential losses on specific loans identified during our pre-acquisition due diligence. As of March 31, 2003, none of the specific loans had been charged off, however, two loans have been identified subsequent to that date, which will be restructured and charged-off. The escrow funds will be utilized to reimburse the Bank for these write-offs.

We believe that our allowance for loan losses is adequate relative to the inherent risk in our loan portfolio. In reviewing the adequacy of allowance of loan losses, we considered the factors described in Note 1 to these consolidated financial statements as well as our loan growth and our strategic intention to increase the amount of larger commercial real estate loans.

The recorded investment in loans that were considered to be impaired was $134,000 at March 31, 2003, all of which have had the accrual of interest discontinued. The related allowance for these impaired loans was $87,000. Interest income that would have been recognized for non-accrual loans and cash basis income on non-accrual loans was not significant in 2003.

As of March 31, 2003, the Bank did not have any other real estate owned and foreclosed.

Our subsidiary bank and we have entered into transactions with our directors, significant shareholders and affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans outstanding to such related parties at March 31, 2003, totaled $350,000. In addition, there were unfunded loan commitments to related parties of $900,000 at March 31, 2003. During 2003 no new loans have been made to related parties. As of March 31, 2003, no related party loans were past due 30 days or more.

Note 4. Premises and Equipment:

Components of premises and equipment, net of accumulated depreciation were as follows as of March 31, 2003:

(In thousands)
Land	$90
Bank premises	1,152
Furniture and equipment	59

Net book value	$1,301

At March 31, 2003, we do not have any material leases on any premises or equipment.

Note 5. Goodwill:

Goodwill of $4 million was booked as a result of the acquisition on October 23, 2002 of our subsidiary bank. No event has occurred which would leave us to believe that impairment in the goodwill has occurred. We anticipate subjecting the goodwill to impairment tests in the third quarter of the current year. In the unlikely event that there is a future impairment and subsequent write-down in our goodwill, we will not be able to recognize any tax benefit from the impairment recognition.

Note 6. Deposits:

Deposits consisted of the following at March 31, 2003:

(In thousands)
Non interest-bearing	$5,845
Interest-bearing demand	4,727
Money market accounts	10,584
Savings	8,852
Time and IRA certificates under $100,000	42,300

Total core deposits	72,308
Time and IRA certificates over $100,000	6,720

Total deposits	$79,028

Amounts and Maturities of Certificates of Deposit at March 31, 2003 were as follows:

(In thousands)
Due in one year or less	$29,388
Due from one year to three years	16,025
Due from three years to five years	3,607
Due after five years	—

Total	$49,020

Note 7. Income Taxes:

Our results include income tax expense (benefit) as follows for the period ending March 31, 2003:

(In thousands)
Current
Federal	$185
State and local	21
Deferred	(30)

Total	$176

The tax effects of temporary differences that gave rise to the net deferred tax liability of $230,000 at March 31, 2003 was primarily related to non-deductible purchase price adjustments to pre-acquisition book balances.

A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. We had not established a valuation allowance as of March 31, 2003, due to management’s belief that all criteria for recognition had been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

Note 8. Notes payable:

Notes payable were as follows at March 31, 2003:

(In thousands)
Bank loan	$625
Note payable	2,000

Total notes payable	$2,625

The Bank loan is a $2 million revolving line of credit with interest due quarterly at a floating rate equal to prime less 0.25%. Under the terms of the current notes payable to bank, we and/or our subsidiaries are required to maintain certain financial ratios and are limited with respect to cash dividends, capital expenditures and the incurrence of additional indebtedness without prior approval.

The $2 million note payable is due to the shareholders of Aviston Bancorp, from whom we bought the Bank. The note is for a ten-year term with no separately stated or payable interest. The note is payable in 20 semi-annual installments of $100,000 each, the first such payment was paid on April 23, 2003. This note is backed by a letter of credit issued by an unaffiliated bank for the benefit of Aviston Bancorp’s shareholders.

Note 9. Federal Home Loan Bank Advances:

Federal Home Loan Bank (FHLB) advances consisted of the following at March 31, 2003:

(In thousands)
Notes payable to FHLB, interest payable monthly at rates of 5.85% and 5.97%, principal balance due at maturity of April 1, 2003 and April 1, 2005, secured by stock in FHLB and certain loans	$4,388

A summary of projected annual principal reductions of Federal Home Loan Bank advances as of March 31, 2003 is as follows:

Year	Annual Principal Reductions

(In thousands)
2003	$200
2004	—
2005	4,188

Total	$4,388

As collateral for the Federal Home Loan Bank advances, State Bank of Aviston has entered into a blanket agreement that pledges first mortgage loans, commercial real estate loans and specific investment securities with advance rates of 135%, 175% and 105%, respectively, of the collateral. Because of the economic advantage of utilizing this form of borrowing the Bank will undergo loan collateral examination testing in support of their blanket pledge of loans in the third quarter of the year.

Note 10. Employee Benefits:

We have a profit sharing plan in effect for substantially all full-time employees. Salaries and employee benefits expense included $6,096 for the period ended March 31, 2003 for the plan. Contributions under the profit sharing plan are made at the discretion of our management and Board of Directors and therefore will never become an un-funded liability.

Note 11. Stock Option Plans:

Subsequent to the acquisition we began offering a stock option plan to our directors and certain of our key employees. Our shareholders approved the plan for the issuance of options to purchase 75,000 shares of our common stock as a part of our private placement offering completed in 2002 to acquire the Bank. Options are granted, by action of our Board of Directors, to acquire stock at no less than 100% of fair market value at the date of the grant for a term of up to ten years.

At March 31, 2003, 45,000 shares were issued and outstanding and 30,000 shares remained available for issuance under this program.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which provides transition guidance from accounting under APB Opinion No. 25, Accounting for Stock Issued to Employees, to SFAS No. 123, Accounting for Stock-Based Compensation, which provides for a fair value method of accounting, if a company elects. We have elected to continue to account for stock-based employee compensation under APB Opinion No. 25. Accordingly, no stock option based employee compensation cost is reflected in net income, as all options granted under our plan had an exercise price equal to the market value of the underlying common stock on the date of the grant.

The following table illustrates the effect on net income and earnings per share if the company applied the fair value recognition provisions of SFAS No. 123 to stock options based employee compensation. The fair market value of the outstanding shares is assumed to be the exercise price on the proposed merger with Kankakee Bancorp or $38.

(Dollars in thousands, except per share data)
Net income, as reported	$379
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax expense benefit	(31)

Pro forma net income	$348

Shares outstanding:
Issued	483,826
Dilutive effect of options outstanding	3,391

Fully diluted shares	487,217

Earnings per share:
Basic-as reported	$0.78
Basic-pro forma	$0.72

Diluted-as reported	$0.78
Diluted-pro forma	$0.71

Pursuant to the adoption of the merger agreement with Kankakee Bancorp, any outstanding options to purchase shares of Aviston Financial common stock must be exercised or extinguished prior to the completion of the merger. It is assumed that all options will be exercised prior to the completion of the merger.

Note 12. Concentrations of Credit

Substantially all of our loans, commitments and commercial and standby letters of credit have been granted to customers that are customers of our subsidiary bank in our market area and we are thereby subject to this significant concentration of credit risk. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. Investments in state and municipal securities also involve governmental entities within our market area.

Note 13. Financial Instruments:

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of our involvement in particular classes of financial instruments.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.

A summary of the unaudited notional amounts of our financial instruments with off-balance sheet risk at March 31, 2003 follows:

(In thousands)
Commitments to extend credit	$2,210
Standby letters of credit	94

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the bank upon extension of credit, is based on management’s credit evaluation of the counterparties. Collateral held varies but may include accounts receivable, inventory, property, plant, equipment and real estate.

Standby letters of credit and financial guarantees written are conditional commitments issued by our bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contractual obligations of our customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Note 14. Regulatory Matters:

Our subsidiary bank and we are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can result in mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct, material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we and our subsidiary bank must meet specific capital guidelines that involve quantitative measures of our and the bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. We and our subsidiary bank’s capital amounts and classifications also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulators to ensure capital adequacy require our subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of March 31, 2003, our subsidiary bank met all applicable capital adequacy requirements. Since our consolidated assets are less than $150 million, our regulators monitor the capital adequacy of our subsidiary bank and do not measure our holding company’s capital adequacy.

The actual and required capital amounts and ratios as of March 31, 2003, for the State Bank of Aviston are listed in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk-Weighted Assets)	$9,747	15.23%	$5,119	8.00%	$6,399	10.00%

Tier 1 Capital (to Risk-Weighted Assets)	8,940	13.97	2,560	4.00	3,839	6.00

Tier 1 Capital (to Average Assets)	8,940	9.63	3,712	4.00	4,640	5.00

Note 15. Parent Company Condensed Financial Information:

Following are our condensed financial statements (parent company only) for the period indicated:

Balance Sheet

March 31, 2003
(In thousands)
Assets:
Cash and cash equivalents	$25
Investment in subsidiary	13,140
Other assets	6

Total assets	$13,171

Liabilities and shareholders’ equity:
Notes payable	$2,625
Other liabilities	80

Total liabilities	2,705
Total shareholders’ equity	10,466

Total liabilities and shareholders’ equity	$13,171

Statement of Income

Three Months Ended March 31, 2003

(In thousands)
Income:
Total income	$0

Expenses:
Interest on debt	6
Other operating expenses	10

Total expenses	16

Loss before income tax benefit and equity in undistributed income of subsidiary	(16)
Income tax benefit	6

Loss before equity in undistributed income of subsidiary	(10)
Equity in undistributed income of subsidiary	389

Net income	$379

Statement of Cash Flows

Three Months Ended March 31, 2003

(In thousands)
Operating Activities:
Net income	$379
Adjustment to reconcile net income to net cash used in operating activities:
Net income of subsidiaries	(389)
Other, net	(6)

Cash used in operating activities	(16)

Net decrease in cash and cash equivalents	(16)
Cash and cash equivalents, beginning of period	41

Cash and cash equivalents, end of year	$25

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BETWEEN

KANKAKEE BANCORP, INC.

AND

AVISTON FINANCIAL CORPORATION

MAY 27, 2003

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of May 27, 2003, between KANKAKEE BANCORP, INC., a Delaware corporation (“KNK”), and AVISTON FINANCIAL CORPORATION, an Illinois corporation (“AFC”).

RECITALS

A. The parties to this Agreement desire to effect a reorganization whereby KNK desires to acquire control of AFC through the merger (the “Merger”) of AFC with and into KNK, with KNK being the surviving corporation (the “Surviving Corporation”).

B. Pursuant to the terms of this Agreement, each outstanding share of the capital stock of AFC, which is comprised of one class of common stock, $10.00 par value per share (“AFC Common Stock”), shall be converted at the effective time of the Merger into the right to receive 0.707 shares of common stock of KNK, $0.01 par value per share (“KNK Common Stock”).

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a) “Acquisition Transaction” shall have the meaning set forth in Section 6.7(b).

(b) “Adjusted Shareholders’ Equity” means the consolidated shareholders’ equity of AFC, calculated in accordance with GAAP and reflecting the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by AFC or the Bank in connection with this Agreement and the Contemplated Transactions (including all fees and expenses incurred in connection with obtaining shareholder approval and of any attorneys, accountants, brokers, finders, investment bankers or consultants), but adjusted to exclude any expenses incurred or accounting or other adjustments made pursuant to Section 2.11 or Section 6.12 of this Agreement. AFC’s Adjusted Shareholders’ Equity shall be calculated by AFC’s independent certified public accountants as of the close of business at the last day of the month immediately preceding the Closing Date, using reasonable estimates of revenues and expenses where actual amounts are not available. Such calculation shall be subject to verification and approval prior to the Closing by certified public accountants selected by KNK, which approval shall not be unreasonably withheld.

(c) “AFC” shall have the meaning set forth in the Preamble.

(d) “AFC Common Stock” shall have the meaning set forth in the Recitals.

(e) “AFC Employee Benefit Plans” shall have the meaning set forth in Section 4.18(m).

(f) “AFC Financial Statements” shall have the meaning set forth in Section 4.7.

(g) “AFC Loans” shall have the meaning set forth in Section 4.11.

(h) “AFC Real Estate” shall have the meaning set forth in Section 6.5.

(i) “AFC Schedules” shall have the meaning set forth in Section 1.2(b).

(j) “AFC Stock Option” means each of the 45,000 stock options granted to a Person by AFC, under the AFC Stock Option Plan or otherwise, prior to the date of this Agreement that is outstanding on the date hereof.

(k) “AFC Stock Option Plan” means the Aviston Financial Corporation 2002 Stock Incentive Plan.

(l) “AFC Subsidiary” means any Subsidiary of AFC.

(m) “AFC Termination” shall have the meaning set forth in Section 11.3(b).

(n) “Affiliate” means with respect to:

(i) a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

(o) “Agreement” shall have the meaning set forth in the Preamble.

(p) “AMEX Rules” shall have the meaning set forth in Section 4.4.

(q) “Applicable Contract” means any Contract: (i) under which a Person has or has the right to acquire any rights; (ii) under which such Person has or has the right to become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or has the right to become bound.

(r) “Bank” means the State Bank of Aviston, an Illinois chartered commercial bank with its main office located in Aviston, Illinois, and a wholly-owned subsidiary of AFC.

(s) “Bank Merger” means the merger of KFS Bank with and into and under the charter of the Bank.

(t) “Bank Shares” shall have the meaning set forth in Section 4.6.

(u) “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

(v) “BHCA” shall have the meaning set forth in Section 4.1.

(w) “Breach” means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

(x) “Business Day” means any day on which the trading of stock occurs on the American Stock Exchange.

(y) “Call Reports” means the quarterly reports of income and condition required to be filed with the Federal Deposit Insurance Corporation.

(z) “Certificates” shall have the meaning set forth in Section 3.2(a).

(aa) “Change of Control Agreements” means the agreements between KNK and each of Bryan L. Marsh and Brad Rench in the form attached as Exhibit B and Exhibit C , respectively, to this Agreement.

(bb) “Closing” shall have the meaning set forth in Section 2.2(a).

(cc) “Closing Date” shall have the meaning set forth in Section 2.2(a).

(dd) “Code” means the Internal Revenue Code of 1986, as amended.

(ee) “Commissioner” means the Commissioner of the Office of Banks and Real Estate for the State of Illinois.

(ff) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger; (iii) the performance by KNK and AFC of their respective covenants and obligations under this Agreement; (iv) KNK’s acquisition of control of AFC and, indirectly, the Bank; and (v) KNK’s issuance of shares of KNK Common Stock pursuant to the Registration Statement in exchange for shares of AFC Common Stock.

(gg) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding.

(hh) “CRA” means the Community Reinvestment Act, as amended.

(ii) “DGCL” means the Delaware General Corporation Law, as amended.

(jj) “Dissenting Shares” shall have the meaning set forth in Section 3.4.

(kk) “Effective Time” shall have the meaning set forth in Section 2.2(b).

(ll) “Employment Agreement” means the agreement between KNK and Thomas A. Daiber providing for possible employment of Mr. Daiber upon the consummation of the Contemplated Transactions in the form attached as Exhibit A to this Agreement.

(mm) “Environment” shall have the meaning set forth in Section 4.21.

(nn) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(oo) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(pp) “Exchange Agent” shall have the meaning set forth in Section 3.2(a).

(qq) “Exchange Ratio” shall have the meaning set forth in Section 3.1(b).

(rr) “Exchange Shares” shall have the meaning set forth in Section 3.1(b).

(ss) “Expenses” shall have the meaning set forth in Section 11.3(a).

(tt) “Family” means with respect to an individual: (i) the individual; (ii) the individual’s spouse and any former spouse; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other individual who resides with such individual.

(uu) “FDI Act” shall have the meaning set forth in Section 4.4.

(vv) “FDIC” means the Federal Deposit Insurance Corporation.

(ww) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(xx) “GAAP” means generally accepted accounting principles in the United States, consistently applied.

(yy) “Hazardous Materials” shall have the meaning set forth in Section 4.21.

(zz) “HOLA” shall have the meaning set forth in Section 5.1.

(aaa) “IBCA” means the Illinois Business Corporation Act of 1983, as amended.

(bbb) “Illinois Banking Act” shall have the meaning set forth in Section 4.4.

(ccc) “Illinois Statutes” shall have the meaning set forth in Section 4.4.

(ddd) “Intellectual Property Assets” shall have the meaning set forth in Section 4.18(g).

(eee) “KFS Bank” means KFS Bank, F.S.B., a federal savings bank with its main office located in Kankakee, Illinois, and a wholly-owned subsidiary of KNK.

(fff) “KFS Bank Shares” shall have the meaning set forth in Section 5.6.

(ggg) “KNK” shall have the meaning set forth in the Preamble.

(hhh) “KNK Common Stock” shall have the meaning set forth in the Recitals.

(iii) “KNK Financial Statements” shall have the meaning set forth in Section 5.7.

(jjj) “KNK Loans” shall have the meaning set forth in Section 5.11.

(kkk) “KNK Schedules” shall have the meaning set forth in Section 1.2(b).

(lll) “KNK SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by KNK with the SEC.

(mmm) “KNK Subsidiary” means any Subsidiary of KNK.

(nnn) “Knowledge” with respect to:

(i) an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

(ii) a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

(ooo) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(ppp) “Letter of Transmittal” shall have the meaning set forth in Section 3.2(a).

(qqq) “Material Adverse Effect” with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5): (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis.

(rrr) “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

(sss) “Merger” shall have the meaning set forth in the Recitals.

(ttt) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(uuu) “Ordinary Course of Business” means any action taken by a Person only if such action:

(i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(vvv) “OTS” means the Office of Thrift Supervision.

(www) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(xxx) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(yyy) “Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.

(zzz) “Registration Statement” shall have the meaning set forth in Section 8.2.

(aaaa) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over AFC, KNK, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the OTS, the FDIC and the Commissioner.

(bbbb) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(cccc) “Schedules” shall have the meaning set forth in Section 1.2(b).

(dddd) “SEC” means the Securities and Exchange Commission.

(eeee) “SEC Filings” shall have the meaning set forth in Section 7.3.

(ffff) “Securities Act” means the Securities Act of 1933, as amended.

(gggg) “Significant Subsidiary” shall have the meaning set forth in Section 6.7(b).

(hhhh) “Subsequent AFC Financial Statements” shall have the meaning set forth in Section 6.4.

(iiii) “Subsequent KNK Financial Statements” shall have the meaning set forth in Section 7.3.

(jjjj) “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

(kkkk) “Surviving Corporation” shall have the meaning set forth in the Recitals.

(llll) “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(mmmm) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(nnnn) “Termination Date” shall have the meaning set forth in Section 11.1(d).

(oooo) “TFR” means the quarterly Thrift Financial Report of Condition required to be filed with the OTS.

(pppp) “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person with knowledge of such event or circumstances to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

Section 1.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Kankakee, Illinois time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of each of AFC and KNK referred to in this Agreement (the “AFC Schedules” and the “KNK Schedules,” respectively, and collectively the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of AFC and KNK to the other before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the IBCA, at the Effective Time (as defined below), AFC shall be merged with and into KNK pursuant to the provisions of, and with the effects provided in, the DGCL and the IBCA, the separate corporate existence of AFC shall cease and KNK will be the Surviving Corporation. As a result of the Merger, each share of AFC Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined below), will be converted into the right to receive 0.707 shares of KNK Common Stock as provided in Section 3.2.

Section 2.2 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to KNK and AFC, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, located at 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, at 10:00 a.m. on the date that is ten Business Days after the latest to occur of the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions, the expiration of all statutory waiting periods relating to such regulatory approvals and the receipt of the approvals of the shareholders of AFC and the stockholders of KNK, or at such other time and place as AFC and KNK may agree in writing (the “Closing Date”). Subject to the provisions of Article 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date: (i) an appropriate certificate of merger, as contemplated by Section 252 of the DGCL, with the Secretary of State of the State of Delaware; and (ii) appropriate articles of merger, as contemplated by Section 11.25 of the IBCA, with the Secretary of State of the State of Illinois. The Merger shall be effective upon the close of business on the day the certificate and articles of merger have been duly filed with and accepted by the Secretary of State of the States of Delaware and Illinois (the “Effective Time”).

Section 2.3 Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Sections 251, 252, 259, 260 and 261 of the DGCL and Section 11.50 of the IBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of KNK and AFC shall be vested in the Surviving

Corporation, and all debts, liabilities and duties of KNK and AFC shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation. Subject to Section 7.2 at the Effective Time, the certificate of incorporation of KNK as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation.

Section 2.5 Bylaws. Subject to Section 7.2 at the Effective Time, the bylaws of KNK as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

Section 2.6 Board of Directors. From and after the Effective Time, until duly changed in compliance with applicable law and the certificate of incorporation and bylaws of the Surviving Corporation and, subject to Section 7.12, the board of directors of the Surviving Corporation shall consist of the directors of KNK immediately prior to the Effective Time.

Section 2.7 Management. From and after the Effective Time, the officers of KNK shall be the officers of KNK immediately prior to the Effective Time, and, in addition, Thomas A. Daiber shall be the Chief Executive Officer and President of KNK.

Section 2.8 KNK’s Deliveries at Closing. At the Closing, KNK shall deliver or cause to be delivered the following items to or on behalf of AFC:

(a) evidence of the delivery by KNK or its agents to the Exchange Agent (as defined below) of: (i) certificates representing the number of shares of KNK Common Stock to be issued in exchange for the shares of AFC Common Stock pursuant to the terms of this Agreement; and (ii) an aggregate amount of cash equal to the total fractional shares of KNK Common Stock that former holders of AFC Common Stock would be entitled to receive;

(b) a good standing certificate for KNK issued by each of the Secretary of State of the States of Delaware and Illinois, and dated in each case not more than ten Business Days prior to the Closing Date;

(c) a copy of the certificate of incorporation of KNK certified not more than ten Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(d) a certificate of the Secretary or any Assistant Secretary of KNK dated the Closing Date certifying a copy of the bylaws of Acquiror;

(e) copies of resolutions of the board of directors and stockholders of KNK authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquiror;

(f) a certificate executed by KNK dated the Closing Date stating that: (i) all of the representations and warranties of KNK set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the

Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on KNK on a consolidated basis or on AFC’s or its shareholders’ rights or interests under this Agreement; and (ii) KNK has performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect on KNK on a consolidated basis or on AFC’s or its shareholders’ rights or interests under this Agreement; and

(g) a copy of the tax opinion described in Section 10.10.

All of such items shall be reasonably satisfactory in form and substance to AFC and its counsel.

Section 2.9 AFC’s Deliveries at Closing. At the Closing, AFC shall deliver the following items to KNK:

(a) a good standing certificate for AFC issued by the Secretary of State of the State of Illinois and dated not more than ten Business Days prior to the Closing Date;

(b) a copy of the articles of incorporation of AFC certified not more than ten Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(c) a certificate of the Secretary or any Assistant Secretary of AFC dated the Closing Date certifying a copy of the bylaws of AFC;

(d) copies of resolutions of the board of directors and shareholders of AFC authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of AFC;

(e) a good standing certificate for the Bank issued by the Commissioner and dated not more than ten Business Days prior to the Closing Date;

(f) a copy of the charter of the Bank certified by the Commissioner and dated not more than ten Business Days prior to the Closing Date;

(g) a certificate of the Secretary of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to the immediately preceding paragraph of this Section;

(h) a certificate executed by AFC dated the Closing Date stating that: (i) all of the representations and warranties of AFC set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on AFC on a consolidated basis or on KNK’s or its stockholders’ rights or interests under this Agreement; and (ii) AFC has performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect on AFC on a consolidated basis or on KNK’s or its stockholders’ rights or interests under this Agreement;

(i) a list of all holders of AFC Common Stock as of the Closing Date and a list of all Persons as of the Closing Date who have the right at any time to acquire shares of AFC Common Stock, certified in each case by the Secretary or any Assistant Secretary of AFC;

(j) a certificate of each of AFC’s legal counsel, accountants and financial advisor or investment banker, if any, representing that all fees and expenses relating to the Contemplated Transactions incurred by AFC prior to and including the Effective Time have been paid or otherwise accrued, in full for purposes of calculating the Adjusted Shareholders’ Equity;

(k) at and pursuant to the request of KNK, a resignation from each of the directors and officers of AFC from such individual’s position as a director and an officer of AFC, as the case may be; and

(l) such other documents as KNK may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to KNK and its counsel.

Section 2.10 Bank Merger. The parties understand that it is the present intention of KNK at or after the Effective Time to effect the Bank Merger. KNK and AFC agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter. The resulting bank shall be the Bank. In furtherance of such agreement, each of KNK and AFC agrees:

(a) respectively, to cause the board of directors of each of KFS Bank and the Bank to approve the Bank Merger and to submit the same to its respective sole stockholder for approval;

(b) respectively, to vote the shares of stock of KFS Bank and the Bank owned by them in favor of the Bank Merger; and

(c) to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or as soon thereafter as reasonably practicable.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type. Notwithstanding anything contained herein to the contrary: (x) the Bank Merger will be effective no earlier than the Effective Time; and (y) none of KNK’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of AFC or the Bank prior to the Effective Time.

Section 2.11 Alternative Structure. Notwithstanding anything contained herein to the contrary, upon receipt of AFC’s prior written consent (which consent shall not be unreasonably withheld), KNK may specify, for any reasonable business, tax or regulatory purpose, that, before the special meeting of shareholders of AFC held pursuant to Section 6.9, KNK and AFC shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of AFC with any Affiliate of KNK, and the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change on the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been firmly established) by more than thirty Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the holders of AFC Common Stock or AFC Stock Options.

Section 2.12 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither KNK nor AFC by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3

CONVERSION OF SECURITIES IN THE MERGER

Section 3.1 Manner of Merger.

(a) By virtue of the Merger and without any action on the part of KNK, each share of KNK Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one share of stock of the Surviving Corporation.

(b) Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of KNK or AFC, or the holder of any AFC Common Stock or KNK Common Stock, each share of AFC Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held by Persons seeking appraisal rights under Sections 11.65 and 11.70 of the IBCA, shall become and automatically be converted into 0.707 shares of KNK Common Stock (the “Exchange Ratio”), each of which shares shall include one preferred stock purchase right containing the terms set forth in KNK’s Rights Agreement dated as of May 11, 1999, as amended from time to time, and shall thereafter represent the right to receive and be exchangeable for such number of shares, rounded to the nearest thousandth of a share of KNK Common Stock (the “Exchange Shares”); provided, however, that all shares of AFC Common Stock held by AFC as treasury stock shall not be converted into shares of KNK Common Stock, but instead shall be canceled as a result of the Merger.

(c) After the Effective Time, no holder of AFC Common Stock that is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such AFC Common Stock except: (i) to receive shares of KNK Common Stock for the shares of AFC Common Stock converted as provided in this Section, plus an amount in cash, as provided below, for any fractional share of KNK Common Stock that such holder would have been entitled to receive; or (ii) to receive payment for such shares of AFC Common Stock, in the manner and to the extent provided in Sections 11.65 and 11.70 of the IBCA.

(d) If KNK declares a stock dividend, stock split or other general distribution of KNK Common Stock to holders of KNK Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split or distribution occurs at any time after the date of this Agreement and prior to the Closing, then the Exchange Ratio shall be adjusted by multiplying it by a fraction: (i) the numerator of which shall be the total number of shares of KNK Common Stock outstanding immediately after such dividend, split or distribution; and (ii) the denominator of which shall be the total number of shares of KNK Common Stock outstanding immediately prior to such dividend, split, or distribution. Notwithstanding the foregoing, no adjustment shall be made to the Exchange Ratio: (A) in the event of the issuance of additional shares of KNK Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of KNK pursuant to KNK’s stock option, qualified and non-qualified retirement and dividend reinvestment plans; or (B) in the event of the issuance of additional shares of KNK Common Stock or other securities pursuant to a public offering, private placement or an acquisition of one or more banks, corporations or business assets for consideration which the board of directors, or a duly authorized committee of the board of directors, of KNK in its reasonable business judgment determines to be fair and reasonable.

(e) Subject only to making any adjustment to the Exchange Ratio and related computations prescribed by this Section 3.1, nothing contained in this Agreement is intended to preclude KNK from amending its certificate of incorporation to change its capital structure or from issuing additional shares of KNK Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock, in a manner that would not be expected to have a Material Adverse Effect on the interests of AFC’s shareholders.

Section 3.2 Steps of Transaction.

(a) KNK shall appoint KFS Bank or its successor to serve as exchange agent (the “Exchange Agent”) for the parties to effect the surrender of certificates representing outstanding shares of AFC Common Stock (the “Certificates”) in exchange for KNK Common Stock and/or cash in redemption of fractional shares. The Exchange Agent shall serve under the terms of an exchange agent agreement reasonably acceptable to both parties. No later than five Business Days after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each then current holder of record of a Certificate or Certificates a form of transmittal letter (the “Letter of Transmittal”) providing instructions for the transmittal of the Certificates and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to KNK).

(b) KNK shall cause the Exchange Agent to deliver promptly to each holder of AFC Common Stock who submits a properly completed Letter of Transmittal accompanied by the Certificates covered by such Letter of Transmittal: (i) certificates representing the number of whole shares of KNK Common Stock into which the shares of AFC Common Stock previously represented by the Certificates so surrendered were converted; plus (ii) an amount in cash, as provided below, for any fractional share of KNK Common Stock that such holder would have been entitled to receive.

(c) Within sixty days after the Effective Time, KNK shall cause the Exchange Agent to send to each holder of record of AFC Common Stock immediately prior to the Effective Time who has not previously submitted his or her Certificates, additional transmittal materials for use in surrendering Certificates to the Exchange Agent and instructions for use in effecting such surrender in exchange for shares of KNK Common Stock and cash for any fractional shares.

(d) No dividends or other distributions declared after the Effective Time with respect to KNK Common Stock and payable in respect of shares of AFC Common Stock held by any former shareholder of record of AFC shall be paid to a former shareholder of AFC who holds any unsurrendered Certificate with respect to AFC Common Stock until the shareholder shall surrender the Certificate. Until so surrendered and exchanged, each outstanding Certificate shall for all purposes, other than the payment of dividends or other distributions, if any, in respect of shares of AFC Common Stock held by former holders of record of shares of AFC Common Stock represent the shares of KNK Common Stock into and for which such shares have been so converted; provided, however, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the amount, without interest thereon, of such dividends and other distributions, if any, which previously have become payable with respect to the number of whole shares of KNK Common Stock represented by such Certificate.

(e) No fractional shares of KNK Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution of KNK shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of KNK. Instead, each holder of shares of AFC Common Stock having a fractional interest in shares of KNK Common Stock arising upon the conversion of such shares of AFC Common Stock shall, at the time of surrender of the Certificates, be paid by KNK an amount in cash, without interest, determined by multiplying such fractional share of KNK Common Stock by the average of the closing sale prices of KNK Common Stock for the five trading days immediately following the Closing Date.

(f) All shares of KNK Common Stock, and any required cash payments for fractional shares, into and for which shares of AFC Common Stock shall have been converted and exchanged pursuant to this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of AFC Common Stock.

(g) At the Effective Time, AFC shall deliver to the Exchange Agent a certified copy of a list of its shareholders, after which there shall be no further registration or transfers on the stock transfer books of AFC of the shares of AFC Common Stock, all of which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates representing shares of AFC Common Stock are presented to the Exchange Agent or KNK, they shall be canceled and converted into shares of KNK Common Stock as provided in this Agreement.

(h) If a certificate representing shares of KNK Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to KNK any transfer or other taxes required by reason of the issuance of a certificate representing shares of KNK Common Stock in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of KNK that such tax has been paid or is not payable.

Section 3.3 Tax Free Reorganization. The parties to this Agreement intend for the Merger to qualify as a nontaxable reorganization within the meaning of Section 368(a)(1)(A) and related sections of the Code and agree to cooperate and to take such actions as may be reasonably necessary to ensure such result and no party shall file any tax return or take any action or position inconsistent therewith, except as required pursuant to any Legal Requirement.

Section 3.4 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to shareholders of AFC pursuant to the provisions of any applicable Legal Requirements, any shares of AFC Common Stock held by a Person who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Legal Requirements concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such AFC shareholders, the “Dissenting Shares”), shall not be converted pursuant to Section 3.1, but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the applicable Legal Requirements, including, if applicable, any costs determined to be payable by AFC to the holders of Dissenting Shares pursuant to an order of any court pursuant to any applicable Legal Requirements; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Legal Requirements shall be deemed to have been converted, as of the Effective Time, into the right to receive the number of shares of KNK Common Stock as is determined in accordance with Section 3.1.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF AFC

AFC hereby represents and warrants to KNK as follows:

Section 4.1 AFC Organization. AFC: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where any failure to qualify would not be expected to have a Material Adverse Effect on AFC on a consolidated basis; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and bylaws of AFC and all amendments thereto set forth on Schedule 4.1 are complete and correct. AFC has no Subsidiaries other than the Bank, except as set forth on Schedule 4.1.

Section 4.2 AFC Subsidiary Organization. The Bank is an Illinois commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each other AFC Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each AFC Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where any failure to qualify would not be expected to have a Material Adverse Effect on AFC on a consolidated basis. The copies of the charter (or similar organizational documents) and bylaws of each AFC Subsidiary and all amendments thereto set forth on Schedule 4.2 are complete and correct.

Section 4.3 Authorization; Enforceability.

(a) AFC has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by AFC, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of AFC enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ right generally and subject to general principles of equity.

(b) Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of AFC: (i) prohibits or restricts AFC’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject KNK to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of AFC has unanimously approved the execution of, and performance by AFC of its obligations under, this Agreement.

Section 4.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, AFC or any AFC Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which AFC or any AFC Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Federal Deposit Insurance Act, as amended (the “FDI Act”), the BHCA, the Securities Act, the Exchange Act and the laws of the State of Illinois (the “Illinois Statutes”), including the Illinois Banking Act (the “Illinois Banking Act”), and the listing rules of the American Stock Exchange (the “AMEX Rules”); (c) except as set forth on Schedule 4.4, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Applicable Contract to which AFC or any AFC Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by AFC or any AFC Subsidiary; except, in the case of each of clause (c) and (d), where any such contravention, conflict, violation, breach, lien, charge or encumbrance would not be expected to have a Material Adverse Effect on AFC on a consolidated basis. Except for the approvals referred to in Section 8.1 and the requisite approval of its shareholders, neither AFC nor any AFC Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except in either case where the failure to give such notice or obtain such consent would not be expected to have a Material Adverse Effect or AFC on a consolidated basis.

Section 4.5 AFC Capitalization. The authorized capital stock of AFC currently consists exclusively of 750,000 shares of AFC Common Stock, of which: (i) 483,826 shares are duly issued, fully paid and non-assessable; and (ii) 45,000 shares have been reserved for issuance in respect of outstanding AFC Stock Options. The maximum number of shares of AFC Common Stock that would be outstanding immediately prior to the Effective Time (excluding treasury shares) is 528,826 shares. To the Knowledge of AFC and except as disclosed in this Agreement or on the AFC Schedules, none of the shares of authorized capital stock of AFC are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth in Schedule 4.5, there are, as of the date of this

Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating AFC or any AFC Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of AFC or any AFC Subsidiary. There are no outstanding securities of AFC that are convertible into, or exchangeable for, any shares of capital stock, and except as provided in this Section or otherwise disclosed in this Agreement, AFC is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of AFC. None of the shares of AFC Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. AFC does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank and as set forth in Schedule 4.5. Except as disclosed in or permitted by this Agreement or as provided on Schedule 4.5, no shares of AFC capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by AFC or any AFC Subsidiary and no dividends or other distributions payable in any equity securities of AFC or any AFC Subsidiary have been declared, set aside, made or paid to the shareholders of AFC.

Section 4.6 AFC Subsidiary Capitalization. The authorized capital stock of the Bank consists, and immediately prior to the Effective Time, will consist exclusively of 3,000 shares of capital stock, $150.00 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the “Bank Shares”). AFC is, and will be on the Closing Date, the record and beneficial owner of 100% of the Bank Shares and all of the issued and outstanding shares of capital stock of each other AFC Subsidiary, free and clear of any lien or encumbrance whatsoever. The Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement and as set forth on Schedule 4.6. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any AFC Subsidiary. There are no outstanding securities of any AFC Subsidiary that are convertible into or exchangeable for any shares of such AFC Subsidiary’s capital stock, and no AFC Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such AFC Subsidiary. Neither AFC nor any AFC Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6.

Section 4.7 Financial Statements and Reports. True, correct and complete copies of the following financial statements and reports are included in Schedule 4.7:

(a) unaudited Consolidated Balance Sheets for AFC as of December 31, 2002, and the related Consolidated Statements of Income, Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity of AFC for the 69-day period ended December 31, 2002;

(b) Independent Accountants’ Report on Applying Agreed-upon Procedures as of March 15, 2000 and Directors’ Examination Report on Agreed-upon Procedures as of August 21, 2001;

(c) Consolidated Balance Sheet for AFC as of March 31, 2003, and the related Consolidated Statement of Income for the three months ended March 31, 2003; and

(d) Call Reports for the Bank as of the close of business on December 31, 2000, 2001 and 2002, and on March 31, 2003.

The financial statements described in clauses (a) and (c) have been prepared in conformity with GAAP, except as otherwise set forth therein. The reports described in clause (b) and (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements and reports described in clauses (a), (b), (c) and (d) above (collectively, the “AFC Financial Statements”) are complete and correct in all respects and fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of AFC and the AFC Subsidiaries as at the respective dates of and for the periods referred to in the AFC Financial Statements. The AFC Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the AFC Financial Statements misleading in any material respect.

Section 4.8 Books and Records. The books of account, minute books, stock record books and other records of AFC and each AFC Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of AFC and each AFC Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of AFC and the AFC Subsidiaries.

Section 4.9 Title to Properties. AFC and each AFC Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent AFC Financial Statement or on Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the AFC Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 4.9. To the Knowledge of AFC, AFC and each AFC Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not be expected to have a Material Adverse Effect on AFC on a consolidated basis, all buildings and structures owned by AFC and each AFC Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person

Section 4.10 Condition and Sufficiency of Assets. The buildings, structures and equipment of AFC and each AFC Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on AFC on a consolidated basis, the real property, buildings, structures and equipment owned or leased by AFC and each AFC Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that AFC or any AFC Subsidiary purport to own or lease are sufficient for the continued conduct of the business of AFC and each AFC Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11 Loans; Loan Loss Reserve. All loans and loan commitments extended by any AFC Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the “AFC Loans”) were made in accordance with the lending policies of such AFC Subsidiary in the Ordinary Course of Business. The AFC Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such AFC Subsidiary enforceable in accordance with their terms, except (a) for such deficiencies that would not be expected to have a Material Adverse Effect on AFC on a consolidated basis, and (b) as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All such AFC Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and each AFC Subsidiary has complied, and at the Closing will have complied with all Legal Requirements relating to such AFC Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on AFC or any AFC Subsidiary. The allowance for possible loan and lease losses of each AFC Subsidiary is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. None of the AFC Loans is subject to any offset or claim of offset, and the aggregate loan balances in excess of such AFC Subsidiary’s reserve for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms and all uncollectible loans have been charged off, except, in either case, that would not be expected to have a Material Adverse Effect on KNK on a consolidated basis.

Section 4.12 Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 4.12, neither AFC nor any AFC Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the AFC Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest AFC Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of AFC or any AFC Subsidiary, and, to AFC’s Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on AFC on a consolidated basis.

Section 4.13 Taxes. AFC and each AFC Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. AFC and each AFC Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by AFC or any AFC Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of AFC, Threatened against AFC or any AFC Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by AFC or any AFC Subsidiary is presently being conducted or, to the Knowledge of AFC, Threatened by any Regulatory Authority. AFC has delivered to KNK true, correct and complete copies of all Tax Returns previously filed with respect to the last three fiscal years by AFC and each AFC Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for any of AFC or any AFC Subsidiary for any such time period.

Section 4.14 Compliance with ERISA. Except as set forth on Schedule 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by AFC or any AFC Subsidiary or to which AFC or any AFC Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which AFC or any AFC Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of AFC or any AFC Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if AFC or such AFC Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date hereof have been made, and all contributions and premium payments due prior to Closing will be made, by AFC or an AFC Subsidiary, as applicable, on a timely basis.

Section 4.15 Compliance with Legal Requirements. AFC and each AFC Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.15, each of AFC and each AFC Subsidiary is, and at all times since January 1, 2000, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on AFC or any AFC Subsidiary. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by AFC or any AFC Subsidiary of, or a failure on the part of AFC or any AFC Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of AFC or any AFC Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on AFC or any AFC Subsidiary. Except as set forth on Schedule 4.15, neither AFC nor any AFC Subsidiary has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of AFC or any AFC Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.16 Legal Proceedings; Orders.

(a) Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of AFC, Threatened against or affecting AFC or any AFC Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2000, that had, or would reasonably be expected to have, a Material Adverse Effect on AFC on a consolidated basis or that would impair AFC’s ability to consummate any of the Contemplated Transactions, and there is no fact to AFC’s Knowledge that would provide a basis for any other Proceeding or Order. To the Knowledge of AFC, no officer, director, agent or employee of AFC or any AFC Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of AFC or any AFC Subsidiary as currently conducted.

(b) Neither AFC nor any AFC Subsidiary is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2000, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has AFC or any AFC Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.17 Absence of Certain Changes and Events. Except as set forth on Schedule 4.17, since December 31, 2002, AFC and each AFC Subsidiary has conducted its respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each there has not been any:

(a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b) amendment to its articles of incorporation, charter or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing AFC Employee Benefit Plan (as defined below), or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any AFC Employee Benefit Plan;

(e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $50,000;

(f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by AFC or any AFC Subsidiary of more than $50,000 in the aggregate, except for expenses incurred in connection with the proposed branch for Fairview Heights, Illinois, as described in Schedule 4.17;

(h) AFC Loan or commitment to make any AFC Loan other than in the Ordinary Course of Business;

(i) AFC Loan or commitment to make, renew, extend the term or increase the amount of any Loan to any Person if such AFC Loan or any other AFC Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of AFC or any AFC Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.17(i) shall prohibit AFC or any AFC Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

(j) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties except for tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(k) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(l) cancellation or waiver by it of any claims or rights with a value in excess of $50,000;

(m) any investment by it of a capital nature exceeding $15,000 or aggregate investments of a capital nature exceeding $50,000;

(n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of AFC to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $50,000 in aggregate value, except for sales of AFC “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u) hiring of any employee with an annual salary in excess of $30,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(v) agreement, whether oral or written, by it to do any of the foregoing.

Section 4.18 Properties, Contracts and Employee Benefit Plans. Except for Contracts evidencing Loans made by the Bank in the Ordinary Course of Business, Schedule 4.18 lists or describes the following with respect to AFC and each AFC Subsidiary:

(a) all real property owned by AFC and each AFC Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which AFC and each AFC Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of AFC or such AFC Subsidiary;

(b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by AFC or any AFC Subsidiary, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c) each Applicable Contract that involves performance of services or delivery of goods or materials by AFC or any AFC Subsidiary of an amount or value in excess of $50,000;

(d) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of AFC or any AFC Subsidiary in excess of $50,000;

(e) each Applicable Contract not referred to elsewhere in this Section that:

(i) relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or

(ii) materially affects the business or financial condition of AFC or any AFC Subsidiary;

(f) each lease, rental, license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 or with terms of less than one year);

(g) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of AFC or any AFC Subsidiary;

(h) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(i) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by AFC or any AFC Subsidiary with any other Person;

(j) each Applicable Contract containing covenants that in any way purport to restrict the business activity of AFC or any AFC Subsidiary or any Affiliate of any of the foregoing, or limit the ability of AFC or any AFC Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l) the name and annual salary of each director, officer or employee of AFC and each AFC Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by AFC, each AFC Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2002, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m) a summary of each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by AFC or any AFC Subsidiary for the benefit of the officers, directors or employees of AFC or any AFC Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by AFC or any AFC Subsidiary for the benefit of the employees of AFC or any AFC Subsidiary (collectively, the “AFC Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of AFC or any AFC Subsidiary;

(n) the name of each Person who is or would be entitled pursuant to any Contract or AFC Employee Benefit Plan to receive any payment from AFC or any AFC Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o) each holder of a AFC Stock Option and the number of underlying shares to which each such holder may be entitled;

(p) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by AFC or any AFC Subsidiary to be responsible for consequential damages;

(q) each Applicable Contract for capital expenditures in excess of $50,000;

(r) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by AFC or any AFC Subsidiary other than in the Ordinary Course of Business; and

(s) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 4.18 are appended to such Schedule.

Section 4.19 No Defaults. Except as set forth on Schedule 4.19, to the Knowledge of AFC, each Contract identified or required to be identified on Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms. AFC and each AFC Subsidiary is, and at all times since January 1, 2000, has been, in full compliance with all applicable terms and requirements of each Contract under which either AFC or any AFC Subsidiary has or had any obligation or liability or by which AFC or any AFC Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on AFC or any AFC Subsidiary. To the Knowledge of AFC, each other Person that has or had any obligation or liability under any such Contract under which AFC or any AFC Subsidiary has or had any rights is, and at all times since January 1, 2000, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on AFC or any AFC Subsidiary. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give AFC, any AFC Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract. Except in the Ordinary Course of Business with respect to any AFC Loan, neither AFC nor any AFC Subsidiary has given to or received from any other Person, at any time since January 1, 2000, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to AFC or any AFC Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.20 Insurance. Except for insurance under any AFC Employee Benefit Plan, Schedule 4.20 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by AFC or any AFC Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

Section 4.21 Compliance with Environmental Laws. Except as set forth on Schedule 4.21, (i) there are no Proceedings or Orders against AFC or any AFC Subsidiary, or, to the Knowledge of AFC any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (ii) to the Knowledge of AFC, there is no Threatened Proceeding or Order against AFC or any AFC Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; (iii) to the Knowledge of AFC, there is no factual basis for the assertion or commencement of a Proceeding or Order against AFC or is no factual basis for the assertion or commencement of a Proceeding or Order against AFC or any AFC Subsidiary, or any predecessor thereof, with respect to the violation of, or liability under, Environmental Laws; and (iv) to the Knowledge of AFC, there are no pending or Threatened Proceedings or Orders against or involving the assets of AFC or any AFC Subsidiary. For purposes of this Section 4.21 and Section 5.20 herein: “Environmental Laws” means any federal, stat or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of AFC or any AFC Subsidiary that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials. “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air. “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

Section 4.22 Regulatory Filings. AFC and each AFC Subsidiary has filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC and the Commissioner. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.23 Fiduciary Accounts. The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law. None of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.24 Indemnification Claims. To AFC’s Knowledge, no action or failure to take action by any director, officer, employee or agent of AFC or any AFC Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against AFC or any AFC Subsidiary under any agreement with, or the corporate indemnification provisions of, AFC or any AFC Subsidiary, or under any Legal Requirements.

Section 4.25 Insider Interests. Except as set forth on Schedule 4.25, no officer or director of AFC or any AFC Subsidiary, any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with AFC or any AFC Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of AFC or any AFC Subsidiary.

Section 4.26 Brokerage Commissions. None of AFC, any AFC Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.27 Approval Delays. To the Knowledge of AFC, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. The Bank’s CRA rating is “satisfactory” or better.

Section 4.28 Disclosure. Neither any representation nor warranty of AFC in, nor any schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF KNK

KNK hereby represents and warrants to AFC as follows:

Section 5.1 KNK Organization. KNK: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where any failure to qualify would not be expected to have a Material Adverse Effect on KNK on a consolidated basis; (b) is registered with the OTS as a savings and loan holding company under the Home Owners’ Loan Act, as amended (the “HOLA”); and (c) has full power and authority, corporate and otherwise, to operate as a savings and loan holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of KNK and all amendments thereto set forth in the KNK SEC Reports are complete and correct. KNK has no Subsidiaries other than KFS Bank, except as set forth in the KNK SEC Reports.

Section 5.2 Bank Organization. KFS Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. KFS Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where any failure to qualify would not be expected to have a Material Adverse Effect on KNK on a consolidated basis. The copies of the charter and bylaws of KFS Bank and all amendments thereto set forth in Schedule 5.2 are complete and correct.

Section 5.3 Authorization; Enforceability.

(a) KNK has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by KNK, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to stockholder approval, and this Agreement constitutes a legal, valid and binding obligation of KNK enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b) Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws of KNK: (i) prohibits or restricts KNK’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject AFC to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of KNK has unanimously approved the execution of, and performance by KNK of its obligations under, this Agreement.

Section 5.4 No Conflict. Except as set forth on Schedule 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter, the bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or stockholders of, KNK or any KNK Subsidiary; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which KNK or KNK Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the HOLA, the FDI Act, the BHCA, the Securities Act, the Exchange Act, the Illinois Banking Act, the Illinois Statutes, the AMEX Rules and the laws of the state of Delaware. Except for the regulatory approvals referred to in Section 8.1, neither KNK nor any

KNK Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except in either case, where the failure to give such notice or obtain such consent would not be expected to have a Material Adverse Effect on KNK on a consolidated basis.

Section 5.5 KNK Capitalization. The authorized capital stock of KNK at May 13, 2003, consisted of: (a) 3,500,000 shares of common stock, $0.01 par value per share, of which: (i) 932,611 shares were duly issued and outstanding, fully paid and non-assessable; (ii) 817,000 shares were held in the treasury of KNK as of that date; and (iii) 136,250 shares have been reserved for issuance in respect of outstanding stock options that have been or may be granted under existing option plans of KNK by KNK or otherwise; and (b) 500,000 shares of preferred stock, $0.01 par value per share, none of which shares were issued and outstanding. The maximum number of shares of KNK Common Stock that would be outstanding immediately prior to the Effective Time (excluding treasury shares) if all options, warrants, conversion rights and other rights with respect thereto were exercised and the restrictions on any restricted stock were no longer applicable is 1,068,861 shares. To the Knowledge of KNK and except as disclosed in this Agreement or on the KNK Schedules, none of the shares of authorized capital stock of KNK are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth in Schedule 5.5 or the KNK SEC Reports, there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating KNK or any KNK Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of KNK or any KNK Subsidiary. There are no outstanding securities of KNK that are convertible into, or exchangeable for, any shares of KNK’s capital stock, and except as provided in this Section or otherwise disclosed in this Agreement, KNK is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of KNK. None of the shares of KNK Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. KNK does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of KFS Bank and as set forth in Schedule 5.5 or the KNK SEC Reports. Except as disclosed in or permitted by this Agreement or as provided on Schedule 5.5 or the KNK SEC Reports, no shares of KNK capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by KNK or any KNK Subsidiary and no dividends or other distributions payable in any equity securities of KNK or any KNK Subsidiary have been declared, set aside, made or paid to the stockholders of KNK.

Section 5.6 KFS Bank Capitalization. The authorized capital stock of KFS Bank consists, and at the Effective Time will consist, exclusively of 1,750,000 shares of common stock, $0.01 par value per share, all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the “KFS Bank Shares”). Except as set forth on Schedule 5.6, KNK is, and will be on the Closing Date, the record and beneficial owner of 100% of KFS Bank Shares, free and clear of any lien or encumbrance whatsoever. The KFS Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement and as set forth in Schedule 5.6. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of KFS Bank. There are no outstanding securities of KFS Bank that are convertible into, or exchangeable for, any shares of KFS Bank’s capital stock, and KFS Bank is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of KFS Bank. KFS Bank does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth in Schedule 5.6.

Section 5.7 Financial Statements and Reports. True, correct and complete copies of the TFRs for KFS Bank at the close of business on December 31, 2000, 2001 and 2002, and on March 31, 2003 are included in Schedule 5.7, which TFRs have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the TFRs described in the preceding sentence and the financial statements and reports of KNK included with each of the Forms 10-K filed with the SEC for the years ended December 31, 2000, 2001 and 2002 (collectively, the “KNK Financial Statements”) are complete and correct in all respects and fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of KNK and the KNK Subsidiaries at the respective dates of, and for the periods referred to in, the KNK Financial Statements. The KNK Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the KNK Financial Statements misleading in any material respect.

Section 5.8 Books and Records. The books of account, minute books, stock record books and other records of KNK and each KNK Subsidiary are complete and correct in all material respects and have been maintained in accordance with sound business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of KNK and each KNK Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of KNK and the KNK Subsidiaries.

Section 5.9 Title to Properties. KNK and each KNK Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent KNK Financial Statement, the KNK SEC Reports or Schedule 5.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the KNK Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 5.9, to the Knowledge of KNK, KNK and each KNK Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on KNK on a consolidated basis, all buildings and structures owned by KNK and each KNK Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 5.10 Condition and Sufficiency of Assets. The buildings, structures and equipment of KNK and each KNK Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on KNK on a consolidated basis, the real property, buildings, structures and equipment owned or leased by KNK and each KNK Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that KNK or any KNK Subsidiary purport to own or lease are sufficient for the continued conduct of the business of KNK and each KNK Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 5.11 Loan Loss Reserve. All loans and loan commitments extended by KFS Bank and any extensions, renewals or continuations of such loans and loan commitments (the “KNK Loans”) were made in accordance with the lending policies of KFS Bank in the Ordinary Course of Business. The KNK Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to KFS Bank enforceable in accordance with their terms, except (a) for such deficiencies that would not be expected to have a Material Adverse Effect on KNK on a consolidated basis, and (b) as enforceability may be limited by any bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All such KNK Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and KFS Bank has complied, and at the Closing will have complied with, all Legal Requirements relating to such KNK Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on KNK or any KNK Subsidiary. The reserve for possible loan and lease losses of KFS Bank is, and will be on the Closing Date, adequate in all material respects to provide for probable or specific losses, net of recoveries relating to loans previously charged off, and continuous and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. None of the KNK Loans is subject to any material offset or claim of offset, and the aggregate loan balances in excess of KNK’s consolidated reserve for loan and lease losses are based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off, except, in either case, that would not be expected to have a Material Adverse Effect on KNK on a consolidated basis.

Section 5.12 Undisclosed Liabilities; Adverse Changes. Except as set forth in Schedule 5.12 or the KNK SEC Reports, neither KNK nor any KNK Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the KNK Financial Statements, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest KNK Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of KNK or any KNK Subsidiary, and, to KNK’s Knowledge, no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on KNK on a consolidated basis.

Section 5.13 Taxes. KNK and each KNK Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. KNK and each KNK Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by KNK or any KNK Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of KNK, Threatened against KNK or any KNK Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by KNK or any KNK Subsidiary is presently being conducted or, to the Knowledge of AFC, Threatened by any Regulatory Authority. KNK has delivered to AFC true, correct and complete copies of all Tax Returns previously filed with respect to the last three fiscal years by KNK and each KNK Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for any of KNK or any KNK Subsidiary for any such time period.

Section 5.14 Compliance With ERISA. Except as set forth on Schedule 5.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by KNK or any KNK Subsidiary or to which KNK or any KNK Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which KNK or any KNK Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of KNK or any KNK Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if KNK or such KNK Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments due prior to the date hereof have been made, and all contributions and premium payments due prior to Closing will be made by KNK or an KNK Subsidiary, as applicable, on a timely basis.

Section 5.15 Compliance With Legal Requirements. KNK and each KNK Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory

Authorities necessary for the conduct of its respective business. Except as set forth in Schedule 5.15 or the KNK SEC Reports, KNK and each KNK Subsidiary is, and at all times since January 1, 2000, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on KNK or any KNK Subsidiary. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by KNK or any KNK Subsidiary of, or a failure on the part of KNK or any KNK Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of KNK or any KNK Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on KNK or any KNK Subsidiary. Except as set forth on Schedule 5.15 or the KNK SEC Reports, neither KNK nor any KNK Subsidiary has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does KNK have any Knowledge, regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of KNK or any KNK Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section	5.16 Legal Proceedings; Orders.

(a) Schedule 5.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of KNK, Threatened against, affecting or involving KNK or any KNK Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions that would impair KNK’s ability to consummate any of the Contemplated Transactions, and there is no fact to KNK’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of KNK, no officer, director, agent or employee of KNK or any KNK Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of KNK or any KNK Subsidiary as currently conducted.

(b) Neither KNK nor any KNK Subsidiary is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2000, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has KNK or any KNK Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 5.17 Absence of Certain Changes and Events. Since December 31, 2002, except as disclosed in Schedule 5.17 and the KNK SEC Reports (and except in connection with the negotiation and execution and delivery of this Agreement and the consummation of the Contemplated Transactions) (i) KNK and each KNK Subsidiary has conducted its respective business only in the Ordinary Course of Business, and (ii) there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, that have had, or would reasonably be expected to have, a Material Adverse Effect on KNK, impair the ability of KNK to perform its obligations under this Agreement and/or prevent the consummation of the Contemplated Transactions.

Section 5.18 Material Contracts. Except as disclosed in Schedule 5.18 or the KNK SEC Reports, neither KNK nor any KNK Subsidiary is a party to, and none of their respective properties or assets are bound by, (i) any “material contract,” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC; or (ii) any Applicable Contract containing covenants that in any way purport to restrict the business activity of KNK or any KNK Subsidiary or any Affiliate of any of the foregoing, or limit the ability of KNK or any KNK Subsidiary or any Affiliate of any of the foregoing to engage in any line of business or to compete with any Person. Copies of each document, plan or Contract listed and described in Schedule 5.18 are appended to such Schedule.

Section 5.19 No Defaults. Except as set forth in Schedule 5.19, to the Knowledge of KNK, each Contract identified or required to be identified in Schedule 5.18 or in the KNK SEC Reports is in full force and effect and is valid and enforceable in accordance with its terms. KNK and each KNK Subsidiary is, and at all times since January 1, 2000, has been, in full compliance with all applicable terms and requirements of each Contract under which KNK or any KNK Subsidiary has or had any obligation or liability or by which KNK or any KNK Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on KNK or any KNK Subsidiary. To the Knowledge of KNK, each other Person that has or had any obligation or liability under any such Contract under which KNK or any KNK Subsidiary has or had any rights is, and at all times since January 1, 2000, has been in compliance with applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on KNK or any KNK Subsidiary. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give KNK, any KNK Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract. Except in the Ordinary Course of Business with respect to any KNK Loan, neither KNK nor any KNK Subsidiary has given to or received from any other Person, at any time since January 1, 2000, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Contract. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to KNK or any KNK Subsidiary under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 5.20 Compliance with Environmental Laws. Except as set forth on Schedule 5.20, (i) there are no Proceedings or Orders against KNK or any KNK Subsidiary, or, to the Knowledge of KNK, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (ii) to the Knowledge of KNK, there is no Threatened Proceeding or Order against KNK or any KNK Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; (iii) to the Knowledge of KNK, there is no factual basis for the assertion or commencement of a Proceeding or Order against KNK or any KNK Subsidiary, or any predecessor thereof, with respect tot the violation of, or liability under, Environmental Laws; and (iv) to the Knowledge of KNK there are no pending or Threatened Proceedings or Orders against or involving the assets of KNK or any KNK Subsidiary.

Section 5.21 Regulatory Filings. KNK and each KNK Subsidiary has filed in a timely manner all required filings with all Regulatory Authorities, including the SEC, the Federal Reserve, the FDIC and the OTS. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

Section 5.22 Fiduciary Accounts. KFS Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law. None of KFS Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 5.23 Indemnification Claims. To KNK’s Knowledge, no action or failure to take action by any director, officer, employee or agent of KNK or any KNK Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against KNK or any KNK Subsidiary under any agreement with, or the corporate indemnification provisions of, KNK or any KNK Subsidiary, or under any Legal Requirements.

Section 5.24 Insider Interests. Except as set forth on Schedule 5.24 or the KNK SEC Reports, no officer or director of KNK or any KNK Subsidiary, any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with KNK or any KNK Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of KNK or any KNK Subsidiary.

Section 5.25 Brokerage Commissions. None of KNK or any KNK Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 5.26 Approval Delays. To the Knowledge of KNK, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. The CRA Rating of KFS Bank is at least “satisfactory” or better.

Section 5.27 Disclosure. Neither any representation nor of KNK in, nor any schedule to, this Agreement by KNK contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE 6

AFC’S COVENANTS

Section	6.1 Access and Investigation.

(a) KNK and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of AFC and each AFC Subsidiary in accordance with the provisions of this Section. KNK and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of AFC and each AFC Subsidiary and of their respective financial and legal conditions as KNK shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of AFC or any AFC Subsidiary. Upon request, AFC and each AFC Subsidiary will furnish KNK or its Representatives, attorneys’ responses to auditors’ requests for information regarding AFC or such AFC Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by KNK (provided, with respect to attorneys, such disclosure would not result in the waiver by AFC or any AFC Subsidiary of any claim of attorney-client privilege), and will permit KNK and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for AFC or such AFC Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to KNK or its Representatives. No investigation by KNK or any of its Representatives shall affect the representations and warranties made by AFC. This Section shall not require the disclosure of any information the disclosure of which to KNK would be prohibited by any Legal Requirement.

(b) AFC shall allow a representative of KNK reasonably acceptable to AFC to attend as an observer: (i) all meetings of the board of directors of AFC and each AFC Subsidiary; and (ii) all meetings of the committees thereof, except for any such meeting if and to the extent that any amendment to this Agreement or the merits of any Acquisition Transaction described in Section 6.7 is discussed; or AFC is advised by its counsel that the participation by such observer would result in a waiver of AFC’s attorney-client privilege. AFC shall give reasonable notice to KNK of any such meeting and, if known, the agenda for or business to be discussed at such meeting. AFC shall provide to KNK all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors. It is understood by the parties that KNK’s representative will not have any voting rights with respect to matters discussed at these meetings and that KNK is not managing the business or affairs of AFC. All information obtained by KNK at these meetings shall be treated in confidence.

Section 6.2 Operation of AFC and AFC Subsidiaries. Except with the prior written consent of KNK, between the date of this Agreement and the Closing Date, AFC will, and will cause each AFC Subsidiary, to

(a) conduct its business only in the Ordinary Course of Business;

(b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) confer with KNK concerning operational matters of a material nature;

(d) enter into loan and deposit transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower or depositor, as the case may be, from competitive sources in arm’s-length transactions;

(e) consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

(f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g) not buy or sell any security held, or intended to be held, for investment, but such restriction shall not affect the buying and selling by the Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by the Bank as of the date of this Agreement;

(h) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

(i) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

Section 6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, and as contemplated by Schedule 4.17, between the date of this Agreement and the Closing Date, AFC will not, and will cause each AFC Subsidiary not to, without the prior written consent of KNK, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur.

Section 6.4 Subsequent AFC Financial Statements. As soon as available after the date hereof, AFC will furnish KNK copies of the quarterly unaudited consolidated balance sheets and consolidated statements of income of AFC prepared for its internal use, and the Bank’s Call Reports for each quarterly period completed after March 31, 2003, and all other financial reports or statements submitted after the date hereof by AFC or the Bank to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent AFC Financial Statements”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent AFC Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent AFC Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent AFC Financial Statements misleading in any material respect.

Section 6.5 Title to Real Estate. As soon as practical after the date hereof, but in any event no later than sixty days after the date hereof, AFC shall obtain at its own expense and deliver to KNK, with respect to all real estate owned by AFC or the Bank (the “AFC Real Estate”), an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to KNK, showing fee simple title in AFC or the Bank in such real estate subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent AFC Financial Statement or on Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the AFC Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

Section 6.6 Advice of Changes. Between the date of this Agreement and the Closing Date, AFC will promptly notify KNK in writing if AFC or any AFC Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of AFC’s representations and warranties as of the date of this Agreement, or if AFC or any AFC Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, AFC will promptly deliver to KNK a supplement to the Schedules specifying such change. During the same period, AFC will promptly notify KNK of the occurrence of any Breach of any covenant of AFC in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.7 Other Offers.

(a) Until such time, if any, as this Agreement is terminated pursuant to Article 11, AFC will not, and will cause each AFC Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than KNK) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving AFC or any AFC Subsidiary. Notwithstanding the foregoing in this Section, AFC may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of AFC determines, in good faith, that the exercise of its fiduciary duties to AFC’s shareholders under applicable law, as advised in writing by its counsel, requires it to take such action, and, provided further, that AFC may not, in any event, provide to such third party any information which it has not provided to KNK. AFC shall promptly notify KNK orally, confirmed in writing, in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

(b) “Acquisition Transaction” shall, with respect to AFC, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either AFC or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a “Significant Subsidiary”), of AFC; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either AFC or any Significant Subsidiary of AFC; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either AFC or any Significant Subsidiary of AFC; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of AFC; (v) a public proxy or consent solicitation made to shareholders of AFC seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of AFC; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to AFC or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

Section 6.8 Voting Agreement. Concurrently with the execution and delivery of this Agreement, AFC shall deliver to KNK a voting agreement in the form of Exhibit D, signed by all directors of AFC and the Bank who are holders of AFC Common Stock, other than Gary Davis, whose signature shall be delivered as promptly as possible after the execution of this Agreement.

Section 6.9 Shareholders’ Meeting. AFC shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. AFC shall mail to its shareholders at least twenty Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus (as defined below), which shall include a copy of this Agreement and a copy of Sections 11.65 and 11.70 of the IBCA governing the rights of dissenting shareholders. Subject to its fiduciary duties, AFC and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of AFC.

Section 6.10 Information Provided to KNK. AFC agrees that the information concerning AFC or any AFC Subsidiary that is provided or to be provided by AFC to KNK for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus, or any amendment thereof or supplement thereto, at the time of the meeting of AFC’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, AFC shall have no responsibility for the truth or accuracy of any information with respect to KNK or any KNK Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.11 Termination of Employee Benefit Plans. To the extent permitted by applicable Legal Requirements, upon the written request of KNK, AFC shall take such action as may be necessary to terminate any AFC Employee Benefit Plan of AFC or any AFC Subsidiary on or before the Closing on terms reasonably acceptable to KNK; provided, however, that AFC or the Bank shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

Section 6.12 Accounting and Other Adjustments. AFC agrees that it shall, and shall cause each AFC Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of KNK, on a consolidated basis after the Effective Time, in any case as KNK shall reasonably request, provided, however, that neither AFC nor any AFC Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as AFC shall have received reasonable assurances that all conditions precedent to AFC’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

Section 6.13 Capital Stock.

(a) Except as otherwise permitted in or contemplated by this Agreement and without the prior written consent of KNK, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, AFC shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of AFC Common Stock or any other capital stock of AFC, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock, other than pursuant to the AFC Stock Option Plan, the aggregate number of shares of AFC Common Stock covered by all existing grants being no more than 45,000 shares. No additional shares of AFC Common Stock shall become subject to new grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.

(b) AFC shall take such action necessary to ensure that all AFC Stock Options have been exercised for shares of AFC Common Stock or have been extinguished prior to the Closing, such that no AFC Stock Options are outstanding at the Effective Time.

ARTICLE 7

KNK’S COVENANTS

Section 7.1 Access and Investigation.

(a) AFC and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of KNK and each KNK Subsidiary in accordance with the provisions of this Section. AFC and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of KNK and each KNK Subsidiary and of their respective financial and legal conditions as AFC shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere materially with the normal operations of KNK or any KNK Subsidiary. Upon request, KNK and each KNK Subsidiary will furnish AFC or its Representatives, attorneys’ responses to auditors’ requests for information regarding KNK or such KNK Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by AFC (provided, with respect to attorneys, such disclosure would not result in the waiver by KNK or the Bank of any claim of attorney-client privilege), and will permit AFC and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for KNK or such KNK Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to AFC or its Representatives. No investigation by AFC or any of its Representatives shall affect the representations and warranties made by KNK. This Section shall not require the disclosure of any information the disclosure of which to AFC would be prohibited by any Legal Requirement.

(b) KNK shall allow a representative of AFC to attend as an observer: (i) all meetings of the board of directors of KNK and each KNK Subsidiary; and (ii) all meetings of the committees thereof, except for any such meeting if and to the extent that any of the Contemplated Transactions is discussed; or KNK is advised by its counsel that the participation by such observer would result in a waiver of KNK’s attorney-client privilege. KNK shall give reasonable notice to AFC of any such meeting and, if known, the agenda for or business to be discussed at such meeting. KNK shall provide to AFC all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors. It is understood by the parties that AFC’s representative will not have any voting rights with respect to matters discussed at these meetings and that AFC is not managing the business or affairs of KNK. All information obtained by AFC at these meetings shall be treated in confidence.

Section 7.2 Carry on in Regular Course. KNK and each KNK Subsidiary shall carry on its business diligently and substantially in the same manner as is presently being conducted and shall not make or institute any unusual or material change in its methods of doing business without the prior written consent of AFC, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, subject to any stockholder approval required by the DGCL or its certificate of incorporation, KNK shall be permitted to amend its certificate of incorporation as described on Exhibit E, and to amend and restate its bylaws so long as such amendment and restatement would not be expected to have a Material Adverse Effect on the rights of AFC’s shareholders as stockholders of KNK after the Effective Time.

Section 7.3 Subsequent KNK Financial Statements; Securities Reports. As soon as available after the date hereof, KNK will furnish AFC copies of the quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in stockholders’ equity, of KNK prepared for its internal use, and KFS’s TFR Reports for each quarterly period completed after March 31, 2003, and all other financial reports or statements submitted after the date hereof by KNK or KFS Bank to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent KNK Financial Statements”). Without limitation of the foregoing, as soon as available, if at all, KNK will deliver to AFC complete copies of any reports filed with the SEC after March 31, 2003 (collectively, the “SEC Filings”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent KNK Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent KNK Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent KNK Financial Statements misleading in any material respect. The SEC Filings will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

Section 7.4 Advice of Changes. Between the date of this Agreement and the Closing Date, KNK will promptly notify AFC in writing if KNK or any KNK Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of KNK’s representations and warranties as of the date of this Agreement, or if KNK or any KNK Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, KNK will promptly deliver to AFC a supplement to the Schedules specifying such change. During the same period, KNK will promptly notify AFC of the occurrence of any Breach of any covenant of KNK in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 7.5 Stockholders’ Meeting. KNK shall cause a meeting of its stockholders for the purpose of acting upon this Agreement, and, in KNK’s discretion, for the purpose of amending and restating its certificate of incorporation and bylaws as set forth herein, to be held at the earliest practicable date after the Registration Statement has been declared effective by the SEC. KNK shall mail to its stockholders at least twenty Business Days prior to such meeting, notice of such meeting together with the Proxy Statement-Prospectus, which shall include a copy of this Agreement. Subject to its fiduciary duties, KNK and its board of directors shall recommend to stockholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the stockholders of KNK.

Section 7.6 Information Provided to KNK. KNK agrees that none of the information concerning KNK or any KNK Subsidiary that is provided or to be provided by KNK to AFC for inclusion or that is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus, or any amendment thereof or supplement thereto, at the time of the meeting of KNK’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, KNK shall have no responsibility for the truth or accuracy of any information with respect to AFC or any AFC Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement-Prospectus or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.7 Indemnification. Except as may be limited by applicable Legal Requirements, KNK shall honor any of AFC’s obligations in respect of indemnification and advancement of expenses currently provided by AFC in its articles of incorporation in favor of the current and former directors and officers of AFC and the Bank for not less than three years from the Effective Time with respect to matters occurring prior to the Effective Time. Notwithstanding any provision of Section 6.2 to the contrary, AFC shall be permitted to purchase an extension of its current policy (tail coverage) providing coverage for any claims made prior to the third anniversary of the Effective Time against AFC’s directors and officers.

Section 7.8 Employee Benefits. KNK agrees that all former employees of AFC or the Bank who become employees of KNK or any of its Subsidiaries shall receive credit for their past service with AFC or the Bank for purposes of eligibility and vesting under KNK’s profit sharing plan.

Section 7.9 Authorization and Reservation of KNK Common Stock. The board of directors of KNK shall, as of the date hereof, authorize and reserve the maximum number of shares of KNK Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 7.10 Stock Exchange Listing. KNK shall use its Best Efforts to list on the American Stock Exchange, subject to official notice of issuance, the shares of KNK Common Stock to be issued in the Merger.

Section 7.11 Dividends. The parties hereto acknowledge that KNK may declare and pay dividends or other distributions or payments in respect of shares of its capital stock in the Ordinary Course of Business. The parties further acknowledge that KNK may issue warrants to its stockholders; provided, however, that any such issuance shall, upon consummation of the Merger, include the shareholders of AFC as if their shares of AFC Common Stock had been exchanged for shares of KNK Common Stock in accordance with the provisions of Article 3; and provided, further that the exercise price of any such warrants shall be no less than the closing price for KNK Common Stock as reported by AMEX on the Business Day immediately preceding the record date fixed to determine the stockholders entitled to receive such warrants.

Section 7.12 KNK Board. Immediately following the Closing, KNK shall expand its board of directors to seven members, and KNK’s board shall take such action necessary to appoint as directors Thomas A. Daiber and an individual nominated by AFC, which nominee shall be acceptable to KNK in its sole discretion.

ARTICLE 8

COVENANTS OF ALL PARTIES

Section 8.1 Regulatory Approvals. By no later than thirty days after the date of this Agreement, KNK shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the OTS pursuant to the HOLA; (c) the Commission pursuant to the Illinois Banking Act; (d) the FDIC pursuant to the FDI Act; and (e) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. KNK shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, AFC and its counsel shall be provided with the opportunity to comment thereon, and KNK agrees promptly to advise AFC and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings.

Section 8.2 SEC Registration. By no later than forty-five days after the date of this Agreement, KNK shall file with the SEC a registration statement on an appropriate form under the Securities Act covering the shares of KNK Common Stock to be issued pursuant to this Agreement and shall use all reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the “Registration Statement”). The Registration Statement shall include a proxy statement-prospectus prepared by KNK and AFC (the “Proxy Statement-Prospectus”), for use in connection with the meetings of the stockholders of KNK and the shareholders of AFC referred to in Section 6.9 and Section 7.5, respectively, all in accordance with the rules and regulations of the SEC. KNK shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of KNK Common Stock to shareholders of AFC. In advance of any filing made under this Section, KNK and AFC and their respective counsel shall be provided with the opportunity to comment thereon, and KNK and AFC each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings.

Section 8.3 Necessary Approvals. KNK and AFC agree that KNK’s counsel will have primary responsibility for preparation of the Registration Statement and KNK will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of KNK and AFC and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.4 Additional Agreements. Concurrently with the execution and delivery of this Agreement, (a) KNK shall deliver to AFC a counterpart to the Employment Agreement, duly executed by KNK, and AFC shall deliver to KNK a counterpart to the Employment Agreement, duly executed by Thomas A. Daiber; and (b) KNK shall deliver to AFC counterparts to each of the Change of Control Agreements, each duly executed by KNK, and AFC shall deliver to KNK counterparts to each of the Change of Control Agreements, duly executed by each of Bryan L. Marsh and Brad Rench.

Section 8.5 Customer and Employee Relationships. Each of KNK and AFC agrees that its respective Representatives may jointly:

(a) participate in meetings or discussions with officers and employees of AFC and KNK and their Subsidiaries in connection with employment opportunities with KNK after the Effective Time; and

(b) contact Persons having dealings with AFC or KNK or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by KNK after the Effective Time.

Section 8.6 Expenses. Except as otherwise provided herein, all costs and expenses incurred by a party to this Agreement shall be borne by such party, including the fees of their respective accountants and attorneys.

Section 8.7 Publicity. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

Section 8.8 Best Efforts; Cooperation. Each of KNK and AFC agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither KNK nor AFC will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of KNK and AFC will, and will cause each KNK Subsidiary and AFC Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF KNK

The obligations of KNK to consummate the Contemplated Transactions and to take the other actions required to be taken by KNK at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by KNK, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. All of the representations and warranties of AFC set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on AFC on a consolidated basis or on KNK’s rights under this Agreement.

Section 9.2 AFC’s Performance. AFC shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect on AFC on a consolidated basis or on KNK’s rights under this Agreement.

Section 9.3 Documents Satisfactory. All proceedings, corporate or other, to be taken by AFC in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for KNK.

Section 9.4 Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the stockholders of KNK and the shareholders of AFC.

Section 9.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against AFC or any AFC Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on AFC or its shareholders or KNK’s rights under this Agreement.

Section 9.6 Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on AFC or any AFC Subsidiary.

Section 9.7 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to KNK, and all applicable waiting periods shall have expired.

Section 9.8 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.9 Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 9.10 Dissenting Shares. The total number of Dissenting Shares shall be no greater than five percent (5%) of the number of shares of AFC Common Stock issued and outstanding immediately prior to the Effective Time.

Section 9.11 Additional Agreements. Each of the Employment Agreement and Change of Control Agreements shall be in full force and effect, and each of Thomas A. Daiber, Bryan L. Marsh and Brad Rench shall be an employee of AFC.

Section 9.12 Tax Opinion. KNK and AFC shall have received the opinion described in Section 10.10 hereof.

Section 9.13 Minimum Shareholders’ Equity. AFC’s Adjusted Shareholders’ Equity (as calculated immediately prior to the Closing Date) shall not be less than its Adjusted Shareholders’ Equity as of March 31, 2003.

Section 9.14 AFC Capitalization. There shall be no AFC Stock Options outstanding, and the authorized and outstanding capital stock of AFC shall consist exclusively of no more than 528,826 shares of AFC Common Stock.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF AFC

AFC’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by AFC at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by AFC, in whole or in part):

Section 10.1 Accuracy of Representations and Warranties. All of the representations and warranties of KNK set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on KNK on a consolidated basis or on AFC’s rights under this Agreement.

Section 10.2 KNK’s Performance. KNK shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect on KNK on a consolidated basis or on AFC’s rights under this Agreement.

Section 10.3 Documents Satisfactory. All proceedings, corporate or other, to be taken by KNK in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for AFC.

Section 10.4 Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the stockholders of KNK and the shareholders of AFC.

Section 10.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against KNK or any KNK Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on KNK or its stockholders or AFC’s rights under this Agreement.

Section 10.6 Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on KNK or any KNK Subsidiary.

Section 10.7 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to AFC, and all applicable waiting periods shall have expired.

Section 10.8 No Prohibitions. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 10.9 Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 10.10 Tax Opinion. At KNK’s expense, KNK and AFC shall have received a written opinion of McGladrey & Pullen, LLP, in form and substance reasonably satisfactory to KNK and AFC, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that: (i) the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code; (ii) no gain or loss will be recognized by AFC as a result of the merger; and (iii) no gain or loss will be recognized by the shareholders of AFC who exchange all their AFC common stock solely for KNK common stock pursuant to the merger (except with respect to any cash paid in lieu of fractional shares or in respect of Dissenting Shares).

ARTICLE 11

TERMINATION

Section 11.1 Reasons for Termination and Abandonment. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a) by mutual consent of the boards of directors of KNK and AFC;

(b) by KNK if: (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of KNK to comply with its obligations under this Agreement); and (ii) KNK has not waived such condition on or before the Closing Date;

(c) by AFC if: (i)(A) any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of AFC to comply with its obligations under this Agreement), and (B) AFC has not waived such condition on or before the Closing Date; or (ii) the board of directors of AFC shall have approved or recommended to the shareholders of AFC any Acquisition Transaction (other than the Contemplated Transactions) or shall have resolved to do so; provided, however, that the effectiveness of any such termination pursuant to this clause (ii) shall be effective only upon receipt by KNK of the amounts then due to it pursuant to Section 11.3.

(d) by either KNK or AFC if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by April 1, 2004, or such later date as the parties may agree (the “Termination Date”).

Section 11.2 Effect of Termination. Except as provided in Section 11.3, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of KNK, AFC or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Section 11.3, nothing herein shall relieve any party from liability for the Breach of any of its representations and warranties or the Breach of any of its covenants or agreements set forth in this Agreement.

Section 11.3 Expenses.

(a) Except as provided below, all Expenses (as defined below) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses” as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder and shareholder approvals and all other matters related to the consummation of the Merger.

(b) If this Agreement is terminated by: (i) KNK because AFC committed a Breach of its obligations under this Agreement, unless such Breach is a result of the failure by KNK to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder; (ii) KNK or AFC because AFC’s shareholders fail to approve the Contemplated Transactions and this Agreement on or before the Termination Date; or (iii) by AFC pursuant to clause (ii) of Section 11.1(c) (in each case described in clauses (i), (ii) or (iii), an “AFC Termination”), and provided KNK is in material compliance with all of its material obligations under this Agreement, then AFC shall pay to KNK, upon its written demand, an amount equal to the sum of KNK’s actually and reasonably incurred Expenses, but not in excess of $500,000, plus an amount equal to $300,000. Such sums shall constitute liquidated damages and the receipt thereof shall be KNK’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by AFC or such failure to approve. In addition to these payments, if there is an AFC Termination, and within twelve months after the termination of this Agreement AFC enters into a Contract with any party other than KNK providing for any Acquisition Transaction, then AFC shall pay to KNK, upon its written demand, the additional sum of $500,000; provided, however, that the provisions of this Section shall in no way limit KNK’s rights against any such third party.

(c) If this Agreement is terminated by: (i) AFC because KNK committed a Breach of its obligations under this Agreement, unless such Breach is a result of the failure by AFC to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder; or (ii) AFC or KNK because KNK’s stockholders fail to approve the Contemplated Transactions and this Agreement on or before the Termination Date, and provided that AFC is in material compliance with all of its material obligations under this Agreement, KNK shall pay to AFC, upon its written demand, an amount equal to the sum of AFC’s actually and reasonably incurred Expenses, but not in excess of $200,000 plus an amount equal to $300,000. Such sums shall constitute liquidated damages and the receipt thereof shall be AFC’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by KNK or such failure to approve.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2 Assignments, Successors and No Third Party Rights. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, other than Section 7.7, which is intended to be for the benefit of the individuals covered thereby.

Section 12.3 Waiver. Except as provided in Section 11.3, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.4 Confidentiality. Between the date of this Agreement and the Closing Date, each of KNK and AFC will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 12.5 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

If to KNK, to:

Kankakee Bancorp, Inc.

310 South Schuyler Avenue

P.O. Box 3

Kankakee, Illinois 60901-0003

Telephone: (815) 937-4440

Telecopier: (815) 937-3674

Attention: Mr. Michael A. Griffith, Chairman

with copies to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC

333 West Wacker Drive, Suite 2700

Chicago, Illinois 60606

Telephone: (312) 984-3100

Telecopier: (312) 984-3193

Attention: John E. Freechack, Esq.

If to AFC, to:

Aviston Financial Corporation

101 S. Page Street

P.O. Box 115

Aviston, Illinois 62216

Telephone: (618) 228-7215

Telecopier: (618) 228-7363

Attention: Mr. Thomas A. Daiber

with copies to:

Thompson & Coburn LLP

One US Bank Plaza, Suite 3400

St. Louis, Missouri 63101

Telephone: (314) 552-6000

Telecopier: (314) 552-7000

Attention: Thomas A. Litz, Esq.

or to such other Person or place as AFC shall furnish to KNK or KNK shall furnish to AFC in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

Section 12.6 Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, and that certain Confidentiality Agreement dated as of May 6, 2003, between KNK and AFC, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.7 Modification. This Agreement may not be amended except by a written agreement signed by each of AFC and KNK. Without limiting the foregoing, AFC and KNK may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of AFC and the stockholders of KNK shall affect the rights of AFC’s shareholders or KNK’s stockholders, respectively in any manner which is materially adverse to such Persons.

Section 12.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.9 Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.10 Survival. The representations, warranties and covenants contained herein shall not survive beyond the Closing.

Section 12.11 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ATTEST		KANKAKEE BANcORP, INC.

By:	/s/ LYNN O’BRIEN	By:	/s/ KEITH M. ROSELAND
Name:	Lynn O’Brien	Name:	Keith M. Roseland
Title:	Secretary	Title:	Vice President

ATTEST		AVISTON FINANCIAL CORPORATION

By:	/s/ BRYAN L. MARSH	By:	/s/ THOMAS A. DAIBER
Name:	Bryan L. Marsh	Name:	Thomas A. Daiber
Title:	Secretary/Treasurer	Title:	Chairman, President and CEO

APPENDIX B

ILLINOIS DISSENTERS’ RIGHTS LAW

UNDER THE ILLINOIS BUSINESS CORPORATION ACT OF 1983

5/11.65. RIGHT TO DISSENT

SECTION 11.65. Right to dissent. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of such shares;

(ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c) A record owner of shares may assert dissenters’ rights as to fewer than all the shares recorded in such person’s name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters’ rights as to shares held on such person’s behalf only if the beneficial owner submits to the corporation the record owner’s written consent to the dissent before or at the same time the beneficial owner asserts dissenters’ rights.

5/11.70. PROCEDURE TO DISSENT

SECTION 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenters’ rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters’ rights, a shareholder may assert dissenter’s rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation’s latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation’s statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation’s statement of value, shall notify the corporation in writing of the shareholder’s estimated fair value and amount of interest due and demand payment for the difference between the shareholder’s estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j) As used in this Section:

(1) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under Delaware law, a Delaware corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification will be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for his or her expenses which the Court of Chancery or such other court shall deem proper.

Indemnification under Delaware law is not exclusive of other rights to indemnification to which a person may be entitled under the corporation’s certificate of incorporation, by-laws or any contractual agreement. Unless otherwise specified when authorized or ratified, the indemnification provided for under Delaware law continues as to a person who ceases to be a director, officer, employee or agent of the corporation.

Delaware law permits a corporation to purchase insurance on behalf of its directors, officers, employees and agents (or those holding such positions with another enterprise at the request of the corporation) against liabilities arising out of their positions, whether or not such liabilities would be within the above described indemnification provisions.

Kankakee Bancorp has agreed to honor any of Aviston Financial’s obligations in respect of indemnification currently provided by Aviston Financial in its articles of incorporation in favor of the current and former officers and directors and directors of Aviston Financial and the State Bank of Aviston for at least three years from the effective time of the merger with respect to matters occurring prior to the merger. In addition, Aviston Financial is permitted to purchase an extension of its current insurance policy providing coverage for any claims against its directors and officers made prior to the third anniversary of the effective time of the merger.

Kankakee Bancorp’s certificate and by-laws provide for the indemnification of its directors and officers, and of any person serving at the request of Kankakee Bancorp as a director, officer or partner of another enterprise, to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Kankakee Bancorp under the provisions described above, Kankakee Bancorp has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, pursuant to the merger of Aviston Financial Corporation into Kankakee Bancorp, Inc. This document is filed as Appendix A to the joint proxy statement-prospectus forming a part of this Registration Statement.

3.1	Certificate of Incorporation of Kankakee Bancorp, Inc.(1)

3.3	By-laws of Kankakee Bancorp, Inc.(1)

4.1	Form of Rights Agreement of Kankakee Bancorp, Inc.(2)

5.1	Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC regarding legality of Kankakee Bancorp, Inc. Common Stock to be issued in the Merger.*

8.1	Opinion of RSM McGladrey, Inc., regarding material Federal income tax consequences of the merger.*

10.1	Stock Option Plan(3)

10.2	Management Recognition Plan and Trusts(3)

10.3	Employee Stock Ownership Plan(1)

10.4	Money Purchase Pension Plan(1)

10.5	401(k) Plan(1)

10.6	Kankakee Bancorp, Inc. Bank Incentive Plan and Trust(4)

10.7	Form of Employment Agreement between Thomas A. Daiber and Kankakee Bancorp, Inc.*

10.8	Form of Change of Control Agreement between each of Bryan L. Marsh and Brad Rench and Kankakee Bancorp, Inc.*

10.9	Form of Change of Control Agreements for Carol S. Hoekstra and Terry L. Ralston.(5)

10.10	Consulting Agreement between Kankakee Bancorp, Inc. and Larry D. Huffman.*

10.11	Employment Agreement between Kankakee Bancorp, Inc. and James M. Lindstrom.

10.12	Kankakee Bancorp, Inc. 2003 Stock Incentive Plan.(6)

10.13	Business Loan Agreement between Kankakee Bancorp, Inc. and LaSalle Bank National Association.*

10.14	Master Repurchase Agreement between Kankakee Bancorp, Inc. and Salomon Smith Barney, Inc.*

10.15	Consulting Agreement between Kankakee Bancorp, Inc. and Ronald J. Walters.*

13.1	Kankakee Bancorp, Inc.’s Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission on March 26, 2003.*

13.2	Kankakee Bancorp, Inc.’s Quarterly Report to Stockholders on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2003.*

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Hauk, Fasani, Ramsey, Kruse & Co. P.C.

23.3	Consent of RSM McGladrey, Inc. (included in Exhibit 8.1).*

23.4	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg (included in Exhibit 5.1).*

24.1	Power of Attorney.*

99.1	Form of Proxy to be delivered to the stockholders of Kankakee Bancorp, Inc.*

99.2	Form of Proxy to be delivered to the stockholders of Aviston Financial Corporation.*

99.3	Consent of Thomas A. Daiber to be named as future director of Kankakee Bancorp, Inc.

99.4	Consent of S. Kris Jakel to be named as a future director of Kankakee Bancorp, Inc.

99.5	Consent of Michael J. Hejna to be named as a future director of Kankakee Bancorp, Inc.

*	Previously filed.
(1)	Filed on September 11, 1992, as exhibits to Kankakee Bancorp’s Registration Statement No. 33-51950 on Form S-1. Such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.
(2)	Filed on May 21, 1999, as an exhibit to Kankakee Bancorp’s Form 8-K. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.
(3)	Filed on March 19, 1993, as exhibits to Kankakee Bancorp’s Annual Report on Form 10-K. Such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.
(4)	Filed on March 30, 1994, as an exhibit to Kankakee Bancorp’s Annual Report on Form 10-K. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.
(5)	Filed on October 23, 2001, as an exhibit to Kankakee Bancorp’s Form 8-K. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.
(6)	Filed on May 1, 2003, as an exhibit to Kankakee Bancorp’s Form 8-K. Such previously filed document is hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a) To file during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to, and meeting the requirements of, Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement-prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Kankakee Bancorp, Inc. has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kankakee, State of Illinois, this 30th day of July, 2003.

KANKAKEE BANCORP, INC.

By:	/s/ CAROL S. HOEKSTRA
Carol S. Hoekstra Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed on July 30, 2003, by the following persons in their capacities indicated.

Signature	Capacity

/s/ CAROL S. HOEKSTRA Carol S. Hoekstra	Executive Vice President and Principal Executive Officer

/s/ THOMAS G. HENRY Thomas G. Henry	Vice President, Controller and Principal Accounting Officer

/s/ JAMES M. LINDSTROM James M. Lindstrom	Chief Financial Officer and Principal Financial Officer

S-1

Signature	Capacity

* Michael A. Griffith	Chairman of the Board of Directors

* Brenda Baird	Director

* William Cheffer	Director

* Mark L. Smith	Director

* Wesley E. Walker	Director

* Signed pursuant to power of attorney

By:	/s/ CAROL S. HOEKSTRA
Carol S. Hoekstra

S-2